SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                     the Securities and Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           LUKENS MEDICAL CORPORATION
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

                           LUKENS MEDICAL CORPORATION
--------------------------------------------------------------------------------

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

    1) Title of each class of securities to which transaction applies:
       COMMON STOCK, $.01 PAR VALUE

    2) Aggregate number of securities to which  transaction  applies:
       3,150,859 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:
       $4.00 FOR THE COMMON STOCK,  PAR VALUE $.01 PER SHARE

    4) Proposed maximum aggregate value of transaction: $
       12,603,436.00

   (5) Amount of filing fee:
       $2,520.69

[X] Fee paid previously with preliminary materials.

[X] Check  box  if  any  part of the fee is offset as provided  by Exchange  Act
    Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

         1)       Amount previously paid: $2,474.69
                                          --------------------------------------
2)       Form, schedule or registration statement no.: Schedule 14A
                                                       -------------------------
         3)       Filing Party:  Lukens Medical Corporation
                                 -----------------------------------------------
         4)       Date Filed:    June 3, 1998
                                 -----------------------------------------------

                           LUKENS MEDICAL CORPORATION
                         3820 Academy Parkway North, NE
                          Albuquerque, New Mexico 87109

                                                                 _________, 1998

To Our Stockholders:

                  You are cordially invited to attend a Special Meeting of Stockholders of Lukens Medical Corporation (the "Company") to be held at 10:00 a.m. local time on September 23, 1998 at ___________________, New York, New York.

                  At this important meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 28, 1998, among Medisys PLC ("Medisys"), a Scottish public limited company, LMC Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Medisys, and the Company pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and wholly owned by Medisys. If the proposed Merger is consummated, the Company's stockholders will be entitled to receive $4.00 in cash for each share of Common Stock of the Company, par value $.01 per share ("Lukens Common Stock") owned by such stockholders.

                  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company, as more fully described in the accompanying Proxy Statement in the section entitled "Voting at the Special Meeting -- Record Date; Vote Required."

                  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED OF THE TERMS OF THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                  Sands Brothers & Co., Ltd., a financial advisor to the Company, has rendered a written opinion to the Board of Directors of the Company that as of the date of the Merger Agreement, the consideration to be received by each stockholder of the Company in connection with the Merger pursuant to the Merger Agreement is fair from a financial point of view to the Company and to such stockholders. A copy of such opinion is attached as Annex B to the Proxy Statement and should be read in its entirety by the holders of Common Stock.

                  Important information regarding the Company and the proposed Merger is included in the enclosed Proxy Statement which contains a more complete description of the proposed Merger and the background thereof. You are urged to read the Proxy Statement carefully.

                  Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date your proxy card and return it in the enclosed envelope. If you do attend, you will be entitled to vote in person, and such vote will revoke your proxy.

                                   Sincerely,

                                   -------------------------------------
                                   Robert S. Huffstodt
                                   President and Chief Executive Officer

                           LUKENS MEDICAL CORPORATION
                         3820 Academy Parkway North, NE
                          Albuquerque, New Mexico 87109


                  NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of Lukens Medical Corporation, a Delaware corporation (the "Company"), will be held at ______________________ New York, New York on September 23, 1998 at 10:00 a.m. (local time) to (i) consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of April 28, 1998 (the "Merger Agreement"), by and among the Company, Medisys PLC ("Medisys"), a Scottish public limited company and LMC Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Medisys, providing for a merger (the "Merger") pursuant to which Merger Sub will be merged with and into the Company, and each share of Common Stock, par value $.01 per share of the Company (the "Lukens Common Stock") issued and outstanding immediately prior to the effective date of the Merger (the "Effective Date"), other than dissenting shares and shares held by Medisys and its subsidiaries, will be converted into the right to receive, and will be exchangeable for, $4.00 in cash, without any interest thereon; and (ii) transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof. A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement.

                  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, TAKEN AS A WHOLE, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER BY THE COMPANY'S STOCKHOLDERS.

                  All stockholders are cordially invited to attend the Special Meeting. Only stockholders of record at the close of business on August 14, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. The affirmative vote of a majority of the shares of the Lukens Common Stock outstanding on such record date is necessary to approve the Merger. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING.

                  If the Merger is approved by the stockholders of the Company at the Special Meeting and the Merger becomes effective, holders of Lukens Common Stock who comply with the requirements of Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex C to the accompanying Proxy Statement, will be entitled to dissenters' rights with respect to their shares. See "Dissenters' Rights" in the accompanying Proxy Statement for a description of the procedures to be followed to perfect dissenters' rights.

                      BY ORDER OF THE BOARD OF DIRECTORS


                      ----------------------------------------------------------
                      Robert S. Huffstodt, President and Chief Executive Officer

Dated:               , 1998
        ------------

                           LUKENS MEDICAL CORPORATION

                         3820 Academy Parkway North, NE
                          Albuquerque, New Mexico 87109

                                ------------------

                                 PROXY STATEMENT

                                       FOR

                                ------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 23, 1998

                  This Proxy Statement is being furnished to the holders of Common Stock, par value $.01 per share ("Lukens Common Stock"), of Lukens Medical Corporation ("Lukens" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the special meeting of the stockholders of the Company to be held at 10:00 a.m., local time, on September 23, 1998 at _______________________, New York, New
York, and at any adjournment or postponement thereof (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 28, 1998, among Medisys PLC ("Medisys"), a Scottish public limited company, LMC Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Medisys, and the Company pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and wholly owned by Medisys. If the proposed Merger is consummated, the Company's stockholders will be entitled to receive $4.00 in cash for each share of Lukens Common Stock owned by such stockholders.

                  This Proxy Statement is dated _________________, 1998 and is, along with the accompanying form of proxy, first being distributed to the stockholders of the Company on or about such date.

                              AVAILABLE INFORMATION

                  Lukens is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files periodic reports, proxy and information statements and other information with the SEC. Lukens' registration statements (including exhibits thereto), as well as such reports, proxy and information statements and other information, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are available for inspection and copying at the public reference facilities maintained by the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                  The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http:\\www.sec.gov.

                                TABLE OF CONTENTS

SUMMARY ......................................................................1
    The Parties...............................................................1
    The Special Meeting.......................................................1
    Record Date; Vote Required................................................1
    Background of the Merger..................................................2
    Recommendation of Lukens' Board of Directors..............................2
    Opinion of Financial Advisor..............................................2
    Interests of Certain Persons in the Merger................................2
Market Information Regarding Lukens' Common Stock ............................3
    Certain Federal Income Tax Consequences...................................4
    Regulatory Approvals......................................................4
    Effective Date............................................................4
    Conditions to the Merger..................................................4
    Treatment of Stock Options................................................4
    Termination...............................................................5
    Dissenters' Rights........................................................5
    Cancellation of Stock Certificates........................................5

VOTING AT THE SPECIAL MEETING.................................................6
    Introduction..............................................................6
    Time, Date and Place of Meeting...........................................6
    Record Date; Vote Required................................................6
    Quorum ...................................................................6
    Solicitation, Revocation and Use of Proxies...............................6
    Dissenters' Rights........................................................7
    Trading Market for and Market Price of Lukens Common Stock................7

FACTORS TO BE CONSIDERED......................................................8
    Purposes and Effects of the Merger........................................8
    Background of the Merger..................................................8
    Recommendation of the Board of Directors; Fairness of the Merger.........10
    Opinion of Financial Advisor.............................................12
    Interests of Certain Persons in the Merger; Indemnification..............14
    Accounting Treatment.....................................................15
    Certain Effects of the Merger............................................15
    Certain Federal Income Tax Consequences .................................16
    Regulatory and Other Approvals...........................................16

MERGER AGREEMENT.............................................................17
    The Merger...............................................................17
    Representations and Warranties...........................................18
    Certain Covenants........................................................19
             Conduct of Business by the Company Pending the Merger ..........19
             Stockholder Approval; Proxies...................................19
             Employee Matters................................................20
             Indemnification.................................................20
             Alternative Proposals...........................................20

             Cancellation of Warrants; Repayment of Loans from Affiliates....21
             Agreement of Principal Stockholders.............................21
             Fairness Opinion................................................21
             Miscellaneous...................................................22
    Conditions to the Merger.................................................22
    Termination..............................................................22
    Non-Survival of Representations, Warranties and Agreements...............24
    Fees and Expenses........................................................25

DISSENTERS' RIGHTS...........................................................25

BUSINESS OF THE COMPANY......................................................26
    Products ................................................................27
             Suture Products.................................................28
             Bone Wax .......................................................28
    Ulster Product Lines.....................................................28
             Lancets, Needles and Accessories................................28
             Dispettes.......................................................28
             Infection Control Kits..........................................28
    Pro-Tec Product Lines....................................................28
    New Products ............................................................28
    India Joint Venture......................................................29
    Brazil Joint Venture.....................................................29
    Sales, Marketing and Customers...........................................29
             Product Sales...................................................29
             Marketing Strategy..............................................29
             Customers.......................................................30
    Research and Development Activities......................................30
    Production and Quality Assurance.........................................30
    Suppliers................................................................31
    Competition..............................................................32
    Government Regulations...................................................32
    Patents and Proprietary Rights...........................................33
    Product Liability and Insurance..........................................34
    Employees................................................................34
    Description of Property..................................................35
    Legal Proceedings........................................................35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
    AND MANAGEMENT OF THE COMPANY............................................35

CERTAIN TRANSACTIONS.........................................................36

MARKET INFORMATION REGARDING LUKENS COMMON STOCK ............................37

LUKENS DIVIDEND POLICY.......................................................38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF LUKENS' FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS .....................................38
    Results of Operations....................................................38
    Liquidity and Capital Resources..........................................40
    Other Information........................................................42

INFORMATION REGARDING MEDISYS AND MERGER SUB.................................42

FINANCIAL INFORMATION........................................................42

FEES AND EXPENSES............................................................43

OTHER MATTERS................................................................43

1998 ANNUAL MEETING OF STOCKHOLDERS..........................................43

INDEPENDENT CERTIFIED ACCOUNTANTS............................................43

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-1

Annex A -- Merger Agreement

Annex B -- Fairness Opinion of Sands Brothers & Co., Ltd.

Annex C -- Section 262 of Delaware General Corporation Law

Annex D -- Consent of Neff & Company LLP

Annex E -- Quarterly Report on 10-QSB for the Quarter ended June 30, 1998
           [To Be Supplied]

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement or incorporated herein by reference. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or incorporated by reference in, this Proxy Statement and the Annexes hereto. Capitalized terms used herein without definition have the meanings ascribed to them elsewhere in this Proxy Statement. STOCKHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT, AND THE ANNEXES HERETO, CAREFULLY.

THE PARTIES

         Lukens Medical Corporation, a Delaware corporation ("Lukens" or the "Company"), is engaged in the design, development, manufacturing and marketing of wound closure products and other devices for use in the medical industry, including, without limitation, suture products, bone wax, lancets, sharps containers and diagnostic devices. Suture products include sutures (suture material attached to a surgical needle) and ligatures (suture materials not attached to a surgical needle). The Company's principal executive offices are located at 3820 Academy Parkway North NE, Albuquerque, New Mexico 87109,
(505) 342-9638.

         Medisys PLC, a Scottish public limited company ("Medisys"), is a medical technology company providing products, through its divisions and subsidiaries, to the point of care environment, at present focused on two markets -the point of care and over the counter diagnostics market and the market for on-site disposal of biohazardous medical waste.. LMC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Medisys ("Merger Sub"), is a corporation recently organized in connection with the Merger and has not conducted any other business. Medisys' and Merger Sub's principal executive offices are located at Walmar House, 288-292 Regent Street, London W1R SH8 England, (011) 44-171-436-3353

THE SPECIAL MEETING

         The special  meeting (the "Special  Meeting") of stockholders of Lukens
will  be  held  at  10:00  a.m.   (local  time)  on  September   23,  1998,   at
_________________, New York, New York.

         The Special Meeting will be held to permit holders of shares of Lukens Common Stock to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 28, 1998, a copy of which is attached hereto as Annex A (the "Merger Agreement"), among Lukens, Medisys, and Merger Sub providing for the merger of Merger Sub with and into Lukens (the "Merger") and the conversion, upon consummation of the Merger, of all shares of Common Stock, par value $.01 per share of Lukens ("Lukens Common Stock") issued and outstanding immediately prior to the Effective Date of the Merger (other than dissenting shares and shares held by Medisys and its subsidiaries) into the right to receive, and be exchangeable for, $4.00 in cash, without any interest thereon (the "Merger Consideration"). See "Voting at the Special Meeting."

RECORD DATE; VOTE REQUIRED

         Only holders of record of Lukens Common Stock as of the close of business on August 14, 1998 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. On the Record Date, 3,150,859 shares of Lukens Common Stock were outstanding.

         Under the Delaware General Corporation Law (the "DGCL") and the Company's bylaws, the presence, in person or by proxy, of the holders of a majority of the shares of Lukens Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting. Stockholders of record on the Record Date are entitled to one vote per share on any matter which may properly come before the Special Meeting. Under the DGCL, the affirmative vote of the holders of a majority of the shares of Lukens Common Stock is required to approve the Merger Agreement. The obligations of Lukens and Medisys to consummate the Merger are subject, among other things, to the condition that the affirmative vote of the holders of a majority of shares of Lukens Common Stock shall have been obtained. See "Merger Agreement -- Conditions to the Merger." The Board of Directors of Lukens unanimously approved the Merger Agreement on April 27, 1998. The Board of Directors of Medisys also has approved the Merger Agreement.

         As of the Record Date, the directors and executive officers of Lukens owned 885,857 shares of Lukens Common Stock (representing approximately 28.6% of the total outstanding shares of Lukens Common Stock). See "Security Ownership of Certain Beneficial Owners and Management of the Company." Pursuant to the Merger Agreement and subject to the qualifications se forth therein, each of Messrs. Robert L. Priddy, John H. Robinson and John P. Holmes have agreed that from and after the date of the Merger Agreement until August 31, 1998, or such earlier date as the Merger Agreement shall be terminated that he shall not transfer or pledge his shares of Lukens Common Stock and he shall vote all of his shares of Lukens Common Stock in favor of the Merger. See "Merger Agreement -- Certain Covenants -- Agreement of Principal Stockholders."

BACKGROUND OF THE MERGER

         For a description of the events leading up to the approval of the Merger Agreement by the Board, see "Factors to be Considered -- Background of the Merger."

RECOMMENDATION OF LUKENS' BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF LUKENS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, TAKEN AS A WHOLE, ARE FAIR TO, AND IN THE BEST INTERESTS OF, LUKENS AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF LUKENS UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENTBY LUKENS' STOCKHOLDERS. For a discussion of the factors considered by Lukens' Board of Directors in approving the Merger, see "Factors to be Considered -- Recommendation of the Board of Directors; Fairness of the Merger."

OPINION OF FINANCIAL ADVISOR

         The Board has retained Sands Brothers & Co., Ltd. ("Sands Brothers") to deliver to the Board of Directors of Lukens a written opinion dated May 15, 1998, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Lukens Common Stock. The full text of the written opinion of Sands Brothers dated May 15, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and should be read carefully in its entirety. The opinion of Sands Brothers is directed to the Board of Directors of Lukens and relates only to the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. See "Factors to be Considered -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         On the Effective Date, pursuant to the Merger Agreement (a) warrants to purchase 400,000 shares of Lukens Common Stock at an exercise price of $1.10 per share held by Mr. John Robinson, a director of the Company, are to be canceled and in lieu thereof, Mr. Robinson shall have the right to payment in cash equal to $400,000 in exchange therefor, which payment shall be made by Medisys promptly after the Effective Date and (b) the outstanding loans by Mr. Robinson and Mr. Robert Priddy to the Company in the original principal amounts of $1,700,000 and $500,000, respectively, shall be repaid by Medisys by (i) making a cash payment to Mr. Robinson of $1,200,000, plus all accrued and unpaid interest, and the issuance to Mr. Robinson of Medisys ordinary shares, par value 1p per share, having a value equal to $500,000 and (ii) making a cash payment to Mr. Priddy of all accrued and unpaid interest on his loan and the issuance to Mr. Priddy of Medisys ordinary shares, par value 1p per share, having a value equal to $500,000, which payments and issuances shall be made promptly after the Effective Date. The 50,000 warrants to purchase Common Stock held by Mr. Robinson with an exercise price of $6.25 per share and the options to purchase 12,000 shares of Common Stock at an exercise price of $6.00 per share shall be canceled on the Effective Date for no consideration. The 50,000 warrants to purchase Common Stock held by Mr. Priddy with an exercise price of $6.25 per share, the options to purchase 300,000 shares of Common Stock (100,000 of which are fully vested at this time) at an exercise price of $4.00 per share and the option to purchase 12,000 shares of Common Stock at an exercise price of $6.00 per share shall be canceled on the Effective Date for no consideration.

         Additionally, all employee stock options held by Mr. Robert Huffstodt, a director and President of the Company, as well as all employee stock options held by the other officers and employees of the Company will be converted, on the same terms and conditions of the existing options, into the right to purchase Medisys ordinary shares. The total number of outstanding options, both vested and unvested, held by the officers and directors of the Company as of the date hereof, including those described above, is 404,600 (or approximately 11.4% of the outstanding on a fully-diluted, as-converted basis), 180,050 of which are exercisable within 60 days of the Record Date. Furthermore, pursuant to the Merger Agreement, Medisys and Merger Sub have agreed to cause the Surviving Corporation to continue to indemnify the present and former officers and directors of Lukens to the fullest extent provided under Lukens' Articles of Incorporation and Bylaws, as in effect on the date of the Merger, for a period of three years following the Effective Date.

MARKET INFORMATION REGARDING LUKENS' COMMON STOCK

         Lukens Common Stock has been quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") system under the symbol "LUKN" since May 6, 1992. The Common Stock has also been listed on the Pacific Stock Exchange under the symbol "LKN" since May 6, 1992.

         The following table sets forth the range of high and low bid prices for the Common Stock for the periods indicated, as reported by NASDAQ, the principal system or exchange on which such securities are quoted or traded. The quotations represent "inter-dealer" prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                           High ($)   Low ($)                          High ($)   Low ($)
                           --------   -------                          --------   -------

Quarter ended                                    Quarter ended
March 31, 1997             8 3/4      4 1/2      March 31, 1996        3 11/16    1 7/16

Quarter ended                                    Quarter ended
June 30, 1997              6 3/4      5 1/2      June 30, 1996         3 5/16     2 5/8

Quarter ended                                    Quarter ended
September 30, 1997         6 1/8      3 3/4      September 30, 1996    3 9/16     2 9/16

Quarter ended                                    Quarter ended
December 31, 1997          5 1/4      1 1/2      December 31, 1996     4 9/16     3


Fiscal Quarter Ending
March 31, 1998             3 3/8      1 5/8

Fiscal Quarter Ending
June 30, 1998              3 9/16     2 1/2
-------------

         On April 28, 1998, the day prior to the date of public announcement of the proposed Merger, the closing bid and asked prices of the Lukens Common Stock were $2-13/16 and $3, respectively, as reported on the National Association of Securities Dealers Automated Quotation system. As of July 30, 1998, the closing bid and asked prices of the Lukens Common Stock were $3 and $3 1/4, respectively, as reported on the National Association of Securities Dealers Automated Quotation system.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Each Lukens stockholder will generally recognize gain or loss, for federal income tax purposes, in an amount equal to the difference between the amount of cash received by such stockholder for his or her shares of Lukens Common Stock pursuant to the Merger and the adjusted tax basis in such shares. Lukens stockholders should read carefully the discussion under "Factors to be Considered -- Certain Federal Income Tax Consequences" and are urged to consult their own tax advisors as to the tax consequences of the Merger to them under federal, state, local or any other applicable law.

REGULATORY APPROVALS

         Lukens is not aware of any governmental or regulatory approvals required for consummation of the Merger other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. See "Factors to be Considered -- Regulatory Approvals."

EFFECTIVE DATE

         Under the Merger Agreement, the required filing of the Certificate of Merger is expected to be made as soon as practicable after the satisfaction or waiver of all conditions to the Merger, including the approval of the Merger Agreement by the stockholders of Lukens at the Special Meeting. The Merger will be effective as of the date and time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such time thereafter as provided in such Certificate of Merger (the "Effective Date"). See "Merger Agreement -- The Merger."

CONDITIONS TO THE MERGER

         The obligations of Lukens, Merger Sub and Medisys to consummate the Merger are subject to the approval of the Merger by the stockholders of Lukens. The Merger also is subject to certain other customary closing conditions that may be waived by the parties, subject to applicable law and certain limitations imposed by the Merger Agreement. Lukens does not presently intend to waive any such conditions although it reserves the right to do so. See "Merger Agreement -- Conditions to the Merger."

TREATMENT OF STOCK OPTIONS

         Each outstanding option to purchase Lukens Common Stock under Lukens' employee stock option plan shall be assumed by Medisys at the Effective Date, and each such option shall become, on the same terms and conditions of the existing option, an option to purchase a number of ordinary shares of Medisys, par value 1p, equal to the number of shares of Lukens Common Stock subject to each such option multiplied by the "Option Exchange Ratio" which is defined in the Merger Agreement as the ratio of (x) $4.00 to (y) the U.S. dollar equivalent of the average of the middle-market closing price per share of Medisys ordinary shares on the Alternative Investment Market of the London Stock Exchange, as shown in the "London Stock Exchange Daily Official List," for each of the ten trading days ending two trading days prior to the Effective Date. See "Merger Agreement -- The Merger."

TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date by mutual written consent of Medisys, Lukens and Merger Sub, or by either Lukens or Medisys in certain other circumstances, in accordance with the termination provisions of the Merger Agreement, including, without limitation, the right of Medisys to terminate the Merger Agreement at any time prior to June 30, 1998 in the event that they fail to obtain a commitment to obtain the necessary financing on terms acceptable to Medisys in its sole discretion, and Lukens' ability to terminate the Merger Agreement at any time after June 30, 1998 in the event that Medisys does not provide Lukens with a letter affirming the fact that all necessary financing has been committed. The June 30, 1998 expiration date was subsequently extended by the parties to August 10, 1998. See "Merger Agreement -- Termination."

DISSENTERS' RIGHTS

         Under Section 262 of the DGCL, stockholders who do not vote in favor of the Merger Agreement nor consent thereto in writing, and file demands for appraisal prior to the stockholder vote on the Merger Agreement and who otherwise comply with the requirements of Section 262 of the DGCL, upon the consummation of the Merger, have the right to obtain a cash payment for the "fair value" of their shares of Lukens Common Stock. In order to exercise such rights, a stockholder must comply with all the procedural requirements of
Section 262 of the DGCL ("Section 262"), a description of which is provided in "Dissenters' Rights" herein and the full text of which is attached to this proxy statement as Annex C. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any steps required under Section 262 may result in a loss of such dissenters' rights.

CANCELLATION OF STOCK CERTIFICATES

         Promptly following the Effective Date, notice of consummation of the Merger, together with a letter of transmittal for use in surrendering certificates representing shares of Lukens Common Stock in exchange for the Merger Consideration, will be mailed by a bank or trust company or such other person designated by Medisys prior to the Effective Date as to the paying agent (the "Paying Agent") to holders of shares of Lukens Common Stock. DO NOT SURRENDER YOUR CERTIFICATES OF LUKENS COMMON STOCK UNTIL YOU RECEIVE AND COMPLETE SUCH LETTER OF TRANSMITTAL. See "Merger Agreement -- The Merger."

                          VOTING AT THE SPECIAL MEETING

INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lukens for the Special Meeting. At the Special Meeting, the stockholders of Lukens will consider and vote on a proposal to approve the Merger Agreement.

TIME, DATE AND PLACE OF MEETING

         The Special Meeting will be held at 10:00 a.m. (local time) on September 23, 1998 at ____________________, New York, New York.

RECORD DATE; VOTE REQUIRED

         The Board of Directors of Lukens has fixed the close of business on August 14, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only stockholders of record of Lukens at the close of business on the Record Date have the right to receive notice of and to vote at the Special Meeting and any postponement or adjournment thereof and will be entitled to one vote for each share of Lukens Common Stock held. As of the Record Date, there were 3,150,859 shares of Lukens Common Stock outstanding, held by approximately 83 holders of record.

         As of the Record Date, the directors and executive officers of Lukens owned 885,857 shares of Lukens Common Stock (representing approximately 28.6% of the total outstanding shares of Lukens Common Stock). See "Factors to be Considered - -- Interests of Certain Persons in the Merger; Indemnification" and "Security Ownership of Certain Beneficial Owners and Management of the Company." Pursuant to the Merger Agreement and subject to the qualifications se forth therein, each of Messrs. Robert L. Priddy, John H. Robinson and John P. Holmes have agreed that from and after the date of the Merger Agreement until August 31, 1998, or such earlier date as the Merger Agreement shall be terminated that he shall not transfer or pledge his shares of Lukens Common Stock and he shall vote all of his shares of Lukens Common Stock in favor of the Merger. See "Merger Agreement -- Certain Covenants -- Agreement of Principal Stockholders."

         Under the DGCL, the affirmative vote of holders of a majority of the shares of Lukens Common Stock outstanding as of the Record Date is required to approve the Merger Agreement. Accordingly, abstentions and broker nonvotes will have the effect of votes against the Merger Agreement.

         The Board of Directors of Lukens unanimously determined on April 27, 1998, that the Merger Agreement and the transactions contemplated thereby, taken as a whole, are fair to, and in the best interests of, Lukens and its stockholders. The Board of Directors of Lukens unanimously approved the Merger Agreement and recommends approval of the Merger Agreement by Lukens' stockholders. Each of the Boards of Directors of Medisys and Merger Sub, and Medisys, as the sole stockholder of Merger Sub, have approved the Merger and the Merger Agreement.

QUORUM

         The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting.

SOLICITATION, REVOCATION AND USE OF PROXIES

         Shares of Lukens Common Stock represented by a properly executed proxy received by Lukens will, unless such proxy is properly revoked prior to the Special Meeting, be voted at the Special Meeting in accordance with the instructions thereon. Shares of Lukens Common Stock represented by properly executed proxies that do not contain instructions to the contrary will be voted FOR approval of the Merger and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof. The Board of Directors of Lukens knows of no other business that will be presented for consideration at the Special Meeting other than the proposal to approve the Merger. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgments. Proxies are being solicited hereby on behalf of the Board of Directors of Lukens.

         Any stockholder may revoke his or her proxy at any time before it is voted by executing and delivering to the Secretary of Lukens, at Lukens' principal executive offices as set forth above, an instrument of revocation or a proxy bearing a later date, and by delivering a written notice to the Secretary of Lukens stating that the proxy is revoked, or by voting in person at the Special Meeting.

         The cost of soliciting proxies, including the cost of preparing, assembling, printing and mailing this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders, will be borne by the Company and Medisys. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons may be reimbursed for their expenses. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid for these services.

DISSENTERS' RIGHTS

         Under Section 262 of the DGCL, stockholders who do not vote in favor of the Merger Agreement not consent thereto in writing and file demands for appraisal prior to the stockholder vote on the Merger Agreement and otherwise comply with the requirements of Section 262 of the DGCL, upon the consummation of the Merger, have the right to obtain a cash payment for the "fair value" of their shares of Lukens Common Stock. In order to exercise such rights, a stockholder must comply with all the procedural requirements of Section 262 of the DGCL ("Section 262"), a description of which is provided in "Dissenters' Rights" herein and the full text of which is attached to this proxy statement as Annex C. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any steps required under
Section 262 may result in a loss of such dissenters' rights. Pursuant to the Merger Agreement, the obligations of Medisys and Merger Sub to effect the Merger is subject the condition that the number of shares of Lukens Common Stock for which written demand for appraisal has been properly made pursuant to Section 262 of the DGCL shall not have exceeded 5% of the total number of shares of Lukens Common Stock outstanding immediately prior to the Effective Date. See "Merger Agreement -- Conditions to the Merger."

TRADING MARKET FOR AND MARKET PRICE OF LUKENS COMMON STOCK

         On April 28, 1998, the day prior to the date of public announcement of the proposed Merger, the closing bid and asked prices of the Lukens Common Stock were $2-13/16 and $3, respectively, as reported on the National Association of Securities Dealers Automated Quotation system. As of July 30, 1998, the closing bid and asked prices of the Lukens Common Stock were $3 and $3 1/4, respectively, as reported on the National Association of Securities Dealers Automated Quotation system.

                            FACTORS TO BE CONSIDERED

PURPOSES AND EFFECTS OF THE MERGER

         The purpose of the Merger is to provide Lukens' stockholders with $4.00 in cash for each share of Lukens Common Stock they hold and for Medisys, through Merger Sub, to acquire all of the outstanding shares of Lukens Common Stock. For information concerning the factors leading to the decision by Lukens to approve the Merger and concerning alternatives to the Merger considered by Lukens, see "Factors to be Considered -- Background of the Merger."

         The acquisition of Lukens is structured as a cash merger. The Merger has been structured as a cash merger in order to provide a prompt and orderly transfer of ownership of the Company to Medisys and to provide the stockholders of the Company with cash for all their shares.

         If the Merger is consummated, the stockholders of the Company will no longer have any equity interest in the Company, and therefore will not share in its future earnings and growth. Instead, each such stockholder (other than such stockholders who properly perfect appraisal rights in accordance with Section 262 of the DGCL) will receive, upon surrender of the certificate or certificates evidencing Lukens Common Stock, the Merger Consideration in exchange for each share of Lukens Common Stock owned immediately prior to the Effective Date. See "Factors to be Considered -- Certain Effects of the Merger."

BACKGROUND OF THE MERGER

         The  Company's   management   periodically  has  investigated   various
alternatives to enhance the value of the Company's Common Stock, including acquisitions by the Company of other publicly or privately held firms, continuation of the Company's growth internally, and strategic alliances with key vendors as well as with other participants in the medical device industry. As of December 1997, the Company's management and Board of Directors believed that the Company's competitive position within the industry would be improved by a strategic partnership or business combination with a larger company.

         In August, 1997, Robert S. Huffstodt, the Company's President and Chief Executive Officer, had been contacted by a competitor ("Company A") who indicated an interest in acquiring the Company for cash. After two visits to the Company, Company A invited Mr. Huffstodt and Mr. Priddy, the Company's Chairman, to a meeting at Company A's offices. At this meeting, possible offers were discussed; however valuations suggested by Company A were not sufficiently above the current market price of the Lukens Common Stock to interest the Company's Board of Directors. As the Company began discussions in earnest with other parties in 1998, Company A was again contacted, however Company A declined to participate in discussions at the valuations then being discussed with other parties.

         In December, 1997, after it was determined by the Board of Directors that the Company should explore the option of being acquired in order to attempt to maximize shareholder value, Mr. Huffstodt had a meeting with one of the Company's larger customers ("Company B") to discuss a potential acquisition by Company B. At that meeting, the parties discussed an acquisition of the Company in its entirety, and alternatively, a purchase of only certain product lines. In early January 1998, Company B indicated that it was only interested in acquiring one product line, but that it was not prepared to pay the purchase price suggested by that product line's share of the Company's revenues and earnings. Accordingly, discussions were discontinued.

         In December 1997, Robert L. Priddy, the Company's Chairman, was contacted by a medical distribution company ("Company C") concerning a potential acquisition of the Company. At a meeting at the Company's headquarters, Company C's representatives performed preliminary due diligence in connection with the potential acquisition of the Company by Company C. In January 1998, Mr. Priddy met with Company C to discuss structural alternatives with respect to the potential acquisition. The parties had no further significant discussions until February 1998, when the Chairman of Company C contacted the Company and, at this point, discussed acquiring the Company whereby each share of the Lukens Common Stock outstanding would be exchanged for Company C stock with a stock market value at the time in excess of the market value of the Lukens Common Stock as of the date of such proposal.

         Mr. Priddy indicated that the Board of Directors would consider the proposal, but that another party (Medisys) had expressed interest in the Company, and had offered to purchase all of the outstanding shares of the Lukens Common Stock for cash. Thus, unless the price offered by Company C was greater than the per share cash consideration offered by such other party, the Company would most likely accept the cash offer. Company C replied that it would consider this point and respond later. The following day, Company C revised its proposal for a share exchange and increased the value of the stock to be offered for each share of the Lukens Common Stock. Mr. Priddy then contacted members of the Board, who unanimously stated that they still believed the cash offer to be superior, based partly on the fact that Company C's stock was not traded on a national stock exchange or the NASDAQ National Market and there were risks associated with its liquidity and price fluctuations. Mr. Priddy contacted Company C, which declined to increase its offer further.

         In January 1998, the Company was contacted by representatives of Medisys, who asked for a meeting to discuss a strategic product alliance. At the meeting held at the Company's headquarters, Medisys' representatives also indicated that they had been following the Company for a number of months, and that they had great respect for the Company's management team, and would be interested in conducting acquisition discussions with the Company if the Company were interested. The Company's Board of Directors and the Medisys representatives held further discussions regarding such acquisition. In early February, 1998, Medisys offered to purchase all of the outstanding shares of the Lukens Common Stock at a purchase price of $4.00 per share. At the time the Company received the offer from Medisys, the Company issued a press release and a Current Report on Form 8-K to publicly announce the $4.00 per share offer and the fact that it was then in negotiations regarding a sale of the Company. From the time of the public announcement to the signing of the Merger Agreement with Medisys, the Company did not receive any higher or better offers for the Company or its assets.

         Although there was no definitive agreement on the terms of a potential transaction, Medisys began to conduct its due diligence review of the Company, with various Medisys officials and professional consultants visiting the Company's facilities on several occasions throughout March, April, and May, 1998. In March and April 1998, as a sign of good faith, Medisys purchased 75,000 shares of Common Stock from the Company for $4.00 per share in cash in private transactions with the Company.

         In late March 1998, Lukens was contacted by an independent agent representing a principal in the medical device industry ("Company D"). Company D was interested in entering the U.S. market for certain of the Company's product lines. After an exchange of confidentiality agreements and preliminary discussions about the status of the Company's negotiations with Medisys, Company D indicated it would not be pursuing the discussions further.

         In late April, the Company was contacted by a party interested in acquiring only certain product lines from the Company. Since the price offered was not sufficient to adequately address the Company's liquidity problems, and in any event, the funding of the party was not firm, the Company rejected the offer, which has not been subsequently raised.

         Medisys delivered drafts to the Company of the Merger Agreement on April 1, 1998. Shortly thereafter, representatives of Lukens, Medisys and their legal advisors began negotiating the definitive agreement.

          The Company's Board of Directors met by conference call on April 27, 1998, after having received a copy of the most recent draft of the Merger Agreement. The Board then proceeded to discuss whether the Merger was in the best interest of the Company and its stockholders. In connection therewith, the Board discussed various aspects of, and factors pertaining to, the Merger. The Board discussed at length various issues regarding the Merger including that the Merger would be structured as a cash merger whereby the stockholders of the Company would have the right to receive $4.00 for each outstanding share of Lukens Common Stock, and in connection with such Merger, certain warrants, options and debt instruments would be canceled and in some circumstances, the holders thereof would receive cash consideration therefor. The Board considered and discussed the possible interest in the transaction of Mr. John Robinson, a director of the Company and Mr. Priddy, as the Merger Agreement contemplates repayment of certain indebtedness owed by the Company to Messrs. Robinson and Priddy upon the consummation of the Merger. Messrs. Robinson and Priddy agreed to excuse themselves from the deliberations, but it was decided by the other members of the Board not to be necessary as they were all fully aware of their personal interest in the transaction.

         The Board also discussed the fact that pursuant to the Merger Agreement, Medisys was given a very broad financing contingency through June 30, 1998, that is, Medisys could terminate the Merger Agreement at any time prior to June 30, 1998 if they failed to raise financing to fund the Merger and other costs on terms acceptable to them in their sole discretion. The Board also discussed the fact that Medisys was also to be granted a right to terminate the Merger Agreement at any time prior to May 15, 1998 if its due diligence investigation of the Company did not prove to be satisfactory.

         The Board then discussed the reasons for the sale and considered and discussed various alternatives to the Merger that could possibly enhance the value of the Lukens Common Stock, including a sale of the stock or assets of the Company to other publicly or privately held entities, continuation of the Company's growth internally and strategic alliances with other participants in the medical supply industry. Specifically, the Board discussed previous offers made for the Company and its assets and determined the offer by Medisys to be superior to the others. The Board also discussed the Company's current liquidity problems and the existence of certain payment and financial covenant defaults under its line of credit with its lending bank. Mr. Huffstodt reported that, based upon discussions, the Company's lending bank had agreed to waive the Company's existing defaults under the Company's bank facility and amend certain of its financial covenants, subject to the execution of the Merger Agreement with Medisys and the closing of the Merger.

         It was then determined that the Board would retain an investment banking firm to prepare a fairness opinion in respect of the consideration to be received in the Merger. The Company' legal counsel explained to the Board that they could terminate the Merger Agreement at any time prior to the expiration of the three week period from the date the Merger Agreement was signed if it did not receive an acceptable fairness opinion within such time period. It was discussed that either Sands Brothers or another investment banking firm with previous experience with and knowledge about the Company should be retained to provide the fairness opinion due to their familiarity with the Company. Mr.

Priddy fully disclosed to all of the Board members his relationship with the other possible investment banking firm and it was determined that such relationship would not have any impact on the quality of the fairness opinion to be received from such other firm. It was determined that each of these firms should be contacted by the Board to determine if they could provide a fairness opinion within the requisite time period and at a reasonable price.

         The Company's legal counsel summarized and reviewed for the Board the proposed terms of the Merger and various provisions of the Merger Agreement to be executed in connection therewith. The Company's counsel pointed out various positive and negative aspects of the Merger, including the existence of a financing contingency for Medisys.

         Based upon its discussions, the Board determined that in light of the current circumstances and future prospects of the Company, the Merger and the Merger Agreement and the transactions contemplated thereby, taken as a whole, were fair to and in the best interest of the Company and the stockholders of the Company. The Board approved the Merger Agreement, but retained the right to terminate the Merger Agreement (as set forth therein) if the Company did not receive a fairness opinion acceptable to the Board indicating that the consideration to be received by the stockholders of the Company was fair from a financial point of view. See "Merger Agreement -- Termination." The Merger Agreement was executed on April 28, 1998.

         During the week of May 1, 1998, the Company retained Sands Brothers to render an opinion to the Company's Board as to the fairness, from a financial point of view, of the consideration to be received by the stockholders in the proposed transaction with Medisys. The Board decided to retain Sands Brothers over the other investment banking firm as Sands Brothers offered to complete its analysis of the Merger and to deliver its fairness opinion in a shorter period of time and for a lower fee than the other investment banking firm. Such fairness opinion was issued to the Company on May 15, 1998. See "Factors to be Considered -- Opinion of Financial Advisor."

         In July, 1998, Medisys purchased an additional 57,500 shares of Common Stock from the Company for $4.00 per share in cash in private transactions with the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

         The proposed Merger transaction was negotiated by the Board of Directors on an arms-length basis with Medisys, a third party unaffiliated with Lukens or any member of the Board of Directors or management. The Board of Directors of Lukens has unanimously determined that the Merger Agreement and the transactions contemplated thereby, taken as a whole, are fair to, and in the best interests of, Lukens and its stockholders, and unanimously recommends approval of the Merger by Lukens's stockholders. The Board based its recommendation on a number of factors, including the following:

                  (i) The Board determined that the purchase price per share of Lukens Common Stock is fair to the stockholders of the Company. This determination was based on the directors' assessment of the Company's value considering the following factors taken as a whole: the recent and anticipated stock market valuation of the Company's publicly-traded stock in the absence of the Merger, the Company's current and anticipated operations and performance, the current and anticipated opportunities in the markets for the Company's products and in the medical products market generally, and the analysis and fairness opinion presented by Sands Brothers. The purchase price per share of Lukens Common Stock represents a premium over prices at which the Company's stock was trading immediately prior to the public announcement of the Merger and expected future prices.

                  (ii) The Board reviewed and analyzed the alternatives to the Merger, including: (a) the continuation of the Company's operation as a stand alone entity; (b) the availability of other potential business partners or strategic alliances; and (c) the probability that another form of corporate restructuring would yield a comparable value to the stockholders of the Company. Specifically, the directors analyzed the opportunities and risks associated with these alternatives in light of the current and projected difficulties in the worldwide medical products market, together with the stock market's perception of that industry. The Board concluded that due to the Company's chronic working capital deficiency, and its inability to raise adequate funding from outside sources, the Company would have a very difficult time sustaining its growth. On past occasions, members of the Board engaged in preliminary discussions with various financing sources, but was unable to solicit any serious interest with respect to equity or debt cash investments on terms acceptable to the Company. As a result, the Company was reliant upon certain of its directors to provide growth financing for the Company. See, "Management's Discussion and Analysis of Lukens' Financial Condition and Results of Operations, Liquidity and Capital Resources." The Board also believed that other potential corporate partnerships or alliances, if available at all, would be, at best, complex and time consuming to structure and, in any event, difficult to achieve.

                  (iii) The Board's belief that the terms of the Merger Agreement were attractive to the Company and its stockholders. Particularly, the Board noted the benefits of an all cash purchase price which was determined by the Board to be superior to a stock proposal due to the certainty provided by cash versus receipt of an illiquid or volatile security, despite the fact that the receipt of cash for shares would be currently taxable to the stockholders.

                  (iv) The fact that Lukens has experienced significant volatility in its share prices due, in part, to occasional earnings fluctuations, and the fact that future earnings fluctuations could result in decreased stock prices for Lukens. Such lower stock prices could further result in (i) difficulty for Lukens to continue growth through acquisitions, (ii) difficulty in designing appropriate equity incentive arrangements for the Company's employees, and (iii) the need for management to focus attention on short-term operating results rather than building long-term value for stockholders.

                  (v) The fact that  during the two month  period  during  which
Lukens actively had responded to potential collaboration or acquisition opportunities, and since February 22, 1998 when Lukens issued a press release that it had received an offer to purchase the Company at a price of $4.00 per share, Lukens received no other acquisition proposal, offer or collaboration opportunity that, in the Board's judgment, offered a more favorable opportunity for the Company and its stockholders than the Merger, even though Lukens had given early indications to likely candidates that Lukens would consider an acquisition offer.

                  (vi) The Board's review of the Merger Agreement, including the provisions permitting Lukens to respond to unsolicited inquiries and proposals from, provide any confidential information to, and participate in any discussions and negotiations with, third parties concerning mergers or similar transactions with Lukens to the extent required to satisfy the fiduciary duties of its directors, subject to Lukens's obligation to pay Medisys a $500,000 breakup fee under certain circumstances.

                  (vii) The conditions to the closing of the Merger and the Board's determination that such conditions could reasonably be expected to be satisfied.

                  (viii) The opinion of Sands Brothers to the effect that, and based upon and subject to certain matters stated in such opinion, the Merger
Consideration was fair, from a financial point of view, to holders of Lukens Common Stock. See "Factors to be Considered -- Opinion of Financial Advisor."

         In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Lukens Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its decisions.

         Subsequent to announcement of the proposed Merger, the trading prices of Lukens's Common Stock have approached the proposed Merger Consideration. See "Market Information Regarding Lukens Common Stock." The Company believes this appreciation in price to be due in part to market expectations that the proposed Merger will be consummated and to be typical of companies that have announced pending acquisitions and for which there is an active trading market. Accordingly, the Merger Consideration may represent little or no premium to the trading prices of Lukens Common Stock at or near the time of the Merger.

OPINION OF FINANCIAL ADVISOR

         On May 1, 1998, Sands Brothers was retained by Lukens to render an opinion as to the fairness, from a financial point of view, to the holders of Lukens Common Stock of the consideration to be received by such holders in the Merger. At a meeting of the Lukens Board held on April 27, 1998, to evaluate the Proposed Merger, the Board discussed that it would retain either Sands Brothers or a different named investment banking firm to deliver a fairness opinion based on the fact that each firm was familiar with the Company. In addition, pursuant to the Merger Agreement, Lukens agreed to engage such investment bank to deliver the Fairness Opinion within three weeks of the date of the Merger Agreement (the "Fairness Opinion Period"), and that in the event that Sands Brothers or another investment bank satisfactory to the Board was unable to deliver the Fairness Opinion due to the inadequacy of the value of the Merger Consideration, the Company had the right to terminate the Merger Agreement.

         In arriving at its opinion, Sands Brothers reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Lukens concerning the business, operations and prospects of Lukens. A representative of Sands Brothers visited the Company to review current operations and meet firsthand with members of the management team. Sands Brothers also discussed the terms of the Merger Agreement with management, and reviewed the Board minutes approving the Merger Transaction. In addition, Sands Brothers discussed the proposed transaction and the Company's operations with members of the management team at Medisys PLC. Sands Brothers also reviewed the Company's public SEC filings, including its audited and interim financial statements for 1996 and 1997. In conjunction with its review of the financial statements, Sands Brothers reviewed the financial performance and financial ratios relating to the Company's operations. It also reviewed the financial projections provided by the Company, and discussed these projections with various members of the management team to determine how realistic the execution of said projections would be. In looking at the projected financial performance that it believed the Company was capable of achieving, Sands Brothers performed a cash flow analysis of the projected operations in order to evaluate the capital structure and cash needs of the Company necessary to achieve this level of performance. The analysis of the Company's future liquidity needs were based upon historical levels of sales growth and future purchase commitments from customers, historical receivables collections, supplier payment patterns, and the available credit of the Company.

         Sands Brothers evaluated possible levels of performance for the Company both as an independent company and as a division of Medisys. In reviewing these projections, Sands Brothers evaluated the possible future performance of the Company's Common Stock based on the achievable performance of the Company if it were to remain an independent entity in comparison to the cash offer from Medisys. Sands Brothers also performed an evaluation of the historical and trading price of Lukens Common Stock in comparison to the Medisys offer. Sands Brothers noted the following factors: (i) over the lifetime of trading history of Lukens' Common Stock, prices have ranged from a historical low of $1 in April 1995 to a historical high of $8 1/4 in February 1997, (ii) the Common Stock has not traded in a range above the offered price of $4 per share since October 1997 and (iii) the offer price of $4 per share represents a 33% appreciation in the current price of the Common Stock of $3 per share.

         Sands Brothers also looked at the valuation of comparable medical products companies in relation to both the current and potential future valuation of Lukens' stock, as well as in relation to the cash tender offer from Medisys. It also reviewed the terms of several recent acquisitions in the medical products industry, and compared the valuation of such companies under these acquisitions to the valuation of Lukens both in the public markets and under the proposed acquisition by Medisys. In conjunction with the above-mentioned analyses, Sands Brothers considered the historical performance of the Company's stock, both independently and in relation to other comparable companies. Using publicly available information, Sands Brothers analyzed, among other things, the market values and trading multiples of the Company and the following selected publicly traded companies in the medical products industry:
(i) LifeQuest Medical, (ii) Luther Medical, (iii) U.S. Surgical Corp. and (iv) Univec, Inc. Sands Brothers compared market values as a multiple of revenues, EBITDA and net income. It was determined by Sands Brothers that the revenue multiple calculation was the most applicable frame of reference for valuing the transaction, because two of the comparable companies had negative EBITDA, and three of the comparable companies, as well as the Company itself, had negative earnings. Sands Brothers deduced that based on market capitalization to revenues, the comparable companies had an average multiple of 2.11. Sands Brothers compared this multiple to a multiple for Lukens of 1.08 at the current stock price of $3 per share, and a multiple of 1.44 at the offered price of $4 per share.

         Using publicly available information, Sands Brothers analyzed, among other things, the implied transaction value multiples paid in selected transactions in the medical products industry, consisting of (acquirer/target):
Elan/Neurex,    Respironics/Healthdyne,    Engelhard/Catalyst   unit   of   MKG,
Interpore/Cross Medical and Sulzer Medical/Spine-Tech. Of these five transactions, a core group consisting of Respironics, Engelhard and Interpore were determined by Sands Brothers to be the most directly comparable to the proposed transaction. Sands Brothers compared the total consideration paid in these transactions as a multiple of the latest twelve month revenues (prior to the acquisition) and value of assets acquired. For the core acquisitions, average multiples of 2.47 for consideration/revenues and 2.85 for consideration/assets were found. These multiples compared to proposed multiples in the Lukens transaction of 1.14 times consideration/revenues and 1.12 times consideration/assets.

         In rendering its opinion, Sands Brothers assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Sands Brothers. Sands Brothers did not make and was not provided with an independent evaluation or appraisal of the assets of the Company.

         The full text of the written opinion of Sands Brothers dated May 15, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B and should be read carefully in its entirety. The opinion of Sands Brothers is directed to the Board of Directors of Lukens and relates only to the fairness of the Merger Consideration from a financial point of view, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Sands Brothers set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

         In preparing its opinion, Sands Brothers performed a variety of financial and comparative analyses, including those described above and below. The summary of such analyses does not purport to be a complete description of the analyses underlying Sands Brothers' opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Sands Brothers believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Sands Brothers made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. No company, transaction or business used in the above-referenced analyses as a comparison is identical to Lukens or the proposed acquisition by Medisys. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies, selected transactions or the business segment, company or transaction to which they are being compared. Sands Brothers' opinion and analyses should not be viewed as determinative of the views of the Board of Directors or management of Lukens with respect to the Merger Consideration or the proposed Merger.

         After careful analysis of the financial position of the Company as a stand-alone company, it was determined by Sands Brothers that the offered price of $4 per share was fair, from a financial point of view, to the stockholders of the Company. Although it was determined that the demand would exist for the Company's projected level of sales, it was also determined by Sands Brothers that, in order to achieve that level of sales, the Company would need to obtain a significant amount of additional capital. Sands Brothers noted that without a significant amount of additional capital, the future operating results of the Company would be less than the projected operating results, and as a result, the Company would deserve a discount to the multiple valuation enjoyed by comparable companies whose capital resources are significantly greater than that of the Company. In it review of the Company' current financial position, it appeared to Sands Brothers that the completion of the proposed acquisition by Medisys would be the most viable means for the Company to obtain the necessary capital to finance the projected operating results. As the current offer represents a 33% premium to the stockholders based on the current stock price, Sands Brothers has determined that the offered price of $4 per share is fair to the stockholders from a financial point of view.

         Pursuant to the terms of Sands Brothers' engagement, the Company has agreed to pay Sands Brothers an opinion fee of $60,000 for its services in rendering the Fairness Opinion in connection with the Merger. The Company has also agreed to indemnify Sands Brothers and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Sands Brothers' engagement.

         Sands Brothers has advised Lukens that, in the ordinary course of business, Sands Brothers and its affiliates may actively trade or hold the securities of Lukens and Medisys for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Sands Brothers and its affiliates may maintain relationships with the Company and Medisys and their respective affiliates.

         Sands Brothers is a recognized investment banking firm and was selected by Lukens based on its experience and expertise. Sands Brothers regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; INDEMNIFICATION

         In considering the recommendations of Lukens's Board of Directors with respect to the Merger, stockholders should be aware that certain members of Lukens's management and Board of Directors have certain interests in the Merger that are in addition to or different from the interests of the public stockholders. The Board of Directors of Lukens was aware of these interests and considered them, among other things, in approving the Merger Agreement. Pursuant to the Merger Agreement, on the Effective Date, (a) warrants to purchase 400,000 shares of Lukens Common Stock at an exercise price of $1.10 per share held by Mr. John Robinson, a director of the Company, are to be canceled and in lieu thereof, Mr. Robinson shall have the right to payment in cash equal to $400,000 in exchange therefor, which payment shall be made by Medisys promptly after the Effective Date and (b) the outstanding loans by Mr. Robinson and Mr. Priddy to the Company in the original principal amounts of $1,700,000 and $500,000, respectively, shall be repaid by Medisys by (i) making a cash payment to Mr. Robinson of $1,200,000, plus all accrued and unpaid interest, and the issuance to Mr. Robinson of Medisys ordinary shares, par value 1p per share, having a value equal to $500,000 and (ii) making a cash payment to Mr. Priddy of all accrued and unpaid interest on his loan and the issuance to Mr. Priddy of Medisys ordinary shares, par value 1p per share, having a value equal to $500,000, which payments and issuances shall be made promptly after the Effective Date.

         The 50,000 warrants to purchase Common Stock held by Mr. Robinson with an exercise price of $6.25 per share and the options to purchase 12,000 shares of Common Stock at an exercise price of $6.00 per share shall be canceled on the Effective Date for no consideration. The 50,000 warrants to purchase Common Stock held by Mr. Priddy with an exercise price of $6.25 per share, the options to purchase 300,000 shares of Common Stock at an exercise price of $4.00 per share and the option to purchase 12,000 shares of Common Stock at an exercise price of $6.00 per share shall be canceled on the Effective Date for no consideration. Mr. Robinson's consulting agreement with the Company will be terminated as of the Effective Date.

         Additionally, Mr. Robert S. Huffstodt, President, Chief Executive Officer and a Director of the Company, as well as each of the other officers and employees of the Company, will have all of the employee stock options held by them converted into the right to purchase a number of ordinary shares of Medisys, par value 1p, equal to the number of shares of Lukens Common Stock subject to each such option multiplied by the Option Exchange Ratio (as defined in the Merger Agreement) (the "Substitute Options"). The Substitute Options shall have a per share exercise price equal to the current exercise price per share of Lukens Common Stock divided by the Option Exchange Ratio, and each Substitute Option otherwise shall after the Effective Date be subject to all of the other terms and conditions of the original option to which it relates.

         Each of Messrs. Robinson, Priddy and Holmes (also a director of the Company) agreed pursuant to the Merger Agreement not to sell or otherwise transfer or encumber any shares of Lukens Common Stock and vote all such shares in favor of the Merger. Such obligation expires on August 31, 1998 or such earlier date as the Merger Agreement shall terminate.

         The Merger Agreement also provides that the Company shall indemnify, and after the Effective Date, the Surviving Corporation shall indemnify the officers, directors and employees of the Company and its Subsidiaries who were such at any time prior to the Effective Date from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement occurring before the Effective Date to the fullest extent permitted or required under applicable law; provided, however, that such indemnification shall not be available with respect to Losses arising out of the failure of the Company to obtain the Fairness Opinion. In addition, Medisys has agreed that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than three years from the Effective Date. See "Merger Agreement -- Certain Covenants -- Indemnification."

         There are no post-Merger employment agreements currently anticipated to be entered into with management. However, the existing employment agreement between the Company and Robert Huffstodt, a director and the President of the Company will remain in place and will be unaffected by the transactions contemplated by the Merger.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a purchase in accordance with GAAP. From and after the Effective Date, Lukens's results of operations will be included in Medisys' consolidated results of operation.

CERTAIN EFFECTS OF THE MERGER

         Upon consummation of the Merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation. Medisys will own all of the outstanding shares of common stock of the Surviving Corporation and will be entitled to all of the benefits and detriments resulting from that interest, including all income or losses generated by the Surviving Corporation's operations and any future increase or decrease in the Surviving Corporation's value. After the Effective Date, the present holders of the Lukens Common Stock will no longer have any equity interest in the Company, will not share in the results of operations of the Surviving Corporation and will no longer have rights to vote on corporate matters. The Company is currently subject to the information filing requirements of the Exchange Act, and in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial statements and other matters. As a result of the Merger, the Company will become a wholly-owned subsidiary of Medisys and there will cease to be any public market for the Lukens Common Stock, and after the Effective Date, the Lukens Common Stock will be delisted from the Nasdaq Stock Market. Upon such event, the Surviving Corporation will apply to the SEC for the deregistration of the Lukens Common Stock under the Exchange Act. The termination of the registration of the Lukens Common Stock under the Exchange Act would make certain provisions of the Exchange Act (including the proxy solicitation provisions of Section 14(a), and the short swing trading provisions of Section 16(b)), no longer applicable to the Surviving Corporation. Additionally, upon the termination of the registration of the Common Stock under the Exchange Act, the Lukens Common Stock will no longer constitute "margin securities" under the regulations of the Board of Governors of the federal Reserve System.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the principal federal income tax consequences relating to the Merger based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, rulings and judicial authority as in effect on the date of this Proxy Statement. Subsequent changes in the law could alter the federal income tax consequences of the Merger.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

         The receipt by a stockholder of cash for shares of Lukens Common Stock pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Code and also may be a taxable transaction under applicable state, local and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the stockholder. A stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the holder pursuant to the Merger in exchange for his or her shares and the stockholder's adjusted tax basis in such shares. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired in a single transaction at the same price). Such gain or loss generally will be capital gain or loss if the shares are a capital asset in the hands of the stockholder and will be long-term gain or loss if the shares have a holding period of more than one year at the time of their conversion at the Effective Date. Long-term capital gain recognized by an individual stockholder will be taxed at the lowest rates applicable to capital gains if the stockholder has held the shares of Common Stock for more than eighteen months. Certain limitations apply with respect to the deductibility of capital losses.

         The receipt of cash by a stockholder pursuant to the Merger may be subject to backup withholding at the rate of 31% unless the stockholder (i) is a corporation or comes within other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

         This tax discussion is included for general information only. This discussion applies only to stockholders holding shares of Lukens Common Stock as capital assets, and to stockholders holding shares of Lukens Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not apply to Lukens stockholders who are not citizens or residents of the United States, to Lukens stockholders who are tax-exempt or to other Lukens stockholders of special status.

REGULATORY AND OTHER APPROVALS

         Lukens is not aware of any material governmental or regulatory requirements to be complied with in connection with the Merger, other than the filing of Certificate of Merger conforming to the requirements of the DGCL with the Delaware Secretary of State. The Company conducts operations in a number of foreign countries where regulatory filings may be required as a result of the Merger. The Company will make such filings as it deems necessary or appropriate.

                                MERGER AGREEMENT

         The following is a brief summary of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Although the material provisions of the Merger Agreement set forth in this Proxy Statement have been summarized accurately, the statements made herein concerning such document are not necessarily complete, and reference is made to the full text of the Merger Agreement attached hereto as Annex A. Each such statement is qualified in its entirety by such reference. Capitalized terms that are not otherwise defined in this summary have the meanings set forth in the Merger Agreement.

THE MERGER

         The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will be merged with and into Lukens, the separate corporate existence of Merger Sub will cease and Lukens will continue as the Surviving Corporation. The Merger will become effective on the Effective Date upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

         The Merger Agreement also provides that: (i) the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Date, will thereafter be the Articles of Incorporation of the Surviving Corporation; (ii) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Date, will remain in effect on the Effective Date and will be the Bylaws of the Surviving Corporation; and (iii) the directors of Merger Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         Pursuant to the Merger Agreement, on the Effective Date (i) each share of Lukens Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of Lukens Common Stock held by stockholders, if any, who properly exercise their dissenters' rights under Section 262 of the DGCL and shares held by Medisys and its subsidiaries) will be canceled and converted into the right to receive $4.00 in cash (the "Merger Consideration"), without interest, upon surrender of the certificate evidencing such share in the manner provided below and (ii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Date will be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

         Shares of Lukens Common Stock that are outstanding immediately prior to the Effective Date and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the certificates evidencing such shares. See "Dissenter's Rights."

         Promptly after the Effective Date, an agent selected by Medisys (the "Payment Agent") shall mail to each holder of shares of Lukens Common Stock (other than Dissenting Shares) ("Certificates") a letter of transmittal and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Each holder of Lukens Common Stock, upon surrender to the Payment Agent of such holder's Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid the amount of cash to which such holder is entitled, pursuant to the Merger Agreement, as payment of the Merger Consideration (without any interest accrued thereon). Until so surrendered, each Certificate shall after the Effective Date represent for all purposes only the right to receive the Merger Consideration. At the Closing, Medisys shall deposit in trust with the

Payment Agent, for the ratable benefit of the holders of Lukens Common Stock (other than Dissenting Shares and shares held by Medisys and its subsidiaries), the appropriate amount of cash to which such holders are entitled pursuant to the Merger Agreement as payment of the Merger Consideration. The Payment Agent shall, pursuant to irrevocable instructions, make the payments to the holders of Lukens Common Stock as set forth in the Merger Agreement.LUKENS STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES OR INSTRUMENTS UNTIL THEY RECEIVE A TRANSMITTAL FORM.

         In addition, the holders of options to acquire shares of Lukens Common Stock issued pursuant to the Company's employee stock option plan and outstanding immediately prior to the Effective Date, whether vested or unvested, shall be assumed by Medisys at the Effective Date, and each such option shall become an option (the "Substitute Option") to purchase a number of ordinary shares of Medisys, par value 1p, equal to the number of shares of Lukens Common Stock subject to each such option multiplied by the Option Exchange Ratio (as defined below). The Substitute Options shall have a per share exercise price equal to the current exercise price per share of Lukens Common Stock divided by the Option Exchange Ratio, and each Substitute Option otherwise shall after the Effective Date be subject to all of the other terms and conditions of the original option to which it relates. The "Option Exchange Ratio" is the ratio of
(x) $4.00 to (y) the U.S. dollar equivalent of the average of the middle-market closing price per share of Medisys ordinary shares on the Alternative Investment Market of the London Stock Exchange, as shown in the "London Stock Exchange Daily Official List," for each of the ten trading days ending two trading days prior to the Effective Date.

         If the Merger is approved by the requisite vote of the stockholders of Lukens and certain other conditions to the Merger are satisfied or waived (as more fully described below), the Closing will be held on the earlier of (A) August 14, 1998 or (B) the day which is no later than two (2) business days after the day on which the last of the closing conditions set forth in Article X of the Merger Agreement is fulfilled or waived and the meeting of Medisys' stockholders with respect to the Merger and related financing has been held, or such other date as is agreed upon by the parties.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties of Lukens as to, among other things: (i) the due organization, valid existence and good standing of Lukens and its Subsidiaries, (ii) the capitalization of Lukens and its Subsidiaries; (iii) the authorization of the execution and delivery of the Merger Agreement and related agreements, the validity and enforceability thereof against Lukens, the noncontravention thereby of the articles of incorporation, bylaws, relationships or other contracts, commitments or agreements of Lukens or any of its Subsidiaries or of any material order, writ, injunction, decree, statute, rule or regulation applicable to Lukens or any Subsidiary and, other than filing the Articles of Merger with the Delaware Secretary of State, the absence of requirements for any consents, approvals, notices or registrations to be obtained or filed by Lukens or any of its Subsidiaries in connection with consummation of the Merger; (iv) compliance in all material respects of Lukens' filings with the SEC under the Securities Act of 1933, as amended, and the Exchange Act (the "SEC Documents"), and the accuracy of certain information and financial statements of Lukens included in the SEC Documents; (v) the absence of undisclosed liabilities; (vi) certain
Company action; (vii) material contracts; (viii) compliance with applicable laws; (ix) certain insurance matters; (x) product liability; (xi) the absence of certain changes or events since December 31, 1997; (xii) certain tax matters;
(xiii) certain intellectual property matters; (xiv) litigation involving Lukens or any of its Subsidiaries; (xv) certain employee benefit matters; (xvi) certain labor and employment matters; (xvii) certain environmental matters; (xviii) title to property and (xix) absence of certain business practices.

         The Merger Agreement also contains representations and warranties of each of Medisys and Merger Sub as to, among other things: (i) their due organization, valid existence and good standing; (ii) capitalization of Merger Sub; (iii) due authorization of the execution and delivery of the Merger Agreement and related agreements, the validity and enforceability thereof against Medisys and the noncontravention thereby of the Memorandum and Articles of Association of Medisys; (iv) the good faith belief by Medisys that it will have funds sufficient to enable it to consummate the Merger and (v)the absence of litigation involving Medisys.

CERTAIN COVENANTS

         CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agreed that prior to the Effective Date, unless Parent shall otherwise agree in writing it shall, and shall cause its Subsidiaries to (i) carry on their respective businesses in the ordinary course in substantially the same manner as previously conducted, (ii) use their commercially reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date, (iii) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (iv) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (v) maintain and keep its properties and equipment in good repair, working order and condition in accordance with past practice, ordinary wear and tear excepted; and (vi) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound.

         The Company also agreed that prior to the Effective Date, it shall not and shall not propose to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries (subject to the fiduciary duties of the Company's Board of Directors), (ii) amend its Certificate of Incorporation or By-laws, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iii) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock. In addition, subject to the fiduciary duties of the Company's Board of Directors, the Company agreed that prior to the Effective Date, it shall not, nor shall it permit any of its Subsidiaries to, without the consent of Medisys which shall not be unreasonably withheld (i) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Lukens Common Stock pursuant to employment agreements as in effect on the date hereof, the exercise of stock options outstanding on the date hereof or granted prior to the Effective Date under automatic grants under the Company's Employee Stock Option Plan; (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business consistent with past practice; (iii) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or
(v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. The Company also agreed that prior to the Effective Date, it shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law, enter into any new (or amend any existing) Company Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice. The Company also agreed that prior to the Effective Date, it shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities.

         STOCKHOLDER APPROVAL; PROXIES. Pursuant to the Merger Agreement, Lukens has agreed to take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene the Special Meeting as promptly as practicable to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby. Lukens also has agreed that its Board of Directors will, subject to the Board of Directors' fiduciary duties, recommend that the Lukens' stockholders vote in favor of and approve the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby.

         Pursuant to the Merger Agreement, Medisys has agreed to take all action necessary, in accordance with applicable law, stock exchange rules and its Memorandum and Articles of Association, to convene an extraordinary meeting of the holders of its ordinary shares to approve the Merger Agreement, the Merger and the related issuance of securities to Medisys, to the extent approval is required and sought by Medisys. Medisys has also agreed that its Board of Directors will, subject to its fiduciary duties, recommend that the Medisys stockholders vote in favor of and approve the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby.

         The parties also agreed to cooperate and prepare and file with the SEC this Proxy Statement and the Company has agreed to use all reasonable efforts, and Medisys has agreed to cooperate with the Company, to have this Proxy Statement cleared by the SEC as promptly as practical.

         EMPLOYEE MATTERS. Pursuant to the Agreement, as of the Effective Date, the employees of the Company and each Subsidiary shall continue employment with the Surviving Corporation and the Subsidiaries, respectively, in the same positions and at the same level of wages and without having incurred a termination of employment or separation from service; provided that, except as required by law or by contract, the Surviving Corporation and the Subsidiaries shall not be required to continue any employment relationship with any employee for any specified period of time. As of the Effective Date, the Surviving Corporation shall be the sponsor of Lukens' Employee Benefit Plans sponsored by Lukens immediately prior to the Effective Date, and Medisys has agreed to cause the Surviving Corporation and the Subsidiaries to satisfy all obligations and liabilities under such plans.

         INDEMNIFICATION. Pursuant to the Merger Agreement, the Company has agreed to indemnify, and after the Effective Date, the Surviving Corporation has agreed to indemnify the officers, directors and employees of the Company and its Subsidiaries who were such at any time prior to the Effective Date (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities ("Losses") arising out of the transactions contemplated by the Merger Agreement occurring before the Effective Date to the fullest extent permitted or required under applicable law; provided, however, that such indemnification shall not be available with respect to Losses arising out of the failure of the Company to obtain the Fairness Opinion. Medisys has agreed that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than three years from the Effective Date. In addition, Medisys has agreed to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Date; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage and Medisys shall not be required to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Medisys shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

         ALTERNATIVE PROPOSALS. Pursuant to the Merger Agreement, prior to the Effective Date, the Company has agreed (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause it and its Subsidiaries' officers, directors, employees, agents and representatives not to, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort to implement an Alternative Proposal; (b) that it will cause to be terminated any existing activities or discussions with any parties with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of its obligations with respect to Alternative Proposals under the Merger
Agreement; and (c) that it will notify Medisys if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of its Subsidiaries; provided, however, the Board of Directors of the Company shall not be prohibited from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, (i) the Company provides written notice to Medisys to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (ii) the Company and such person or entity enter into an appropriate confidentiality agreement with respect to information to be supplied by the Company and (C) the Company keeps Medisys promptly informed of the status and all material terms and conditions of any such discussions and, if any such proposal is in writing, furnishes a copy of such proposal to Medisys; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

         CANCELLATION OF WARRANTS; REPAYMENT OF LOANS FROM AFFILIATES. Pursuant to the Merger Agreement, on the Effective Date, (a) warrants to purchase 400,000 shares of Lukens Common Stock at an exercise price of $1.10 per share held by Mr. John Robinson, a director of the Company, are to be canceled and in lieu thereof, Mr. Robinson shall have the right to payment in cash equal to $400,000 in exchange therefor, which payment shall be made by the Surviving Corporation promptly after the Effective Date, (b) warrants to purchase 50,000 shares of Lukens Common Stock held by Mr. Peter Lordi shall be canceled and in lieu thereof, Mr. Lordi shall have the right to payment in cash equal to $50,000 in exchange therefor, which payment shall be made by the Surviving Corporation promptly after the Effective Date and (c) the outstanding loans by Mr. Robinson and Mr. Robert L. Priddy, another director of the Company, to the Company in the original principal amounts of $1,700,000 and $500,000, respectively, shall be repaid by Medisys by (i) making a cash payment to Mr. Robinson of $1,200,000, plus all accrued and unpaid interest, and the issuance to Mr. Robinson of Medisys ordinary shares, par value 1p per share, having a value equal to $500,000 and (ii) making a cash payment to Mr. Priddy of all accrued and unpaid interest on his loan and the issuance to Mr. Priddy of Medisys ordinary shares, par value 1p per share, having a value equal to $500,000, which payments and issuances shall be made promptly after the Effective Date. Options to purchase 300,000 shares of Lukens Common Stock at an exercise price of $4.00 per share, which are owned by Mr. Priddy, will be canceled.

          Additionally, Mr. Robert S. Huffstodt, President, Chief Executive Officer and a Director of the Company, as well as each of the other officers and employees of the Company will have all of the employee stock options held by them converted into the right to purchase a number of ordinary shares of Medisys, par value 1p, equal to the number of shares of Lukens Common Stock subject to each such option multiplied by the Option Exchange Ratio (as defined above) (the "Substitute Options"). The Substitute Options shall have a per share exercise price equal to the current exercise price per share of Lukens Common Stock divided by the Option Exchange Ratio, and each Substitute Option otherwise shall after the Effective Date be subject to all of the other terms and conditions of the original option to which it relates. See "Factors to Be Considered -- Interests of Certain Persons in the Merger; Indemnification."

         AGREEMENT OF PRINCIPAL STOCKHOLDERS. Each of Messrs. Priddy and Robinson and Mr. John Holmes have agreed that from and after the date of the Merger Agreement until August 31, 1998, or such earlier date as the Merger Agreement shall be terminated that (a) he shall not pledge, hypothecate or otherwise transfer his shares of Lukens Common Stock in any manner and (b) he shall vote all of his shares of Lukens Common Stock in favor of the Merger (and against any Alternative Proposal), provided that nothing shall prevent any of them, when acting in their capacities as directors of the Company, from exercising their fiduciary duties as directors in accordance with applicable law.

         FAIRNESS OPINION. Pursuant to the Merger Agreement, the Company has agreed to engage an investment bank for the purpose of delivering the Fairness Opinion. The Company has agreed to engage such investment bank to deliver the Fairness Opinion within three weeks of the date of the Merger Agreement (the "Fairness Opinion Period"). Any failure by the Company's investment bank to deliver the Fairness Opinion for any reason other than the adequacy of the value of the Merger Consideration shall be deemed, under the Merger Agreement, to be a breach of such covenant by the Company.

         MISCELLANEOUS. The Company has agreed to confer on a regular basis with Medisys on operational matters and advise Medisys orally and in writing of any change or event that has had, or could reasonably be expected to have, a material adverse effect. The Company has also agreed to promptly provide to Medisys (and its counsel) copies of all filings made by such party with the SEC or any other state or federal governmental entity in connection with the Merger Agreement and the transactions contemplated thereby. In addition, upon the mutual agreement of Medisys and the Company, the parties have agreed that the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Merger Sub or as a merger of the Company into Medisys and in such event, the Merger Agreement shall be deemed appropriately modified to reflect such form of merger.

CONDITIONS TO THE MERGER

         The obligations of each of Medisys, Merger Sub and Lukens to consummate the Merger are subject to the satisfaction of certain conditions prior to the Effective Date, including: (i) the approval of the Merger by the requisite vote of the stockholders of Lukens and (ii) the absence of any injunction or other order preventing the consummation of the Merger. The obligation of Lukens to consummate the Merger is subject to the satisfaction (or waiver by Lukens) of certain additional conditions at or prior to the Effective Date, including: (i) the accuracy of the representations and warranties of Medisys and Merger Sub in all material respects when made and on the Effective Date; (ii) the performance by each of Medisys and Merger Sub in all material respects of each obligation required in the Merger Agreement to be performed by it on or prior to the Effective Date; and (iii) the delivery by Medisys and Merger Sub of certified Board resolutions, various officers' certificates and a legal opinion of Medisys' and Merger Sub's legal counsel. The obligations of Medisys and Merger Sub to consummate the Merger are further subject to the fulfillment (or waiver by Medisys) of certain additional conditions at or prior to the Effective Date, including: (i) the accuracy of the representations and warranties of Lukens in all material respects when made and on the Effective Date; (ii) the performance by Lukens in all material respects of each obligation required by the Merger Agreement to be performed on or prior to the Effective Date; (iii) the absence of any change which has had or would reasonably be expected to have a material adverse change in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole; (iv) that Lukens has not received a written demand for appraisal by holders of the number of shares of Lukens Common Stock exceeding 5% of the total number of shares of Lukens Common Stock outstanding immediately prior to the Effective Date; and (v) the delivery by Lukens of certified Board and stockholder resolutions, various officers' certificates and a legal opinion of Lukens' legal counsel.

TERMINATION

         The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Medisys and the Company.

         In addition, the parties have agreed that the Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Medisys or the Company if (a) the Merger shall not have been consummated by August 31, 1998 (provided that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement that shall have proximately contributed to the failure to consummate the Merger), or (b) the approval of the Company's stockholders shall not have been obtained, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of the Company, by action of the Board of Directors of the Company and written notice to Medisys, if (a) in the exercise of its fiduciary duties to its stockholders imposed by law, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a material breach by Medisys or Merger Sub of any representation or warranty contained in the Merger Agreement, or (c) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of Medisys, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Medisys. In addition, the Company has the right to terminate the Merger Agreement and abandon the Merger (A) during the Fairness Opinion Period if the Company receives a written opinion from the investment bank to the effect that the Merger Consideration is not fair from a financial point of view to the holders of the Lukens Common Stock, or on the last day of the Fairness Opinion Period if the Fairness Opinion has not been delivered, or (B) at any time after June 30, 1998, if, within five (5) days after the written request by the Company after such date, Medisys has not furnish to the Company a written letter addressed to the Company from Henry Ansbacher & Co. Limited and/or other reputable investment banks capable of providing such financing confirming their firm commitment to provide the financing required in connection with the transactions contemplated by the Merger Agreement for the payment of all amounts due thereunder or related thereto (including fees and expenses of its financial advisors and legal counsel). The aforementioned June 30, 1998 termination date was subsequently extended by the parties until August 10, 1998.

         In addition, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Medisys and written notice to the Company, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Medisys its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, or
(b) there has been a material breach by the Company of any representation or warranty contained in the Merger Agreement, or (c) there has been a material breach by the Company of any of the covenants or agreements set forth in the Merger Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Medisys to the Company, or (d) there has been a change which has the effect of producing a material adverse change in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole. The Merger Agreement may also be terminated by Medisys and the Merger may be abandoned (A) at any time prior to May 15, 1998 (which date was later extended to June 14, 1998), by action of the Board of Directors of Medisys and written notice to the Company, if Medisys concludes as a result of Medisys's legal, business and financial due diligence review of the Company, that (i) the Company's business, properties, assets, condition (financial or otherwise), liabilities or operations are not satisfactory, or (ii) the Company is in material breach of any representation or warranty made in the Merger Agreement, or (B) during the Fairness Opinion Period if the Company receives a written opinion from the investment bank to the effect that the Merger consideration is not fair from a financial point of view to the holders of the Lukens Common Stock, or within two business days after the termination of the Fairness Opinion Period if the Company shall not have obtained the Fairness Opinion, or (C) before June 30, 1998 if Medisys shall have failed to obtain the irrevocable undertaking from holders of a majority of Medisys's ordinary shares to vote in favor of the resolutions necessary to effect the Merger and the related financing or (D) prior to June 30, 1998 if Medisys and Merger Sub shall not have obtained a firm commitment from Henry Ansbacher & Co. Limited and/or other reputable investment banks capable of providing such financing to provide the financing required in connection with the transactions contemplated by the Merger Agreement for the payment of all amounts due thereunder or related thereto (including fees and expenses of its financial advisors and legal counsel). The aforementioned June 30, 1998 termination date was subsequently extended by the parties until August 10, 1998.

         Pursuant to the Merger Agreement, in the event that (x) any person shall have made an Alternative Proposal and thereafter the Merger Agreement is terminated either by the Company due to the Company Board of Directors' determination that such termination is required by reason of an Alternative Proposal being made, or by either Medisys or the Company because the approval of the Company's stockholders has not been obtained, (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Medisys its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders and Medisys shall have terminated the Merger Agreement pursuant to clause (a) of the immediately preceding paragraph or (z) any person shall have made an Alternative Proposal and thereafter the Merger Agreement is terminated for any reason other than those set forth in clauses (x) or (y) above and within 12 months thereafter any Alternative Proposal shall have been consummated with the third party who made such Alternative Proposal, then the Company shall promptly, but in no event later than two days after such termination or consummation with respect to clause (z), pay

Medisys a fee of $500,000 (the "Termination Fee"), but Medisys shall only be entitled to be paid the Termination Fee in the event that at the time of the termination of the Merger Agreement Medisys is not in material breach of any of the representations, warranties or covenants set forth in the Merger Agreement. The parties have agreed that if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payment, Medisys or Merger Sub commences a suit which results in a judgment against the Company for such fee, the Company shall pay to Medisys its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such payment should have been made.

         In the event of termination of the Merger Agreement and the abandonment of the Merger pursuant to Article XI of the Merger Agreement (as described above), all obligations of the parties thereto shall terminate, except the obligations of the parties pursuant to this paragraph and the immediately preceding paragraph, and Section 12.3 (Fees and Expenses) and except for the provisions of certain other miscellaneous sections including specific performance, assignment, governing law and severability.

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         All representations and warranties set forth in the Merger Agreement shall terminate at the Effective Date. All covenants and agreements set forth in the Merger Agreement and any instrument delivered pursuant to the Merger Agreement shall survive in accordance with their terms.

FEES AND EXPENSES

         The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided in the Merger Agreement and except that the filing fee in connection with the filing of this Proxy Statement with the SEC and the expenses incurred in connection with printing and mailing this Proxy Statement shall be shared equally by Lukens and Medisys.

                               DISSENTERS' RIGHTS

         Stockholders who have not voted in favor of the Merger or consented thereto in writing have the right to demand an appraisal of the fair value of their Lukens Common Stock in accordance with the provisions of Section 262 of the DGCL ("Section 262"), which sets forth the rights and obligations of stockholders demanding an appraisal and the procedures to be followed. Stockholders who perfect such rights will not be entitled to surrender their Lukens Common Stock for payment of the Merger Consideration in the manner otherwise described in this Proxy Statement. Stockholders should assume that the Surviving Corporation will take no action to perfect any appraisal rights of any stockholder. Therefore, to exercise his or her appraisal rights, a stockholder should strictly comply with the procedures set forth in Section 262 and is urged to consult his or her legal advisor before electing or attempting to exercise such appraisal rights. Stockholders who vote in favor of the Merger or consent thereto in writing cannot demand appraisal rights, but stockholders are not required to vote their shares of Common Stock against the Merger in order to obtain such appraisal rights. Stockholders who sign and return the proxy card included with this Proxy Statement with instructions to vote in favor of the Merger or, since proxy cards returned without instructions will be voted in favor of the Merger, with no instruction to vote against or abstain from voting with respect to the Merger, will not be entitled to appraisal rights.

         The  following  is a summary of the  procedures  to be  followed  under
Section 262, the text of which is attached to this Proxy Statement as Annex C. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to Section 262 after the date of this Proxy Statement. Failure to follow any Section 262 procedure may result in termination or waiver of appraisal rights under Section 262.

Any stockholder who desires to exercise his or her appraisal rights should review carefully Section 262 and is urged to consult his or her legal advisor before electing or attempting to exercise such rights.

         Only a stockholder of record is entitled to seek appraisal. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a stockholder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares of Lukens Common Stock. A record stockholder, such as a broker, who holds shares of Lukens Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares of Lukens Common Stock held for such beneficial owners. In such case, the written demand for appraisal must set forth the number of shares of Lukens Common Stock covered by such demand. Unless a demand for appraisal specifies a number of shares of Lukens Common Stock, such demand will be presumed to cover all shares of Lukens Common Stock held in the name of such record owner.

         The Company is mailing to each stockholder of record as of the Record Date this Proxy Statement, which constitutes the notice required under Section
262. Included with this Proxy Statement is a copy of Section 262. Any stockholder entitled to appraisal rights may demand, in writing, from the Company, prior to the vote on the Merger, an appraisal of his or her shares of Lukens Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his or her shares of Lukens Common Stock. Failure to make such a demand will foreclose a stockholder's right to appraisal. A proxy or vote against the Merger shall not constitute a demand. In addition, any stockholder voting in favor of the Merger or consenting thereto in writing is not entitled to appraisal rights under Section 262. Stockholders who sign and return the proxy card included with this Proxy Statement with instructions to vote in favor of the Merger or, since proxy cards returned without instructions will be voted in favor of the Merger, with no instruction to vote against or abstain from voting with respect to the Merger, will not be entitled to appraisal rights.

         A stockholder may withdraw his or her demand for appraisal by written request within 60 days after the Effective Date of the Merger, but thereafter the approval of the Surviving Corporation is needed for such a withdrawal. Upon withdrawal of an appraisal demand, a stockholder will be entitled to receive the Merger Consideration, without interest.

         Within 10 days after the Effective Date of the Merger, the Surviving Corporation shall notify each stockholder who has complied with the provisions of Section 262. Within 120 days after the Effective Date (the "120-Day Period"), in compliance with Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above (such stockholders being referred to collectively as the "Dissenting Stockholders") and the Surviving Corporation each has the right to file in the Delaware Court of Chancery (the "Delaware Court") a petition (the "Petition") demanding a determination of the value of the Lukens Common Stock held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders who owned Lukens Common Stock will become entitled to receive the Merger Consideration. The Surviving Corporation is not obligated and does not intend to file a Petition. Any Dissenting Stockholder is entitled, within the 120-Day Period and upon written request to the Surviving Corporation, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and the aggregate number of shares of Lukens Common Stock with respect to which demands for appraisal have been received and the aggregate number of Dissenting Stockholders.

         Upon the filing of the Petition by a Dissenting Stockholder, the Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be mailed to the Surviving Corporation and all of the Dissenting Stockholders and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court. The costs relating to these notices will be borne by the Surviving Corporation. If a hearing on the Petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their Common Stock. The Delaware Court may require that Dissenting Stockholders submit their certificates for notation thereon of the pendency of the appraisal proceedings. The Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their certificates pending resolution of the appraisal proceedings.

         Stockholders considering seeking appraisal should have in mind that the fair value of their shares of Lukens Common Stock determined under Section 262 could be more, the same, or less than the Merger Consideration and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Court has discretion to require the Surviving Corporation to pay interest on the fair value of the shares determined pursuant to Section 262.

         Dissenting Stockholders are generally permitted to participate in the appraisal proceedings. No appraisal proceeding in the Delaware Court shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

         From and after the Effective Date, Dissenting Stockholders will not be entitled to vote their Common Stock for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such Common Stock payable to stockholders of record thereafter.

                             BUSINESS OF THE COMPANY

         Lukens was incorporated under the laws of the State of New Jersey on December 27, 1982 and operated under the name Gyneco, Inc. until 1987 when it was renamed Lukens Corporation -- New Jersey. On April 27, 1988, the Company
reorganized in the State of Delaware by merger with and into its Delaware wholly-owned subsidiary, Lukens Medical Corporation. All references to the Company herein include the operations of the Company's wholly-owned subsidiaries. The Company's executive offices are located at 3820 Academy Parkway North NE, Albuquerque, New Mexico 87109 and its telephone number is
(505) 342-9638.

         The Company has been engaged since 1906 in the design, development, manufacturing and marketing of wound closure products for use in the medical industry, including, without limitation, suture products and bone wax, and more recently has expanded its product line to include other medical devices, including, without limitation, lancets, sharps containers and diagnostic devices. Suture products include sutures (a product consisting of suture material attached to a surgical needle) and ligatures (suture material not attached to a surgical needle). Suture materials are made from silk, catgut and other similar materials. Bone wax is a product used to temporarily seal severed bones during surgery. The Company markets its products for general surgery applications, including for use in oral and veterinary surgery, and for specialty surgery applications, including for use in plastic, ophthalmic and cardiovascular surgery.

         In March 1996, the Company, through a wholly-owned subsidiary, acquired assets constituting the following three product lines of Ulster Scientific, Inc. ("Ulster") of New Paltz, New York (the "Ulster Acquisition"): (i) lancets, including needles and accessories, (ii) dispettes and (iii) infection control kits (collectively referred to herein as the "Ulster Product Lines"). Lancets are finger-prick devices used to draw small amounts of blood, primarily to test glucose levels. Dispettes are disposable diagnostic devices used primarily in physicians' offices to test blood. Infection control kits contain various items used in medical and scientific facilities to clean up blood and other bodily fluid spills. Approximately 30% of the Company's revenues for the fiscal year ended December 31, 1997 are attributable to the sale of such products. For a further description of these Ulster Product Lines, see "Ulster Product Lines."

         In January 1997, the Company entered into a new joint venture with certain of its international distribution partners to manufacture hypodermic needles, and other medical products for distribution worldwide (the "India Joint

Venture"). As part of the transaction, the joint venture acquired a modern, fully-equipped 22,000 square foot plant in the Cochin Export Zone in Southern India. See "India Joint Venture."

         In May 1997, the Company acquired a new subsidiary, Pro-Tec Containers, Inc. ("Pro-Tec") of Sanford, Florida (the "Pro-Tec Acquisition"). Pro-Tec manufactures and markets a line of sharps disposal containers which are used by health care providers for safe disposal of used "sharps," such as hypodermic needles, scalpels, blades, lancets, and suture needles (the "Pro-Tec Product Lines"). Approximately 8% of the Company's revenues for the fiscal year ended December 31, 1997 are derived from the sale of such products. For a further description of these Pro-Tec Product Lines, see "Pro-Tec Product Lines."

         Also in May 1997, the Company acquired a 51% interest in its Brazilian-based distributor, Techsynt, which then changed its name to Techsynt Lukens Ltd. ("Techsynt"). Techsynt is engaged primarily in the manufacture and marketing of sutures for the Brazilian market, although it is anticipated that Techsynt will eventually export sutures to selected other markets worldwide, and will market certain of the Company's other products where the local market is suitable. Techsynt did not commence operations until October 1, 1997, and therefore did not contribute significant revenues or earnings for the fiscal year ended December 31, 1997.

PRODUCTS

         SUTURE PRODUCTS. During 1997, the surgical suture industry represented in excess of $2.4 billion of the overall disposable surgical product industry, approximately 60% of which represented the international market and 40% of which represented the domestic market. Surgical suture products are comprised of two principal categories: (i) general surgical suture products, and (ii) specialty surgical suture products. Differentiating the categories are the physical properties of the surgical needle such as size, sharpness and ductility, the type of suture material used, as well as packaging and cost. The Company designs, develops, manufactures and markets suture products for both general and specialty surgery uses.

         The Company's general surgical suture products are comprised of approximately 250 standard products and approximately 3,000 additional products which the Company is capable of providing to meet the specifications of particular surgeons and practitioners. General surgical sutures primarily include standard needles. The Company designs, develops, manufactures and markets suture products that cover a broad spectrum of surgical categories, including, without limitation, general, ob-gyn, urology, orthopedic, oral and veterinary surgery, all of which generally utilize the same types of needles and suture materials. The Company markets and sells its full line of general surgical suture products worldwide. See "Sales, Marketing and Customers."

         The Company's specialty surgical suture products consist of an innovative line of laser-drilled needles and suture materials for use in the areas of plastic, ophthalmic, cardiovascular and oral surgery. One major advantage to the specialty surgeon of utilizing a drilled needle stems from the manner in which the suture material is attached to such a needle. When suture material is attached to many standard needles, the back end of the needle is sliced open, the suture is placed in the opened portion of the needle and the metal is then crimped together (referred to as "channel swaging") to hold the suture material in the needle. Over the years, specialty surgeons have recognized that one of the major problems with such sutures is that the crimped end of the needle becomes larger in diameter than the rest of the needle, creating a larger hole in the tissue than is required. Laser-drilled needles offer a significant improvement to the standard method. Because the Company's specialty needles are laser-drilled, as opposed to sliced open, there is no bulge at the end of the needle when the suture material is inserted and crimped into place. During the laser drilling process, the excess metal is removed from the needle. In addition, because the distortion of the remaining metal is minimal, as compared to the standard process, the end of the laser-drilled needle is not as prone to breakage or snapping. See "Production and Quality Assurance."

         Laser-drilled needles are manufactured for the Company by independent suppliers in accordance with the Company's specifications using 300 Series stainless steel, an alloy which is more corrosion resistant than the materials from which standard needles are generally made. This special alloy of stainless steel also enables the Company's needles to remain sharper than standard needles after repeated passes through tissue. In addition, as a result of using the 300 Series stainless steel, the Company's laser-drilled needles are also less brittle and more ductile than standard needles. The Company relies on the confidential treatment of its proprietary needle design specifications by its suppliers. See "Suppliers," "Competition" and "Patent and Proprietary Rights." The Company markets and sells its full line of specialty surgical products worldwide. See "Sales, Marketing and Customers."

         BONE WAX. The Company believes it is one of only three companies in the United States that sells, and has the approval of the Food and Drug Administration (the "FDA") to manufacture and market, bone wax. Bone wax is used to temporarily seal severed bones during surgery. The Company manufactures its bone wax primarily from bees wax. Although the total worldwide bone wax market is relatively small (estimated by the Company to be approximately $7 to $10 million annually), gross margins in this area are relatively high. The Company sells bone wax worldwide.

ULSTER PRODUCT LINES

         The Company's Ulster Product Lines are as follows:

         LANCETS, NEEDLES AND ACCESSORIES. The Company markets a broad range of blood lancet-type devices, including general purpose style, safety style and automatic single-use style. The target markets for lancets include hospitals, nursing homes, doctors' offices, industrial establishments and the home-use market. Blood lancing-type devices are used for several purposes, including routine lab testing, diabetic monitoring, and cholesterol monitoring.

         DISPETTES. Dispettes are disposable diagnostic devices used for sedimentation rate testing of blood and are a more affordable alternative to the expensive automated blood testing labs. Because dispettes are convenient, easy to use, and relatively inexpensive to purchase, the primary market for these products are small medical clinics and individual physician practices. As sophisticated blood testing technology in the United States continues to become more prevalent, the use of dispettes is expected to gradually diminish. The Company intends to expand the marketing of this product internationally where access to sophisticated blood analysis technology is more limited.

         INFECTION CONTROL KITS. Infection control kits contain various items used in medical and scientific facilities to clean up blood and other bodily fluid spills. The infection control clean-up kits are marketing by the Company under the "BASKIT" name. Under the Occupational Safety and Health Act (OSHA), safety spill clean up kits, such as the one marketed by the Company, are required to be maintained in any facility working with blood and other bodily fluids, including, without limitation, hospitals, laboratories, doctors offices and ambulances.

         With the exception of certain raw materials produced in the Company's Indian facility (see India Joint Venture), the Company does not manufacture any of the products in the Ulster Product Lines. The Company purchases these products under agreements with certain suppliers and, following sterilization and packaging, resells the products to other medical supply distributors and end-users. See "Suppliers."

PRO-TEC PRODUCT LINES

         In May 1997, in connection with the Pro-Tec Acquisition, the Company acquired and began selling the products in the Pro-Tec Product Lines. The Pro-Tec Product Lines consists of sharps disposal containers which are used by health care providers for safe disposal of used "sharps," such as hypodermic needles, scalpels, blades, lancets, and suture needles. These products are available in a variety of sizes and configurations to suit both the hospital-based and office-based healthcare market segments. All of the products in the Pro-Tec Product Lines are manufactured and shipped by outside contractors.

NEW PRODUCTS

         In September 1997, the Company began marketing a device known as an aortic punch, a product which is used by cardiovascular surgeons in performing bypass procedures. The device has several unique patented features which

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enable the surgeon to more easily  perforate the aorta prior to connecting a new blood vessel. The Company estimates that the worldwide market for this product is approximately $7 million. The Company has begun domestic distribution of this product through manufacturers' representatives. Due to the product being launched late in the year and the relatively long sales cycle, sales of the aortic punch contributed less than 1% to the Company's revenues during 1997.

         Also in the fourth quarter, the Company introduced a product called "Sed-Control," which can be used in conjunction with the Company's dispettes to verify the accuracy of the test. This product has met with very limited success due, in the Company's opinion, to its relatively short shelf life, the lack of regulatory requirements to utilize such a control, and heavy price competition from other suppliers of such controls. The Company does not anticipate that this product will generate substantial revenues in the future.

INDIA JOINT VENTURE

         In January 1997, the Company entered into a new joint venture to manufacture hypodermic needles, syringes and other medical products for distribution worldwide. As part of the transaction, the joint venture acquired a modern, fully-equipped 22,000 square foot plant in the Cochin Export Zone in Southern India. The new subsidiary, Lukens Medical Products Private Ltd., is a joint venture between the Company and certain of its international distribution partners. The Company is the majority shareholder, and manages the operations, with all partners contributing to the marketing of the products. Production began in November 1997 of lancet wires, also called lancet needles, which prior to being manufactured in-house, were the most costly component in the lancets marketed by the Company. It is anticipated that certain other disposable medical products will be manufactured in the facility by the end of 1998.

BRAZIL JOINT VENTURE

         In May 1997, the Company acquired a 51% interest in its exclusive distribution in Sao Paulo, Brazil. The Company plans to expand the venture's existing suture manufacturing capacity, and begin producing its new, synthetic absorbable sutures in Brazil. Eventually the Brazil Joint Venture will export sutures to many of the Company's international markets. Currently, Brazil has a staff of 11 engaged primarily in suture production, and markets via tenders and a network of several independent sales representatives. Techsynt operates in a 5,000 square foot leased facility in Sao Paulo, Brazil.

SALES, MARKETING AND CUSTOMERS

         PRODUCT SALES. The Company's principal means of selling its products has been through independent distributors that have entered into either exclusive or non-exclusive arrangements with the Company. Such arrangements have involved the grant by the Company of exclusive or semi-exclusive rights to sell specific products or product lines in particular geographic territories. Such agreements generally contain specified minimum sales levels required in order for the distributor to maintain exclusivity, as well as provisions requiring the distributors to participate in trade shows and conventions in their respective territories in order to promote the Company's products.

         MARKETING STRATEGY. The Company's domestic strategy with respect to its suture products is to focus its marketing energies on its general and specialty surgical products which are used by doctors and practitioners primarily outside of a hospital (i.e., in doctors' offices, dentists' offices, veterinary clinics and outpatient plastic and ophthalmic surgical centers), and where purchasing decisions are made outside of the large hospital and institutional environment. To this end, the Company aggressively markets in the United States its dental and veterinary general surgical suture products and its plastic specialty surgical suture products. The Company also continues to market and sell its line of general and specialty surgical products to selected markets internationally, where it is better able to compete solely as a quality, low-cost supplier to the foreign hospital and institutional market. As a result of the recent receipt by the Company of approval from the FDA to begin marketing its synthetic absorbable suture product for human use, the Company believes that its ability to compete in parts of the worldwide suture market will be enhanced.

         In the third quarter of 1997, the Company refocused its international marketing strategy to limit its product offerings to higher margin products and regions. As a result, the Company reduced its standard suture product line to include only approximately 250 catalog codes (down from approximately 750) and intends to de-emphasize and even abandon certain international markets. In connection with this new strategy, in December 1997, the Company wrote-off approximately $3,030,000 worth of inventory consisting of these discontinued catalog codes. See "Management's Discussion and Analysis of Operations."

         While the Ulster Product Lines and the Pro-Tec Product Lines are currently marketed entirely in the United States, the Company intends to launch certain of these products internationally in 1998 and 1999.

         The Company currently has a domestic staff of five employees engaged in direct sales, telemarketing and direct mail promotion of general surgical suture products and bone wax products worldwide, as well as providing marketing support to the Company's specialty and general suture distributors. In addition, the Company has a four person sales staff and a team of eight manufacturer's representatives responsible for selling all the Company's products in the United States.

         CUSTOMERS. The primary customers for the Company's suture products are its distributors, who then resell the products to end users, generally under their own brand names. The Company sells its products directly to certain foreign governments and is also a party to exclusive agreements with distributors in a number of foreign countries, including South Africa, Honduras and Italy and non-exclusive agreements in Costa Rica and Saudi Arabia for the sale of its general surgery products (as well as certain of the Company's specialty products) primarily under the "Lukens' name. Customers of the Ulster Product Lines primarily include large medical and laboratory product distributors, as well as mail order diabetic supply houses.

RESEARCH AND DEVELOPMENT ACTIVITIES

         During 1996, the Company's research and development efforts were focused on finalizing its FDA submission for a braided synthetic absorbable suture product. The Company received clearance from the FDA in February of 1997 to market its synthetic absorbable suture product for human use. The Company released its braided synthetic absorbable suture product to the human market in April of 1997. See "Government Regulations." The current Research and Development activities of the Company are focused on the development of a monofilament synthetic absorbable suture, the new products to be manufactured by the India Joint Venture, and ongoing improvements to the Company's product line. The Company does not expect to expend significant funds on research and development activities in 1998.

PRODUCTION AND QUALITY ASSURANCE

         The Company's manufacturing operations for the production of surgical sutures generally consist of joining surgical needles with suture material and packaging the finished suture product. The Company's general surgical suture production operations are primarily conducted in Juarez, Mexico pursuant to an agreement whereby a maquiladora conducts manufacturing and assembly operations for the Company's benefit, with the Company supplying all parts, components, materials, machinery and equipment and bearing all labor costs. In addition, a number of the Company's suture products are also produced at its facility in Albuquerque, New Mexico. Suture production and packaging operations are extremely exacting and labor intensive processes. Because of the extensive range of possible needle/suture material combinations and the large number of short-run, special orders which must be filled, it is not economically feasible to automate the predominant portion of the Company's production activities. Most must instead be done by hand by highly-trained employees.

         Materials (i.e., needles and "suture materials") which comprise the suture products are purchased from a number of vendors. Upon their receipt by the Company, all materials are subject to inspection by the Company's quality assurance staff. Tests conduced by the Company's quality assurance staff include visual inspection as well as physical tests. Conformity with the Company's specifications is of prime importance and one of the staff's goals is to detect non-conforming components prior to assembly and packaging. Upon approval, needles and suture materials are released to storage areas for pre-processing preparation and subsequent assembly.

         Although many suture products consist solely of the "thread" (e.g., silk, catgut or other materials), most consist of suture material which has been attached to one or two needles. Braided suture materials (e.g., silk) used in the Company's products undergo "tipping," a process which creates a hardened tip on the end of the suture material to facilitate the attachment of the material to the needles. The attaching process, known as "swaging", is a critical step in the Company's production process, with the minimum strength of the attachment prescribed by the U.S. Pharmacopeia. The attaching process is largely performed by individuals operating small, pedal activated machines which form the metal of the needle around the thread, crimping the two together. After swaging, the completed sutures are wound by hand onto small cards and then packaged according to suture type and intended use. Packaged and boxed sutures are either delivered to subcontractors for sterilization, or, in the case of synthetic absorbable and certain other sutures sterilized in-house. After sterilization, the products are returned to the production department for additional packaging and distribution. The Company's quality assurance department is responsible for in-process and post-production analyses of all of the Company's products. Quality assurance is supported through the use of both manual and computerized systems to provide traceability of product batches and track each stage of the production process. The Company's production and quality assurance operations must comply with the FDA's current GMP regulations and are subject to periodic FDA inspection. See "Government Regulations."

         The production of bone wax entails the preparation of the beeswax-based product at the Company's New Mexico facility, where it is packaged and sent to subcontractors for sterilization by gamma radiation. The products in the Ulster Products Lines are largely purchased in finished condition and do not involve extensive processing by the Company. The products in the Pro-Tec Product Lines are produced, and shipped directly to the Company's customers, by contract manufacturers utilizing the Company's molds. The hypodermic needles, syringes and related medical products to be produced by the India Joint Venture will be manufactured and molded at the facility acquired by the joint venture.

SUPPLIERS

         The Company's specialty needles are currently manufactured to the Company's specifications by two independent overseas vendors. The Company's general surgery needles and its suture materials are supplied by a number of independent manufacturers. The Company believes that there are a number of alternative sources for all of such products and product components. Further, while the Company relies upon confidentiality agreements with its suppliers of specialty needles to protect its particular proprietary needle design and specifications, specialty needles are not proprietary to the Company and the Company's arrangements with its suppliers of specialty needles are not exclusive. See "Competition."

         While the Company manufactures its newly approved synthetic absorbable suture products, it purchases the synthetic absorbable suture threads used in these products from third-party suppliers. While these materials are currently available upon commercially reasonable terms, any disruption of the supply of these materials could have an adverse impact upon the ability of the Company to produce its synthetic absorbable suture line.

         In connection with the Ulster Acquisition, the Company entered into two new exclusive supply arrangements with the principal suppliers of certain of the products in the Ulster Product Lines. The supply agreement with Guest Elchrom Scientific AG, relating to the dispette products, entitles the Company to act as such supplier's exclusive distributor of such products in the United States. The Company's supply agreement with Korea Techma, Inc., relating to the automatic single-stick lancet sold under the "Gentle-let 1" tradename, also entitles the Company to act as such supplier's exclusive distributor in the United States. The other products in the Ulster Product Lines are purchased by the Company on a purchase-order basis from various other suppliers. In general, the molds utilized by such suppliers in the manufacture of the other products in the Ulster Product lines are not proprietary to the Company and the Company's arrangements with such suppliers are not exclusive.

         The products in the Pro-Tec Product Line are all molded by outside contract manufacturers, who also ship the products directly to the Company's customers which saves the Company shipping and warehousing expense. The Company uses three primary vendors for molding, and holds title to all of its molds.

COMPETITION

         For the past 40 years, the global suture market has been dominated by a small number of companies, primarily Ethicon, Inc. ("Ethicon"), a wholly-owned subsidiary of Johnson & Johnson, Inc., and Sherwood Davis & Geck. In addition, there are several small national firms and regional suppliers of suture products with which the Company competes in both the general surgery and specialty surgery markets. In 1992, United States Surgical Corporation ("USSC") entered the market with a full line of general and specialty surgery products. USSC is currently the world's leading manufacturer and marketer of surgical staplers and endoscopic instruments and supplies and they are beginning to gain market share.

         The Company believes that the extensive experience of its management group, its access to an abundant and skilled labor pool, and its economical manufacturing operations have enabled the Company to position itself as a quality, low-cost supplier of general and specialty surgery suture products to the foreign hospital and institutional market, and thus to compete in the sale of such products on the basis of price. The Company currently markets approximately 250 products for use in general surgical procedures, and has the capability and know-how to manufacture approximately 3,000 additional products in order to meet the specifications of particular customers. With the addition of the Company's new synthetic absorbable suture line, the Company's product line offerings are comparable to those offered by Ethicon, Davis & Geck and USSC. The Company believes that its ability to remain a low-cost producer of general and specialty surgical suture products in certain international markets and its focus on the dental and veterinary surgical suture markets, as well as certain specialty niches in the United States will be important to its ability to remain competitive with the larger and better capitalized competitors in these markets.

         With respect to the Ulster Product Lines, in the lancet and needle market, the Company has essentially four major competitors: Sherwood Medical Company, Owen Mumford, Ltd., Gainor Medical U.S.A., Inc. and Can-Am Care Corporation. LP Italiana SpA and Polymedco are considered the Company's only competitors in the dispette market. The Company believes the following four criteria, listed in order of priority, influence market share: price, availability, customer relationships and a well rounded product line. The Company hopes to capitalize on Ulster's twenty years of experience in the market and its existing client base, augmented by the Company's international presence, to compete effectively. However, the Company's competitors in this area are larger, better capitalized and maintain larger sales forces than the Company and are therefore formidable competitors.

         With respect to the Pro-Tec Product Lines, the Company has essentially three major competitors: Sage Products, Inc., Graphic Controls, Inc. and Becton-Dickinson, Inc. The Company believes that this market is influenced primarily by price and complacency. The fact that these products are often physically attached to walls and fixtures, there is sometimes resistence to switching among competing brands. The Company believes that its ability to provide a low-priced product, combined with a nearly identical customer base for its Ulster Product Lines, will enable it to effectively compete in this market. However, the Company's competitors in this area are larger, better capitalized and maintain larger sales forces than the Company and are therefore formidable competitors.

GOVERNMENT REGULATIONS

         The Company's products and operations are subject to regulation by the FDA in the United States and by comparable regulatory agencies in certain foreign countries. Under the Federal Food, Drug and Cosmetic Act (the "FD&C
Act"), the FDA has promulgated regulations and established guidelines and policies governing "medical devices", including certain of the products sold by the Company. Under these regulations, the Company's products may not be shipped in interstate commerce (including export) without prior authorization from the FDA (except any devices that were in commercial distribution prior to May 28, 1976 that were not then regulated as drugs and that have not changed since that time). Such authorization is based on a review of the products' safety and effectiveness for their intended use. Medical devices may be authorized by the FDA for marketing either pursuant to a pre-market notification under Section 510(k) of the FD&C Act ("510(k)") or a pre-market approval application ("PMA"). A 510(k) consists of a submission, 90 days prior to planned marketing, of information sufficient to establish that the device is substantially equivalent to a device marketed prior to May 28, 1976 or a device substantially equivalent to such a device. Such information normally consists of data comparing the respective devices, and may include data from clinical studies. A finding by the FDA of substantial equivalence may take significantly longer than 90 days. A PMA consists of information sufficient to establish that a device is safe and effective for its intended use, including data from clinical and other studies. FDA approval of a PMA, may take as long as several years. Whether a product requires a 510(k) or a PMA, depends on its classification under the law and FDA regulations. Most of the Company's products require 510(k)s, although certain products which the Company may develop in the future might require a PMA. In addition, the testing of medical devices through clinical investigations generally requires FDA authorization.

         The Company believes that it currently has in place all the requisite authorizations to market its current line of products, including nine PMAs and sixteen 510(k)s. The Company's current line of suture products includes all of the major suture materials that are marketed in the United States. The Company believes that all of its current suture and non-suture products are covered by its PMAs and 510(k)s, or are otherwise legally marketed, and that, in view of a reclassification of suture products by the FDA, those products for which the Company has PMAs now require only 510(k)s; however, there is no assurance that the FDA would agree with these positions.

         The Company is subject to additional requirements under the FD&C Act, including registration, recordkeeping and reporting requirements. In addition, the FDA regulates the promotion of medical devices (except for advertising for non-restricted devices which is regulated by other authorities), in particular to ensure that devices are promoted within the terms of their authorized labeling guidelines. The Company's manufacturing operations must comply with the FDA's current GMP regulations and are subject to periodic FDA inspection.

         Commencing on June 14, 1998, all medical devices imported into Europe must bear the CE mark. To begin affixing the CE mark to its products, a company must have implemented a quality management system in accordance with ISO 9001 Quality Standard requirements and have its products approved by an appropriate Notified Body. While less than 5% of the Company's revenues are generated in Europe, the Company sees potential for growth in this market, as well as other benefits of ISO approval. Accordingly, the Company is currently in the process of formal ISO third-party registration of its quality system and is also preparing for submission the necessary technical dossiers for the relevant products to be CE marked.

         Future changes in regulations or enforcement policies could impose more stringent requirements on the Company, compliance with which could adversely affect the Company's business. Failure to comply with applicable regulatory requirements could result in enforcement action, including withdrawal of marketing authorization, injunction, seizure of products, and liability for civil and/or criminal penalties.

PATENTS AND PROPRIETARY RIGHTS

         The Company considers its technology and procedures relating to its suture lines proprietary and relies primarily on trade secret laws and confidentiality agreements to protect its technology and innovations. Employees, distributors and key suppliers of the Company, as well as consultants which from time to time may be hired, enter into confidentiality and/or invention assignment agreements providing for non-disclosure of proprietary and trade secret information of the Company and the assignment to the Company of all inventions, improvements, technical information and suggestions relating in any way to the business of the Company (whether patentable or not) which the employee or consultant develops during the period of their employment or association with the Company. Despite these restrictions, it may be possible for competitors or customers to copy one or more aspects of the Company's products or obtain information that the Company regards as proprietary. In addition, consultants of the Company will most likely be employed by third parties, and accordingly, disputes could arise as to the proprietary rights to information which has been applied to Company projects independently developed by such consultants.

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

         Furthermore,   there  can  be  no   assurance   that  others  will  not
independently develop products similar to those sold by the Company.

         The Company owns one United States patent relating to its cardiovascular product packaging and has filed one additional patent application with the United States Patent and Trademark Office relating thereto. The Company is also licensed under a patent for the coating of synthetic absorbable sutures. In addition, in connection with the Ulster Acquisition, the Company acquired the rights to a patent covering a mold used in the production and component of the BASKIT product and various trademarks and trademark applications relating to the products in the Ulster Product Lines.

         In connection with the Pro-Tec Acquisition, the Company acquired several patents and trademarks related to the sharps containers and Pro-ject needle holder. While the Company may seek patent protection in the future for new products, there can be no assurance that any patents, or patents which may be issued, will provide the Company with sufficient protection in the case of an infringement of its technology or that others will not independently develop technology comparable or superior to the Company's.

         Although the Company believes that the products sold by it do not and will not infringe upon the patents or violates the proprietary rights of others, it is possible that such infringement or violation has occurred or may occur. In the event that any products sold by the Company are deemed to infringe upon the patents or proprietary rights of others, the Company could be required to modify its products or obtain a license for the manufacture and/or sale of such products. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company.

         Notwithstanding the foregoing paragraph, Owen Mumford Ltd. ("Owen Mumford"), one of the Company's competitors, filed a complaint in the United States District Court for the Eastern District of Virginia, Richmond Division on April 29, 1998 and served a summons and complaint on the Company on June 1, 1998, alleging that the one of the Company's products, the "Gentle-Let 1" infringes on a patent owned by Owen Mumford. The complaint seeks damages adequate to compensate Owen Mumford for the alleged patent infringement, as well as costs and expenses. The Company intends to vigorously defend itself in this proceeding. See "Business of the Company -- Legal Proceedings."

         The Company has acquired a registered trademark for the "Lukens" name. The Company believes that this name, established in 1906, is important to its business and prospects. In connection with the Ulster Acquisition and the Pro-Tec Acquisition, the Company acquired all rights to the trademarks and tradenames used in connection with the sale of the products in those lines. The Company has also obtained a perpetual, non-exclusive, license to use the name "Ulster Scientific" in connection with the sale of the products in the Ulster Product Lines.

PRODUCT LIABILITY AND INSURANCE

         The use of the Company's products entails an inherent risk of medical complications to patients and resultant product liability claims. While the Company presently maintains product liability insurance in the amount of $2 million per occurrence and in the aggregate which it believes is adequate for its current activities, there can be no assurance that the Company will be able to obtain such insurance in the future or that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company or one of its customers, lack or insufficiency of insurance coverage could have a material adverse impact on the Company. To date, the Company has had no material product liability claims.

EMPLOYEES

         At March 13, 1998, the Company worldwide had 201 employees (including 67 contract employees and 134 full time employees), of which 177 were engaged in production, 2 in development activities, 11 in sales and marketing and 11 in finance and administration. The Company's employees are not covered by any collective bargaining agreement. The Company considers relations with its employees to be good.

DESCRIPTION OF PROPERTY

         On July 1, 1996, the Company relocated its principal offices and certain of its production facilities to, and now occupies, approximately 17,000 square feet of space in Albuquerque, New Mexico which is leased by the Company (the "Facility"). Rental payments on the Facility are equal to $10,000 per month. The term of the lease expires on August 31, 2001, with two, two-year renewal options. Management believes that the Facility is in good condition, is suitable and adequate for the Company's current and proposed use thereof and is adequately covered by insurance.

         In connection with the Ulster Acquisition, the Company leased Ulster's 25,000 square foot warehouse and office facility in New Paltz, New York for a period of one year, at a rent equal to $12,500 per month. Such lease expired in March, 1997. In 1996, the Company relocated the Ulster Product Lines to the Facility in Albuquerque, New Mexico.

         The Company currently leases a 5,000 square foot warehouse and office facility in Sanford, Florida at a rent equal to $2,600 per month from which it sells its products in the Pro-Tec Product Lines. Such lease expires in March, 2001. Management believes that such facility is in good condition, is suitable and adequate for the Company's current and proposed use thereof and is adequately covered by insurance.

         See "Description of the Business -- India Joint Venture," for a description of the joint venture which owns a production facility utilized by the Company in Southern India. Since the facility is located in an export zone, the India Joint Venture leases the site from the zone at a nominal rate per year.

         See "Description of the Business -- Brazil Joint Venture" for details on the leased properties occupied by these entities.

LEGAL PROCEEDINGS

          On April 29, 1998, Owen Mumford, one of the Company's competitors, filed a complaint in the United States District Court for the Eastern District of Virginia, Richmond Division, alleging that the one of the Company's products, the "Gentle-Let 1" infringes on a patent owned by Owen Mumford. The summons and complaint was served on the Company on June 1, 1998. The complaint seeks unspecified damages adequate to compensate Owen Mumford for the alleged patent infringement, as well as costs and expenses. The Company intends to vigorously defend itself in this proceeding.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF THE COMPANY

         Set forth below is information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock of the Company, based on information provided to the Company, each Director of the Company, the Named Executive Officer and all Executive Officers and Directors of the Company as a group as of the Record
Date:

    Name and Address of                      Nature and Amount of
    Beneficial Owner                         Beneficial Ownership (1)       Percentage of Class
    ----------------                         ------------------------       -------------------

    John H. Robinson                         927,500(2)                         25.7%
    RJH Enterprises
    260 Townsend Street, 2nd Floor
    San Francisco, CA  94107

    Robert L. Priddy                         493,800(3)                         14.9%
    3435 Kingsboro Road #1601
    Atlanta, GA  30326

    Robert S. Huffstodt                       99,932(4)                          3.1%
    Lukens Medical Corporation
    3820 Academy Parkway North NE
    Albuquerque, NM 87109

    John P. Holmes                           119,500(5)                          3.7%
    John P. Homes & Company, Inc.
    P.O. Box 428
    Shelter Island Heights, NY 11965

    All officers and directors as a group    1,665,907(6)                       42.9%
    (6 persons)

(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to shares of Common Stock beneficially owned by them.

(2) Includes immediately exercisable warrants to purchase 450,000 shares of Common Stock. Includes currently exercisable options to purchase 6,500 shares of Common Stock.

(3) Includes immediately exercisable warrants to purchase 50,000 shares of Common Stock and currently exercisable options to purchase 106,500 shares of Common Stock.

(4) Includes options exercisable within 60 days to purchase 91,875 shares of Common Stock.

(5) Includes immediately exercisable options to purchase 50,000 shares of Common Stock. The shares of Common Stock are owned by John P. Holmes & Company, Inc., a company controlled by Mr. Holmes.

(6) See footnotes 2 through 5 hereof.

                              CERTAIN TRANSACTIONS

         On April 13, 1995, the Company entered into an agreement with John H. Robinson, a director of the Company, whereby Mr. Robinson (i) loaned $400,000 to the Company (the "April Loan"), (ii) agreed to purchase, at the Company's request at any time prior to March 31, 1996, up to $500,000 of the Lukens Common Stock at the market price at the time of such investment, and (iii) was issued 400,000 five-year warrants to purchase Common Stock at an exercise price of $1.10 per share. The April Loan bears interest at the rate of 8% per annum, and all principal and interest accrued during the term thereof is deferred and payable on April 15, 1999. Proceeds of the April Loan were used to reduce the Company's outstanding indebtedness under its line of credit with its lending bank by $350,000 and the remainder was used for general corporate purposes. On September 11, 1995, Mr. Robinson loaned the Company an additional $250,000 to partially finance the payoff of certain capitalized leases in respect of equipment (the "Buyout

Loan"). The Buyout Loan bears interest at the rate of 8% per annum and all principal and interest accrued during the term thereof is deferred and payable in October, 1999. On March 5, 1996, Mr. Robinson loaned the Company $400,000 to fund a portion of the purchase price relating to the Company's acquisition of three product lines from Ulster Scientific, Inc. (the "Acquisition Loan"). The Acquisition Loan bears interest at the rate of 10% per annum and all principal and interest accrued during the term thereof is deferred and payable on September 5, 2000. Repayment of the April Loan, the Buyout Loan and the Acquisition Loan are subordinated to the Company's line of credit with its lending bank. At the request of the Company's lending bank, the previous maturity dates thereunder were extended for two additional years to the maturity dates reflected above.

         As of March 1, 1996, the Company entered into a consulting agreement with John H. Robinson, a director of the Company. Such consulting agreement has a term of one year and thereafter automatically renews for additional one-year periods unless previously canceled by either party. Mr. Robinson is entitled to receive approximately $50,000 per year pursuant to the terms of such consulting agreement. Such consulting agreement is terminable by either party at any time after the first year upon 60 days' prior written notice. Mr. Robinson's consulting agreement is still in effect, but will be terminated as of the Effective Date.

         On February 28, 1997,  the Company  entered into an agreement with John
H. Robinson and Robert L. Priddy, each a director and substantial stockholder of the Company, whereby Messrs. Robinson and Priddy loaned the Company an aggregate of $1,000,000. Such loans bear interest at the rate of 10% per annum, are repayable on or before January 1, 1999 and are subordinated to the Line of Credit. In connection therewith, Messrs. Robinson and Priddy were each issued warrants to purchase 15,000 shares of Common Stock at an exercise price of $6.25 per share, and warrants to purchase an additional 35,000 shares of Common Stock at $6.25 per share.

                MARKET INFORMATION REGARDING LUKENS COMMON STOCK

         Lukens Common Stock has been quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") system under the symbol "LUKN" since May 6, 1992. The Common Stock has also been listed on the Pacific Stock Exchange under the symbol "LKN" since May 6, 1992.

         The following table sets forth the range of high and low bid prices for the Common Stock for the periods indicated, as reported by NASDAQ, the principal system or exchange on which such securities are quoted or traded. The quotations represent "inter-dealer" prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                           High ($)   Low ($)                              High ($)         Low ($)
                           --------   -------                              --------         -------

Quarter ended                                    Quarter ended
March 31, 1997             8 3/4      4 1/2      March 31, 1996             3 11/16          1 7/16

Quarter ended                                    Quarter ended
June 30, 1997              6 3/4      5 1/2      June 30, 1996              3 5/16           2 5/8

Quarter ended                                    Quarter ended
September 30, 1997         6 1/8      3 3/4      September 30, 1996         3 9/16           2 9/16

Quarter ended                                    Quarter ended
December 31, 1997          5 1/4      1 1/2      December 31, 1996          4 9/16           3


Fiscal Quarter Ending
March 31, 1998             3 3/8      1 5/8

Fiscal Quarter Ending
June 30, 1998              3 9/16     2 1/2
-------------

         As of July 30, 1998, there were approximately 83 holders of record of the Company's Common Stock.

         On July 30, 1998, the closing bid and asked prices of the Common Stock were $3 and $3 1/4, respectively.

                             LUKENS DIVIDEND POLICY

         The Company has never paid a cash dividend on its capital stock. The Company's loan agreement with its bank contains restrictions on the payment of dividends.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF LUKENS' FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Proxy Statement and the Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 attached hereto as Annex E.

RESULTS OF OPERATIONS

         FISCAL YEAR ENDED DECEMBER 31, 1997 ("1997") COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996 ("1996").

         Sales increased 5% to approximately $8.6 million during 1997 from approximately $8.2 million during 1996, primarily as a result of the Pro-Tec Acquisition. Domestic sales of sutures primarily in the dental and veterinary market in 1997 were approximately even with sales in 1996. Anticipated sales growth in the veterinary market as a result of the introduction of the monofilament synthetic absorbable suture was not realized in 1997 due to production problems experienced by the Company's supplier of suture material. The Company believes that these supply problems have been remedied. The Company's export sales in 1997 and 1996 totaled $1,651,451 and $2,295,066, respectively, which represents 19% and 28% of total sales in each of those years, respectively.

         The Company's gross margins decreased slightly, from 29% in 1996 to 28% in 1997. Gross Margins for 1997 were negatively impacted by a repricing of inventory at December 31, 1997. Such repricing is reflected in the Audited Financial Statements as an inventory cost reduction totaling approximately $772,000. The Company expects that gross margins in its most rapidly growing product line, lancets, will improve in the second quarter of 1998 due to in-house manufacturing of needles (the most expensive component) at its new facility in Cochin, India. The Company also expects overall margins to increase in 1998 as the suture sales mix shifts from the lower priced international markets to the more lucrative OEM domestic markets, and due partially to the addition of the Pro-Tec Product Lines which typically carry a higher gross margin than the Company has experienced historically.

         Selling expenses increased 51% in 1997 from $716,042 in 1996, to $1,087,171, as a result of increases in the number of employees required to sell and service the Pro-Tec and Ulster Product Lines, increased marketing expenses relating to the Ulster Product Lines, such as convention and literature expenditures, and charges for uncollected commissions and an increase in the reserve for uncollectible accounts receivable.

         General and administrative expenses increased approximately 33% to $1,286,938 in 1997 compared to $965,180 in 1996, due mainly to the amortization of the costs incurred in connection with the Pro-Tec Acquisition and the development costs related to the synthetic absorbable suture.

         Research and development expenses decreased approximately 35%, to $70,386 in 1997 compared to approximately $108,594 in 1996, due primarily to the finalization of the synthetic absorbable suture development project. The Company does not expect to expend significant funds on research and development activities in 1998.

         During 1996 and most of 1997, the Company saw the international suture market as a significant growth area for the Company. A number of markets, including the Middle East, India, South Africa and Brazil, expressed serious interest in the Company's cardiovascular suture line (the "Cardio Line"), and its new synthetic absorbable suture in development at that time. Also, in late 1996, the Company was approached by a new U.S. venture which was interested in a broad line of both products as well. Significant stocking orders were placed for the products in these lines in early 1997. In February 1997, the Company received FDA approval for the synthetic absorbable suture, and began actively marketing this new line.

         By late 1997, several new facts became apparent to the Company, including: (i) international customers of the Cardio Line were unable to meet their sales goals with respect to the products, (ii) reorders were not meeting the Company's expectations and (iii) several customers in India and South Africa were actually returning products to the Company. In addition, the synthetic absorbable suture, due to the high cost of new materials, had a market price that was too high for many export markets. The large U.S. customer for both suture lines was unable to fulfill its initial commitments to the Company, and their large initial purchase order had been canceled. By December 31, 1997 the Company determined that most of the Cardio Line inventory should be written off. While the synthetic absorbable suture had not met with widespread acceptance or success internationally, it had been well accepted in certain markets, including the domestic dental and veterinary markets. As a result, the Company's revenue expectations from these two product lines internationally have been scaled back significantly.

         Concurrently with events surrounding the Company's Cardio Line, in the third quarter of 1997, the Company also decided to refocus its international marketing strategy to limit its product offerings to higher margin products and regions. Historically, the Company carried a very large product line and attempted to sell into numerous international markets, many of which were unprofitable. By revising its international marketing strategy, the Company hoped to increase its profitability. As a result, the Company reduced its standard suture product line to include only approximately 250 catalog codes (down from approximately 750) and intended to de-emphasize and even abandon certain international markets. As a result of the foregoing, in December 1997 the Company wrote off approximately $3,030,000 of inventory consisting of discontinued catalog codes and expired inventory, which included approximately $300,000 of inventory relating to the Company's "Sed-Control" product. The resulting aggregate inventory write-off and repricing in December 1997 was equal to approximately $4,100,000 (the "Inventory Writeoff"). As a result of the

Inventory  Writeoff,   and  increased  expenses  described  above,  the  Company
experienced an operating loss of approximately $3,400,000 for the year ended December 31, 1997.

         Despite the foregoing, the overall volume for the Company's suture products has continued to increase in 1998 due to successes in other markets with its other suture products. The Company's joint venture in India, because it does not produce sutures, was and is unaffected by the Company's refocused international strategy for these lines. The Company's joint venture in Brazil was and is also relatively unaffected due to the fact that while the Brazil joint venture does produce suture products, the Cardio Line is very limited in scope and had no significant related inventory. Additionally, the products produced by the Brazil joint venture are targeted to different markets than those that the Company determined to exit.

         Interest income was $5,000 in 1997 compared to $6,000 in 1996. Interest expense increased to approximately $433,000 in 1997 from approximately $198,000 in 1996 due primarily to the additional debt incurred relating to the India and Brazil Joint Ventures, and the Pro-Tec Acquisition.

         As result of the Inventory Writeoff, increased expenses and the other income adjustments referred to above, the Company experienced a net loss of $3,768,018 for the year ended December 31, 1997 compared to a net profit of $463,481 for the year ended December 31, 1996. Without giving effect to the Inventory Writeoff, the Company experienced a net profit of $334,262 for the year ended December 31, 1997.

 THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

         Sales increased approximately $255,000 or 11% for the quarter ended March 31, 1998, compared to the quarter ended March 31, 1997 due mainly to revenue generated from the product lines acquired with Pro-Tec Containers, Inc. in May 1997 (the "Acquisition"), and due to increases in lancet sales.

         The gross margin percentage increased due to cost reductions resulting from the manufacture of certain raw materials in India, and the generally higher margins in the Pro-Tec line. The first quarter generated 39% margins compared to 32% last year.

         General and Administrative expenses increased $134,000 to $352,000 for the 1998 quarter, versus $228,000 for the 1997 quarter. The majority of this increase was a result of increased amortization expenses relating to the various acquisitions in 1997, and the addition of staff in Brazil. Sales and Marketing expenses were approximately the same for the 1998 and 1997 quarters, and R&D increased $5,000 to $17,000 for the 1998 quarter, versus $12,000 for the 1997 quarter. The increase in R&D expenses reflects the cost of the Company's focus on obtaining ISO Certification in 1998.

         As a result of the foregoing, Income from Operations increased 142%, or $132,000, to $439,000 for the 1998 quarter versus Income from Operations of $307,000 for the same quarter in 1997.

         Interest expense increased $69,000 from $53,500 in 1997 to $122,000 in 1998 due to an increase in net borrowings to finance the Acquisition in May 1997, and the investment in the Brazil joint venture in September 1997.

         As a result of the foregoing, the Company achieved a net profit for the quarter of $316,000, or $.10 per share, for 1998, compared to a net profit of $253,000, or $.08 per share, in 1997.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary capital needs have been to fund the working capital requirements created by its sales growth and to make acquisitions. At March 31, 1998, the Company had cash and cash equivalents of $53,882 and working capital of $488,660.

         Bank Financing. As of December 31, 1997 and March 31, 1998, the Company had drawn all of its $1,750,000 working capital portion of its line of credit with its lending bank (the "Line of Credit"). The Line of Credit also includes an additional $1,250,000 commitment for the issuance of standby and commercial letters of credit. On December 31, 1997 and March 31, 1998, approximately $882,000 and $360,000, respectively, in letters of credit were outstanding under this letter of credit commitment. The Line of Credit matures and expires on August 30, 1998 unless it is renewed, and all outstanding amounts are due and payable on such date. The Company expects the Line of Credit to be renewed for an additional year prior to its expiration. There can be no assurances, however, that such a renewal will be forthcoming, or, if available, will be on terms acceptable to the Company.

         As of December 31, 1997 and March 31, 1998, the Company had approximately $142,000 and $48,426, respectively, outstanding under a working capital line of credit (the "SBA L/C Facility") with the U.S. Small Business Administration ("SBA"), which provided working capital for foreign sales up to the lesser of (a) $600,000 or (b) 80% of the face amount of negotiated letters of credit issued for the benefit of the Company and delivered to the lender. It is the Company's understanding that due to the fact that the majority of the letters of credit received by the Company from its international customers did not meet the criteria set forth by the SBA, combined with various other factors, including the existence of technical financial covenant defaults under the Line of Credit as a result of the Inventory Writeoff, the SBA declined to renew this line for 1998 and all outstanding amounts are required to be repaid as each outstanding letter of credit is drawn upon.

         At the same time, during December 1997 and the first quarter of 1998, the Company has experienced increased sales of certain products, requiring it to significantly increase its purchases of raw materials necessary to fill such orders. Due to the decreased liquidity caused by losing the SBA L/C Facility, as well as the increased outlays for raw materials, the Company has recently experienced a shortage of working capital. As a result, the Company has recently experienced difficulties financing its sales growth and has failed to timely pay certain amounts due under certain term loans granted to the Company by its lending bank in connection with the Line of Credit. During the quarter ended March 31, 1998, the Company was still in technical default of certain financial covenants and in payment default under certain of its term loans with its lending bank. In April 1998, the Company cured its payment default under the term loans and, subject to certain conditions, including, without limitation, the closing of the Merger with Medisys, its lending bank amended certain of the financial covenants so that the Company is no longer in default under any of its lines of credit. No assurance can be given that the Company's lending bank will not hereafter reinstate the old financial covenants and thereby causing the Company to once again be in default under its Line of Credit.

         To fund future acquisitions and joint ventures, the Company is reliant upon obtaining long-term borrowing and/or equity financing. Management believes that the Company will have access to the capital resources necessary to continue to fund such expansion, although there is no assurance that such financing will be available or, if available, will be on terms acceptable to the Company. For a more complete description of the Company's current credit facilities, see Note 5 to Notes to Consolidated Financial Statements.

         Stockholder Loans. On February 28, 1997, the Company entered into an agreement with John H. Robinson and Robert L. Priddy, each a director and substantial stockholder of the Company, whereby Messrs. Robinson and Priddy loaned the Company an aggregate of $1,000,000. Such loans bear interest at the rate of 10% per annum, are repayable on or before January 1, 1999 and are subordinated to the Line of Credit. In connection therewith, Messrs. Robinson and Priddy were each issued warrants to purchase 15,000 shares of Common Stock at an exercise price of $8.25 per share, and warrants to purchase an additional 35,000 shares of Common Stock at $6.00 per share. See "Item 12. Certain Relationships and Related Transactions."

         In the past, the Company has been reliant upon Messrs. Robinson or Priddy to finance the costs associated with certain acquisitions and to restructure certain indebtedness, on terms favorable to the Company. There can be no assurance the such financing, or other third party debt or equity financing, will be available in the future or, if available, will be on terms acceptable to the Company.

         Investment by Medisys. In March and April of 1998, Medisys purchased an aggregate of 75,000 shares of Common Stock from the Company for $4.00 per share in cash in private transactions with the Company.

OTHER INFORMATION

         Sales to the U.S. Government. During 1996, the department of the U.S. Government responsible for procuring medical supplies, such as sutures, began purchasing more of such items outside the traditional bid system. The Company has been successful over the last several years in obtaining substantial awards under the bid system. The new system, which incorporates local dealers called Prime Vendors, is less sensitive to price and more sensitive to the impact of a direct sales force. As a result of the foregoing, since the Company has only a limited sales force, there can be no assurance that the Company will continue to meet or exceed its historical levels of sales of its products to the U.S.Government in the future and during 1997 sales were nominal.

         Acquisition of the Pro-Tec Product Lines. For a description of the consideration paid and payable by the Company in connection with the Pro-Tec Acquisition, including, without limitation, the Common Stock issued in connection therewith, see Note 15 to Notes to Consolidated Financial Statements and the Company's Current Report of Form 8-K filed in connection with the Pro-Tec Acquisition.

         Pro-Tec Stock Price Guarantee. In connection with the Pro-Tec Acquisition, the Company agreed to guarantee the value of the Common Stock issued to the former owner pursuant to such acquisition for a period of six months from the effective date of the Registration Statement on Form S-3 which was filed by the Company to register the resale of such shares. As a result of the decline in the price to the Lukens Common Stock during such period (and taking into account certain other adjustments), the Company owes the former owner of Pro-Tec approximately $300,000, which amount is payable either by the issuance of shares of the Lukens Common Stock or a one-year promissory note. The Company and such individual are currently negotiating to extend the term of the payment of this amount. No agreement, however, has yet been finalized and there can be no assurance given that any such agreement will be reached.

         Net Operating Loss Carryforwards. As of December 31, 1997, the Company had net operating loss carryforwards ("NOLs") of approximately $12,975,000 which will expire from 1998 through 2010. The deductibility of portion of the NOLs is subject to an annual limitation of approximately $460,000; the excess of such annual limitation over the amount to be used in subsequent year until they expire. See Note 10 of Notes to Consolidated Financial Statements.

         Year 2000 Disclosure. The Company believes that its operations will not be materially disrupted by any problems associated with the "Year 2000" syndrome after January 1, 2000; however, there can no assurances in this regard.

                  INFORMATION REGARDING MEDISYS AND MERGER SUB

         Medisys PLC, a Scottish public limited company ("Medisys"), is a medical technology company providing products, through its divisions and subsidiaries, to the point of care environment, at present focused on two markets -- the point of care and over the counter diagnostics market and the market for on-site disposal of biohazardous medical waste. Merger Sub is a Delaware corporation recently organized in connection with the Merger. Merger Sub has not conducted any business to date, other than incidental to its organization and in connection with the Merger. Merger Sub will not have any assets or liabilities (other than those arising under the Merger Agreement or in connection with the Merger) or engage in any activities other than those incident to its formation and capitalization and the Merger. As of the date of this Proxy Statement, all the authorized capital stock of Merger Sub is owned by Medisys. Medisys' and Merger Sub's principal executive offices are located at Walmar House, 288-292 Regent Street, London W1R SH8 England, (011) 44-171-436-3353. As of the Record Date, Medisys owned 132,500 shares of Lukens Common Stock and neither Merger Sub nor any of their affiliates owned any shares of Lukens Common Stock.

                              FINANCIAL INFORMATION

         The Company's consolidated audited financial statements for the years ended December 31, 1997 and 1996 and the unaudited financial statements for the three month period ended March 31, 1998 and 1997 are included as part of this Proxy Statement.

                                FEES AND EXPENSES

         The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided in the Merger Agreement and except that the filing fee in connection with the filing of this Proxy Statement with the SEC and the expenses incurred in connection with printing and mailing this Proxy Statement shall be shared equally by Lukens and Medisys.

                                  OTHER MATTERS

         As of the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters that will be acted on at the Special Meeting other than the approval and adoption of the Merger Agreement and the Merger. If any other matters are presented for action at the Special Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the persons named as proxies in the accompanying proxy card. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein.

                       1998 ANNUAL MEETING OF STOCKHOLDERS

         The Company does not plan to hold an annual meeting of stockholders during 1998 unless the Merger is not consummated. If the Merger is not consummated, stockholder proposals previously received by the Secretary of the Company on or before November 30, 1997 will be considered for inclusion in the proxy materials for the Company's 1998 Annual Meeting of Stockholders.

                        INDEPENDENT CERTIFIED ACCOUNTANTS

         Lukens' independent public accountants for the fiscal year ended December 31, 1997, and for the current fiscal year are Neff and Company LLP. It is not anticipated that representatives of Neff and Company LLP will be present at the Special Meeting.

                                        ----------------------------------------
                                        Robert S. Huffstodt, President and Chief
                                                 Executive Officer

August ___, 1998

STOCKHOLDERS WHO DO NOT EXPECT TO BE PERSONALLY PRESENT AT THE MEETING AND WHO WISH TO HAVE THEIR SHARES VOTED ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE COMPANY'S TRANSFER AGENT.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


INDEPENDENT AUDITORS' REPORT                                                 F-1

FINANCIAL STATEMENTS

         Consolidated Balance Sheets for the years ended
            December 31, 1997 and 1996                                       F-2

         Consolidated Statements of Operations for the years ended
            December 31, 1997 and 1996                                       F-4

         Consolidated Statements of Stockholders' Equity for the years ended
            December 31, 1997 and 1996                                       F-5

         Consolidated Statements of Cash Flows for the years ended
            December 31, 1997 and 1996                                       F-7

         Notes to Consolidated  Financial Statements as of December 31, 1997 F-9

         Consolidated Balance Sheets for the quarter ended March 31, 1998
            (unaudited) and December 31, 1997                               F-31

         Consolidated Statements of Operations for the three months
            ended March 31, 1998 (unaudited)                                F-32

         Consolidated Statements of Cash Flows for the three months
            ended March 31, 1998 and 1997                                   F-33

         Notes to Consolidated  Financial Statements as of March 31, 1998   F-34

                          INDEPENDENT AUDITORS' REPORT

To The Board Of Directors And Stockholders Of
Lukens Medical Corporation



We have audited the accompanying consolidated balance sheets of Lukens Medical Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lukens Medical Corporation and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Albuquerque, New Mexico
March 27, 1998

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996


ASSETS

                                                                           1997              1996

Current assets:
    Cash and cash equivalents (Note 11)                                  $    74,048           878,090
    Accounts receivable, net of allowance of
        $40,000 in 1997 and $5,790 in 1996
        (Notes 5 and 6)                                                    1,836,542         1,901,947
    Inventory (Notes 2, 5, 6, and 14)                                      5,105,900         5,565,210
    Prepaid expenses                                                         127,080            34,290
                                                                         -----------------------------

               Total current assets                                        7,143,570         8,379,537

Fixed assets, net (Notes 3, 5,
    6 and 8)                                                               3,599,150         2,062,842

Intangible assets, net of accumulated amortization
    of $1,283,569 and $966,065 in 1997 and 1996,
    respectively (Notes 4 and 15)                                          3,001,139         1,098,487


Other assets                                                                  85,754           261,294
                                                                         -----------------------------

















               Total assets                                              $13,829,613        11,802,160
                                                                         =============================


The Notes to Consolidated Financial Statements are an integral part of these statements.

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                               1997              1996

Current liabilities:
    Accounts payable                                                     $  1,864,832         1,406,243
    Accrued liabilities                                                       138,016            62,139
    Current maturities of long-term debt
        (Notes 5 and 6)                                                     5,146,950         2,002,191
    Current maturities of obligations under
        capital leases (Note 8)                                               146,893            39,825
                                                                         ------------------------------

               Total current liabilities                                    7,296,691         3,510,398

Long-term debt, excluding current maturities
    (Notes 5, 6 and 11)                                                        73,483           796,446

Stockholder payable and accrued interest
     (Notes 7 and 11)                                                       2,290,991         1,157,408

Obligations under capital leases, excluding
    current maturities (Note 8)                                               266,256            59,378
                                                                         ------------------------------

               Total liabilities                                            9,927,421         5,523,630
                                                                         ------------------------------

Commitments and contingencies (Notes 5, 8, 13, 15, and 16)

Minority interests                                                            129,531                 -
                                                                         ------------------------------

Stockholders' equity (Notes 5 and 9):
    Common stock $.01 par value, authorized
        20,000,000 shares; issued and outstanding
        3,043,359 shares in 1997 and 2,731,988 shares
        in 1996                                                                30,434            27,320
    Additional paid-in capital                                             18,526,035        17,213,952
    Accumulated deficit                                                   (14,730,760)      (10,962,742)
    Foreign currency translation adjustments                                  (53,048)                -
                                                                         ------------------------------
               Total stockholders' equity                                   3,772,661         6,278,530
                                                                         ------------------------------

               Total liabilities and stockholders' equity                $ 13,829,613        11,802,160
                                                                         ==============================

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                               1997              1996

Net sales (Note 12)                                                      $     8,618,863         8,178,576
Cost of sales (Note 14)                                                        5,469,327         5,496,534
Inventory cost reduction                                                         770,000           300,000
Product restructuring charge (Note 14)                                         3,332,280                 -
                                                                         ---------------------------------
        Gross profit (loss)                                                     (952,744)        2,382,042
                                                                         ---------------------------------

Selling expenses                                                               1,087,171           716,042
General and administrative expenses                                            1,286,938           965,180
Research and development expenses                                                 70,386           108,594
                                                                         ---------------------------------
        Total operating expenses                                               2,444,495         1,789,816
                                                                         ---------------------------------
        Earnings (loss) from operations                                       (3,397,239)          592,226
                                                                         ---------------------------------

Other income (expense):
    Interest income                                                                5,236             6,578
    Interest expense                                                            (433,463)         (197,566)
    Minority interests' share of loss                                             25,994                 -
    Other, net                                                                    31,454            62,243
                                                                         ---------------------------------
        Total other expense, net                                                (370,779)         (128,745)
                                                                         ---------------------------------
        Earnings (loss) before income taxes                                   (3,768,018)          463,481

Income tax expense (Note 10)                                                           -                 -
                                                                         ---------------------------------

           Net earnings (loss)                                           $    (3,768,018)          463,481
                                                                         =================================

Basic net earnings (loss) per share                                      $         (1.24)              .17
                                                                         =================================

Dilutive net earnings (loss) per share                                   $         (1.24)              .15
                                                                         =================================

Weighted average number of common shares
    outstanding - basic                                                        3,043,359         2,677,698
                                                                         =================================

Weighted average number of common shares
    outstanding - dilutive                                                     3,043,359         3,068,113
                                                                         =================================


The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                   COMMON STOCK
                                                                 (NOTES 9 AND 15)          ADDITIONAL
                                                           -----------------------------    PAID-IN
                                                            SHARES            AMOUNT        CAPITAL

Balance, December 31, 1995                                    2,611,418  $    26,115        16,938,696

Exercise of options for common
  stock                                                         120,570        1,205           275,256

Net earnings (loss)                                                   -            -                 -
                                                           -------------------------------------------

Balance December 31, 1996                                     2,731,988       27,320        17,213,952

Exercise of options for common
  stock                                                         111,371        1,114           478,103

Issuance of common stock for
  business acquisition                                          200,000        2,000           833,980

Net earnings (loss)                                                   -            -                 -

Foreign currency translation
  adjustments                                                         -            -                 -
                                                           -------------------------------------------

Balance, December 31, 1997                                    3,043,359  $    30,434        18,526,035
                                                           ===========================================


The Notes to Consolidated Financial Statements are an integral part of these statements.


                                       FOREIGN
                                       CURRENCY
                  ACCUMULATED         TRANSLATION
                    DEFICIT           ADJUSTMENTS         TOTAL

                $(11,426,223)                -        5,538,588


                           -                 -          276,461

                     463,481                 -          463,481
                -----------------------------------------------

                 (10,962,742)                -        6,278,530


                           -                 -          479,217


                           -                 -          835,980

                  (3,768,018)                        (3,768,018)


                           -           (53,048)         (53,048)
                -----------------------------------------------

                $(14,730,760)          (53,048)       3,772,661
                ===============================================

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                 1997              1996
Cash flows from operations:
    Net earnings (loss)                                                  $(3,768,018)          463,481
    Adjustments to reconcile net earnings
        to cash flows applied to operating activities:
           Minority interest in net loss                                     (25,994)                -
           Depreciation                                                      398,943           262,941
           Amortization of intangible assets                                 317,504           169,563
           Decrease in inventory valuation allowance                               -           250,000
           Loss on disposal of fixed assets                                        -             9,855
           Accrued interest due stockholder                                  133,583            79,024
    Changes in current assets and liabilities:
        Accounts receivable                                                  245,235          (632,736)
        Inventory                                                            472,310        (1,966,159)
        Prepaid expenses                                                     (92,305)          (10,834)
        Other assets                                                           4,667          (176,579)
        Accounts payable                                                     385,025           741,163
        Accrued liabilities                                                   62,634           (20,916)
                                                                         -----------------------------
               Net cash applied to operating activities                   (1,866,416)         (831,197)
                                                                         -----------------------------

Cash flows from investing activities:
    Purchase of equipment                                                 (1,311,378)         (561,910)
    Purchase of intangible assets                                           (876,626)         (785,377)
    Proceeds from disposal of equipment                                       26,417                 -
    Proceeds from joint venture formation,
        net of cash transferred                                              155,525                 -
    Business acquisitions, net of cash purchased                            (224,916)                -
                                                                         -----------------------------
               Net cash flows applied to
                  investing activities                                    (2,230,978)       (1,347,287)
                                                                         -----------------------------

Cash flows from financing activities:
    Proceeds from issuance of common stock
        and equivalents                                                      479,217           276,461
    Borrowings on long-term debt                                           5,174,575         2,621,155
    Principal payments on long-term debt and
        capital leases                                                    (3,360,440)         (280,091)
    Borrowings from major stockholders                                     1,000,000           400,000
                                                                         -----------------------------
               Net cash flows provided by
                  financing activities                                     3,293,352         3,017,525
                                                                         -----------------------------


The Notes to Consolidated Financial Statements are an integral part of these statements.

YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                  1997              1996

           Net increase (decrease) in cash and cash
                 equivalents                                                    (804,042)          839,041

Cash and cash equivalents at beginning of year                                   878,090            39,049
                                                                         ---------------------------------

Cash and cash equivalents at end of year                                 $        74,048           878,090
                                                                         =================================

Supplemental disclosures:
    Cash paid for interest                                               $       274,767           113,532
                                                                         =================================

    Production equipment acquired with capital
        leases                                                           $       375,484            63,095
                                                                         =================================


The Notes to Consolidated Financial Statements are an integral part of these statements.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activities. Lukens Medical Corporation, a Delaware corporation, and its wholly-owned subsidiaries, (the Company) is a disposable surgical products company engaged in the design, development, manufacture, and marketing of needle suture products, disposable safety scalpels, lancets, disposal supplies, and bone wax. The Company markets its products worldwide to hospitals, independent care facilities, physicians' offices, and to the United States government directly and through independent distributors.

In addition to its facility in Albuquerque, New Mexico which includes the operations of Lukens Medical Corporation and its wholly owned subsidiary ProTec, Inc., the Company's operations include the following:

         Lukens Medical Products Limited, a 90 percent owned joint venture in Cochin, India that serves primarily as a manufacturing facility.

         Techsynt-Lukens Industrial, Commercial, Import and Export Limited, a 51 percent owned joint venture in Sao Paolo, Brazil, that manufactures and sells the Company's products.

         Somar-Lukens S.A de C.V., a 50 percent owned joint venture in Piedras Negras, Mexico that is not yet active and as of December 31, 1997, had no assets or operations.

The Company utilizes contract manufacturing facilities in Piedras Negras and Ciudad Juarez, Mexico for certain suture products. These facilities are operated by contractors and are not owned by the Company.

Principles of Consolidation. The consolidated financial statements include the accounts of Lukens Medical Corporation and its wholly-owned subsidiary and majority owned joint ventures. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents. Cash and cash equivalents consist substantially of cash in banks and repurchase agreements which are collateralized by government securities at a 102 percent of fair market value and recorded in the bank's name. The Company considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

Inventory. Inventory, which consists principally of the Company's products, supplies and components, is stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method. Market value for raw materials is based on replacement costs and for other inventory classifications on net realizable value. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value. Inventory costs include material, labor, and manufacturing overhead.

Fixed Assets. Equipment and leasehold improvements are recorded at cost. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the respective assets which approximate three to ten years. The Company follows the policy of capitalizing expenditures that materially increase asset useful lives and charging ordinary maintenance and repairs to operations as incurred.

Intangible Assets. Intangible assets consist principally of costs incurred to obtain Food and Drug Administration approvals, trademarks, organizational costs, patents, non compete agreements, goodwill and deferred start up costs. The start up costs consist principally of costs incurred for the start up of joint ventures and possible joint ventures in India, Mexico, and Brazil. The Company evaluates its intangible assets annually to determine potential impairment that may have been caused due to changing circumstances or events by comparing the carrying value to the undiscounted future net cash flows of related assets. No impairment losses have been recognized in the periods presented. They are being amortized using the straight-line method over periods of 3 to 10 years.

Capitalization of Interest. Interest is capitalized in connection with the construction and start-up of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. In 1997, $80,828 of interest was capitalized. No interest was capitalized in 1996.

Income Taxes. The Company accounts for its income taxes in accordance with Financial Accounting Standards Statement No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has provided a valuation allowance to offset the benefit of any net operating loss carryforwards or deductible temporary differences.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (CONTINUED)

Translation of Foreign Currencies. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the period. The gains or losses resulting from translation are included in shareholders' equity. The functional currency of operations in India and Brazil is the local currency - the functional currency of the operations in Mexico is the US dollar, which is also the currency of the books of record.

Net Sales. Sales are recorded at the time products are shipped, net of sales returns and allowances.

Research and Development Expenses. Research and development costs are expensed as incurred.

Long-Lived Assets. Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121), was adopted as of January 1, 1996. SFAS 121 standardized the accounting practices for the recognition and measurement of impairment losses on certain long-lived assets. The adoption of SFAS 121 had no effect on the results of operations or financial position.

Effect of New Accounting Pronouncements. Effective January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. The Company adopted this pronouncement by making the required pro forma note disclosure only. Accordingly, the adoption of SFAS No. 123 did not impact the Company's results of operation or financial condition.

Earnings Per Share. Effective for the year ended December 31, 1997, the Company adopted SFAS 128, Earnings Per Share. In adopting this pronouncement, the Company computed the earnings (loss) per share on the basis of the weighted average number of common shares outstanding during the year and included the effect of potential common stock to the extent they are dilutive. This pronouncement was adopted for both 1997 and 1996, however, there was no impact on the earnings per share previously reported for 1996.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (CONTINUED)

                                                               FOR THE YEAR ENDED DECEMBER 31, 1997
                                                       ------------------------------------------------
                                                             INCOME             SHARES        PER-SHARE
                                                           (NUMERATOR)       (DENOMINATOR)      AMOUNT

Net loss                                               $ (3,768,018)                -                 -
                                                       ------------------------------------------------
Loss to common stockholders-
    basic and diluted loss per share                   $  3,768,018         3,043,359             (1.24)
                                                       ================================================

The warrants and options described in Note 9 and 15 were not included in potential common stock as the effect of conversion would be antidilutive.

                                                               FOR THE YEAR ENDED DECEMBER 31, 1996
                                                       ------------------------------------------------
                                                             INCOME             SHARES        PER-SHARE
                                                           (NUMERATOR)       (DENOMINATOR)      AMOUNT

Net earnings                                           $    463,481
                                                       ------------

Basic EPS                                                   463,481           2,677,698             .17

Effect of dilutive options and warrants                           -             390,415               -
                                                       ------------------------------------------------

Diluted EPS                                            $    463,481           3,068,113             .15
                                                       ================================================

Warrants and options described in Note 9 and 15 to purchase 964,227 shares of common stock were not included in potential common stock as the offset of conversion would be antidilutive.

The Company uses the fair value of goods or services received or the fair value of the options or warrants issued, whichever is more reliably measurable, to determine the expense to record for options or warrants issued to non-employees.

Such amounts were not material and not recorded in 1996 or 1997.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification. The Company has reclassified certain amounts in the 1996 financial statements to conform to the 1997 presentation.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 2.        INVENTORY

Inventory consists of the following components at December 31:

                                                      1997              1996
    Raw materials                                 $ 1,938,343         2,767,214
    Work-in-process                                 1,972,124         1,419,685
    Finished goods                                  1,261,603         1,444,481
    Less reserves                                     (66,170)          (66,170)

                                                  $ 5,105,900         5,565,210
                                                  =============================


NOTE 3.        FIXED ASSETS

Fixed assets owned or held under capital lease (see Note 8) consist of the following at December 31:

                                                        1997              1996

    Building                                       $   899,762                 -
    Leasehold improvements                             227,112           172,677
    Production equipment                             3,951,117         3,018,600
    Office equipment                                   286,461           229,646
    Construction in progress                           198,075                 -
                                                   -----------------------------
                                                     5,562,527         3,420,923
           Less accumulated depreciation             1,963,377         1,358,081
                                                   -----------------------------

                                                   $ 3,599,150         2,062,842
                                                   =============================

Production equipment valued at $807,543 and $776,553, respectively, was not being utilized in 1996 or 1997 and as of December 31, 1997, was in Piedras Negras, Mexico in anticipation of the start up of a joint venture (See Note 15).

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 4.        INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 1997:

                                                        1997              1996

    Suture regulatory approvals                   $   963,448           920,089
    Ulster Scientific non-compete
        patents and trademarks                        642,069           642,069
    ProTec patents and goodwill                     1,296,968                 -
    Deferred start-up costs                           867,892            20,868
    Other                                             514,331           481,526
                                                  -----------------------------
               Total                                4,284,708         2,064,552

    Accumulated amortization                       (1,283,569)         (966,065)
                                                  -----------------------------

                                                  $ 3,001,139         1,098,487
                                                  =============================


NOTE 5.        BANK FINANCING INSTRUMENTS

At December 31, 1997, the Company had the following bank borrowing agreements:

     A working capital line-of-credit agreement, which provides for borrowings for working capital up to the lesser of (a) $1,750,000 or (b) the sum of 80 percent of eligible accounts receivable (as defined in the agreement) plus the lesser of 40 percent of qualified inventory. Interest is payable monthly on the amount drawn at the Bank's corporate base rate (the Bank's prime rate) plus .75 percent. At December 31, 1997, there was $1,750,000 outstanding under this line-of-credit agreement.

     A letter-of-credit line, which provides for other credit instruments including commercial letters-of-credit and banker's acceptances which guarantee payment to raw material suppliers, and standby letters-of-credit which may also be used for the purchase of raw material on forward currency contracts. The sum of these shall not exceed $1,250,000 at any one time. At December 31, 1997, there was $634,127 of Bankers' acceptances and commercial letters of credit and $124,577 in standby letters of credit outstanding under this line. Additionally, under a separate letter of credit, there was a $360,000 letter of credit relating to the purchase of the India facility.

     A SBA equipment term loan, which provides for the purchase of equipment and machinery up to $150,000, interest and principal payable monthly on equal installments of $2,510 at the New York prime rate as published in the Wall Street Journal, plus 1.5 percent. At December 31, 1997, there was $114,018 outstanding under this agreement.

NOTE 5.        BANK FINANCING INSTRUMENTS (CONTINUED)

     A SBA equipment term loan, which provides for the purchase of equipment and machinery up to $150,000, interest and principal payable monthly on equal installments of $2,535 at the New York prime rate as published in the Wall Street Journal, plus 1.5 percent. At December 31, 1997, there was $135,221 outstanding under this agreement.

     On May 24, 1996, the Company obtained a bank term loan for the purchase of equipment and machinery in the amount of $120,000, interest and principal payable monthly on equal installments of $3,859 at the bank's corporate base rate plus 1.5 percent. At December 31, 1997, there was $68,268 outstanding under this agreement.

     On December 30, 1996, the Company obtained a bank term loan for funding of a joint venture in India in the amount of $700,000, interest and principal payable monthly on equal installments of $14,700 at the bank's corporate base rate plus 1 percent. At December 31, 1997, there was $613,575 outstanding under this agreement.

     On August 31, 1997, the Company obtained a bank term loan for funding of general operations in the amount of $1,000,000, interest plus principal payable in equal monthly installments of $21,011, at the bank's corporate rate plus .75 percent. At December 31, 1997, there was $972,099 outstanding under this agreement.

     On November 27, 1997, the Company obtained a bank term loan for payment of expired letters-of-credit in the amount of $184,087 interest plus principal due on March 27, 1998, at the bank's corporate rate plus 1.5 percent. At December 31, 1997, there was $141,958 outstanding under this agreement.

At December 31, 1997, these bank credit instruments had covenants which provided, among other things, for: the maintenance of tangible net worth of the corporate affiliates on a consolidated basis at any time to be less than $6,800,000, a minimum current ratio, as defined in the agreement, of 2:1; aggregate debt to consolidated stockholders' equity of not greater than 1:1 and fixed charges coverage not less than 1:3. The agreements also provide for a security interest in substantially all of the Company's assets and has certain covenants which restrict the Company's payment of dividends and prohibit incurring any additional material indebtedness without the consent of the Bank.

As of December 31, 1997, the Company was in arrears on its bank notes payable and did not meet the financial ratios required. The bank has not granted a waiver for any default by the Company; as a result, the notes payable have been classified as current.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 6.        LONG-TERM DEBT

Long-term debt consisted of the following at December 31:

                                                                               1997              1996
Bank Debt:

    Outstanding letter-of-credit payable to NationsBank,
        N.A. interest is accrued at the corporate base rate
        plus .75% (9.25% at December 31, 1997), maturing
        August 30, 1998                                                  $       634,127           796,838

    Outstanding line-of-credit payable to NationsBank,
        N.A. interest is accrued at the corporate base rate
        plus .75% (9.25% at December 31, 1997), maturing
        August 30,1998                                                         1,750,000           966,102

    Various notes payable to NationsBank,  N.A.  interest is
        accrued at the base corporate rate (8.5% at December 31,
        1997) plus 1% to 1.5%,  maturing between March
        1998 and November 2003.                                                2,045,138           952,074

Other debt:

    Community  Development  Block Grant  note,  due in
        monthly  installments  of $4,167,  plus  interest
        at a rate equal to the  six-month  Treasury Bill
        rate with a minimum of 7% and a maximum of 9% (7%
        at December 31, 1997), maturing July 7, 1998, secured
        by equipment purchased with the proceeds
        from the note                                                    $        20,973            83,623

    Note payable  to  Kerala  State  Industrial Corporation,
        due  in  monthly principal installments  of $15,000,
        plus  interest due quarterly at an annual rate of 15.5%,
        maturing March 1999 secured by a standby letter of
        credit with NationsBank, N.A.                                            240,000                 -

    Notes payable to the sole stockholder of ProTec for
        acquisition of ProTec Containers, Inc., terms to be
        finalized (Note 15)                                                      454,163                 -

    Other bank notes                                                              76,032                 -
                                                                         ---------------------------------

           Total long-term debt                                                5,220,433         2,798,637
           Current maturities of long-term debt                                5,146,950         2,002,191
                                                                         ---------------------------------

           Long-term debt, excluding current maturities                  $        73,483           796,446
                                                                         =================================

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 6.        LONG-TERM DEBT (CONTINUED)

The NationsBank, N.A. debt is secured by accounts receivable, inventory and fixed assets of the Company, except for those purchased with the proceeds obtained from the Community Development Block Grant note.

Future scheduled debt payments at December 31 are:

           1998                                         $ 5,146,950
           1999                                              73,483
                                                        -----------

                                                        $ 5,220,433
                                                        ===========


NOTE 7.        STOCKHOLDER PAYABLE

During 1995, a major stockholder loaned the Company $400,000 which defeased a $350,000 line of credit and provided $50,000 for general operations. The note is due April 1999, including all interest, accrued at 8 percent. The major stockholder also received warrants for 400,000 shares of common stock exercisable at 1.10 per share (Note 9).

In September 1995, the Company received $250,000 from the stockholder for repayment of various capital leases. The note is due October 1999, including all interest, accrued at 10 percent.

In March 1996, the Company received $400,000 from the stockholder for use in the Ulster acquisition. The note is due September 2000, including all interest, accrued at 10 percent.

In March, May and June 1997, the Company received a total of $1,000,000 from two major stockholders to fund expansion of the recently acquired India Facility, expansion of capacity for synthetic absorbable sutures and for the acquisition of ProTec Containers, Inc. The notes are due May 1998 bearing interest at 10%. Each major stockholder also received warrants for 50,000 shares of common stock. These warrants are exercisable at $6.25 per share (Note 9). Subsequent to year end these notes were extended to January 1999.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 8.        LEASES

The Company has five capital lease obligations for production equipment. At December 31, 1997 and 1996, the Company had $501,992 and $126,508, respectively, recorded as production equipment under capital leases with related accumulated depreciation of $42,120 and $4,206, respectively (see Note 3).

The present value of future minimum capital lease payments as of December 31, 1997 follows:

           1998                                                          $  190,530
           1999                                                             157,186
           2000                                                              92,152
           2001                                                              59,805
                                                                         ----------
               Total minimum lease payments                                 499,673

           Less amount representing interest
               (at rates ranging from 8% to 16%)                             86,524
           Present value of net minimum capital
               lease payments                                               413,149
           Current maturities of obligations under
               capital leases                                               146,893
           Obligations under capital leases, ex-
               cluding current maturities                                $  266,256
                                                                         ==========

The Company leases its facilities and certain equipment under terms of various operating leases. Future minimum rental payments required under the operating leases as of December 31, 1997, are as follows:

         Year ending December 31:
                      1998                                    $    125,748
                      1999                                         128,953
                      2000                                         132,253
                      2001                                          86,925
                                                              ------------

         Total minimum payments required                      $    473,879
                                                              ============

Total rental expense for operating leases during 1997 and 1996 was $147,807 and $111,787, respectively.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 9.        STOCK WARRANTS AND OPTIONS

Warrants for Common Stock

The following warrants are outstanding at December 31, 1997:

          NUMBER OF SHARES         EXERCISE               DATE                 DATE OF
         COVERED BY WARRANTS         PRICE             EXERCISABLE           EXPIRATION
               500,000                  6.00            Presently            May 6, 1998
                65,000                  4.50            Presently            June 11, 1999
               400,000                  1.10            Presently            April 13, 2000
                30,000                  6.25            Presently            March 1, 2002
                70,000                  6.25            Presently            May 1, 2002
                50,000                  3.00            Presently            March 5, 2004

Each warrant allows the holder to purchase one share of common stock at the warrant price.

Options for Common Stock

In 1992, the Company adopted a stock option plan (1992 Plan) which provides for the issuance of incentive and nonqualified stock options for officers, directors, key employees, and consultants of the Company. The 1992 Plan replaced a similar plan in effect in prior years. The 1992 Plan allows the issuance of a maximum of 850,000 options for exercise into common stock at an option price not less than the fair market value (trading value) of the common stock on the date such options are granted. Options outstanding under the 1992 Plan total 623,508 and 243,223 at December 31, 1997 and 1996, respectively. As of December 31, 1997 and 1996, an additional 104,800 and 108,000, respectively, of options were granted under various other plans. The weighted average remaining life of employee options is six years. The weighted average remaining life of non-employee options is four years. The Company has filed a registration statement for its stock option plans.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 9.        STOCK WARRANTS AND OPTIONS (CONTINUED)

A summary of the common stock options for employees for the year ended December 31, 1997 and 1996 follows:

                                                                                 WEIGHTED
                                                                                  AVERAGE        OPTIONS
                                                              OPTIONS              PRICE       EXERCISABLE

Balance, December 31, 1995                                      316,305            2.310
    Granted                                                      82,800            3.500
    Expired                                                    (135,112)           2.395
    Exercised                                                   (20,570)           1.954
                                                             ----------
Balance, December 31, 1996                                      243,423            2.710            82,425
                                                                       -----------------==================
    Granted                                                     164,600            5.780
    Expired                                                     (41,144)           4.539
    Exercised                                                   (43,371)           2.089
                                                             ---------------------------

Balance, December 31, 1997                                      323,508            4.125           108,400
                                                             =============================================

A summary of the common stock options for non-employees for the year ended December 31, 1997 and 1996 follows:

                                                                                 WEIGHTED
                                                                                  AVERAGE        OPTIONS
                                                              OPTIONS              PRICE       EXERCISABLE

Balance, December 31, 1995                                      167,837            2.650
    Granted                                                     103,000            5.167
    Expired                                                     (63,037)           2.375
    Exercised                                                  (100,000)           2.650
                                                              ---------
Balance, December 31, 1996                                      107,800            5.220            33,000
                                                                       -----------------==================
    Granted                                                     300,000            4.000
    Exercised                                                    (3,000)           3.500
                                                              --------------------------

Balance, December 31, 1997                                      404,800            4.331           171,600
                                                              ============================================

On February 5, 1998, the Company granted additional options under the 1992 plan to purchase 19,200 shares at an exercise price of $4.00 per share.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997



NOTE 9.   STOCK WARRANTS AND OPTIONS (CONTINUED)

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. FASB Statement No. 123 Accounting for Stock-Based Compensation (SFAS 123) was issued by the FASB and, if fully adopted, changes the methods for recognition of cost or plans similar to those of the Company. Adoption of SFAS 123 is optional; however, proforma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 are presented below:

                                                          1997                             1996
                                                ----------------------------    ---------------------------
                                                    AS                              AS
                                                 REPORTED        PROFORMA        REPORTED       PROFORMA

Net income (loss)                               $ (3,768,018)    (4,533,645)       463,481         267,225

Basic earnings (loss) per share                        (1.24)         (1.49)           .17             .10

Diluted earnings (loss) per share                      (1.24)         (1.49)           .15             .09

The calculation model used to determine the stocked based compensation cost included in the above proforma was the straight line method with graded vesting compensation calculations. The calculation uses the 5 year Treasury Bill rate, an expected life of three years and an 82 percent volitity rate. No dividends were used in the calculation.

The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1996 and additional awards in future years are anticipated.

NOTE 10. INCOME TAXES

At December 31, 1997 and 1996, the Company had deferred tax assets amounting to approximately $5,100,000 and $4,200,000, respectively. The deferred tax assets consist primarily of the tax benefit of net operating loss carryforwards and temporary differences in depreciation and are fully offset by a valuation allowance of the same amount.

The net change in the valuation allowance for deferred tax assets was an increase of approximately $900,000 in 1997 and did not change materially for 1996. The net change for 1997 is primarily due to the recording of the increase of net operating loss carryforwards.

Recoveries for income taxes differs from the amount of income tax recoveries determined by applying the applicable U.S. statutory Federal income tax rate to the pretax loss as a result of the increase in the valuation allowance to offset the increase in the deferred tax assets.

There is no income tax payable at December 31, 1996, because of the usage of net operating loss carryforwards.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997




NOTE 10. INCOME TAXES (CONTINUED)

The  net  operating   loss  and  credit  for  increasing   research   activities
carryforwards as of December 31, 1997, expire as follows:

                                                                                    INCREASING RESEARCH
                                     APPROXIMATE NET OPERATING                      ACTIVITIES BOOK/TAX
                                         LOSS CARRYFORWARD                                CREDITS
                      ---------------------------------------------------------      -------------------
                            STATE LOSS           FEDERAL LOSS
                             AMOUNT                AMOUNT             TAX EFFECT             TAX EFFECT

1999                   $   2,537,000                     -               122,000                3,800
2000                               -             1,930,000               656,000               37,200
2001                       2,400,000             1,835,000               739,000               37,500
2002                               -             1,132,000               385,000                1,400
2003                       1,480,000             2,086,000               780,000               25,100
2004                         315,000               390,000               148,000                    -
2005                         161,000               278,000               102,000                    -
2006                               -                50,000                17,000                    -
2007                               -                26,000                 9,000                    -
2008                               -                88,000                30,000                    -
2009                               -             2,760,000               938,000                    -
2017                               -             2,400,000               816,000                    -
                      -------------------------------------------------------------------------------
                       $   6,893,000            12,975,000             4,742,000              105,000
                      ===============================================================================

The capital loss carryforwards of approximately $271,000, tax effect of $105,000, expire in 1998.

The deduction of federal net operating loss carryforwards is limited to approximately $3,962,000 as of December 31, 1997. This limitation is based on an annual limitation of $460,000 plus available carryover of $654,000 and losses incurred subsequent to 1992 of $5,248,000. In addition, should the sale of the Company discussed in Note 16 occur, there may be additional limitations.

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions are used by the Company in determining its fair value disclosures for financial investments:

Cash and cash equivalents. The carrying amount reported in the balance sheet approximates fair value.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 11.   FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Long-term debt including current maturities and stockholder payable. The floating-rate long-term debt approximates its fair value. The fair value of the fixed-rate stockholder payable is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

The carrying amounts and fair values of the Company's financial instruments are:

                                                                             CARRYING       FAIR
                                                                              AMOUNT        VALUE
                                                                              ------        -----

    Cash and cash equivalents                                            $    74,078   $    74,078
    Long-term debt, including current
        maturities                                                       $ 5,220,433   $ 5,220,433
    Stockholder payable and accrued interest                             $ 2,290,991   $ 2,198,846


NOTE 12.   GEOGRAPHIC SEGMENT REPORTING

The Company sells its products throughout the world. The Company's export sales from U.S. operations for 1997 and 1996 totaled $1,651,451 and $2,295,066, respectively which represent 21 percent and 28 percent of total sales in each of those years. Accounts receivable related to these sales is $878,000 and $1,033,000 at December 31, 1997 and 1996, respectively.

Geographic information for the year ended December 31, 1997, is presented in the following table. Transfers between geographic area are accounted for at amounts that are generally above cost and consistent with rules and regulations of governing tax authorities. Such transfers are eliminated in the consolidated financial statements. Operating income by geographic segment does not include an allocation of general corporate expenses which are included in United States operations. Identifiable assets are those that can be directly associated with a particular geographic area and include intangible assets.

    Customer sales:
        Brazil                                                                     $        87,330
        India                                                                                    -
        Mexico                                                                                   -
        USA                                                                              8,531,533
        Eliminations                                                                             -
                                                                                   ---------------
           Consolidated                                                            $     8,618,863
                                                                                   ===============

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 12.   GEOGRAPHIC SEGMENT REPORTING (CONTINUED)

    Intercompany sales
    Brazil                                                       $           --
    India                                                                 3,362
    Mexico                                                                   --
    USA                                                                 134,105
    Eliminations                                                       (137,467)
                                                                 --------------
       Consolidated                                              $          --
                                                                 ==============

Loss before taxes:
    Brazil                                                       $      (48,226)
    India                                                               (35,055)
    Mexico                                                                   --
    USA                                                              (3,674,679)
    Eliminations                                                        (10,058)
                                                                 --------------
       Consolidated                                              $   (3,768,018)
                                                                 ==============

Assets:
    Brazil                                                       $      436,105
    India                                                             1,601,084
    Mexico                                                            2,381,085
    USA                                                               9,564,445
    Eliminations                                                       (153,106)
                                                                 --------------
       Consolidated                                              $   13,829,613
                                                                 ==============

The Company's worldwide business is subject to risks of currency fluctuations, governmental actions and other governmental proceedings abroad. The Company does not regard these risks as a deterrent to further expansion of its methods of operations abroad. However, the Company closely reviews its methods of operations, particularly in less developed countries, and adopts strategies responsive to changing economic and political conditions.

NOTE 13.   COMMITMENTS AND CONTINGENCIES

Employment Agreement. The Company has entered into an employment agreement with its Chief Executive Officer which provides for a three-year term expiring in January 1998, with automatic one-year extensions thereafter. This agreement provides for a base salary of $135,000 per annum. This agreement allows for an annual base salary increase at least equal to the percentage increase in the Consumer Price Index (or closest substitute for such index then available). For future years, the employee's base salary shall increase no less than 10 percent if the Company's net income increases at least 10 percent as compared to the preceding year. The Chief Executive Officer is entitled to an annual bonus of up to 35 percent of base compensation for such year for achieving objectives established jointly by the employees and Board of Directors, as defined in the agreement.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997

NOTE 13.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation. The Company is involved in litigation in the ordinary course of business. Management believes, after consulting with legal counsel, that the ultimate outcome of this litigation will not result in a material adverse impact on the Company's financial statements.

The Company has been notified by a competitor asserting that it is in violation of a certain patent which relates to the single-stick lancet product. The Company believes it is indemnified under an agreement with a supplier and its agreement with Ulster Scientific, Inc. for the purchase of the Ulster product lines. Management intends to vigorously contest the competitor's assertion and cannot estimate the potential liability, if any, at this time.

Consulting Agreement. Effective March 1, 1996, the Company entered into a one year consulting agreement, which can be extended annually, with a major stockholder. Payments under the agreement are $4,167 per month.

Profit Sharing/Savings Plan. The Company has a voluntary profit sharing/savings plan (Plan) covering substantially all employees residing in the United States over age 21 and who have been employed at least six months by the Company. The Plan is qualified under section 401(k) of the Internal Revenue Code. The Plan provides for voluntary employee contributions and discretionary Company profit sharing/savings plan contributions. The Company matches employee contributions at a rate of 50 percent of their contributions up to 3 percent of their base pay. In addition, the Plan provides that the Company may pay for certain administrative costs of the Plan. For 1997 and 1996, there were no Company profit sharing contributions. Company matching contributions and administrative expenses for 1997 and 1996 were approximately $36,000 and $24,500, respectively.

NOTE 14. PRODUCT LINE RESTRUCTURING AND INVENTORY
         REDUCTION

During the fourth quarter of 1997, the Company implemented a new strategy of focusing its marketing efforts for sutures mainly on domestic accounts (See Note
18). This new strategy lead to a review of the product lines manufactured by the Company and inventories held by the Company in certain cases for more than three years. These inventories had been purchased or manufactured to service a clientele that failed to grow, thereby putting the value of such inventories in question. After attempting with limited success, to sell these inventories at any price below the costs necessary is some cases to finish the product, the Company elected to write off the items in question as of December 31, 1997. The resultant product line restructuring charge was $2,855,012.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 14. PRODUCT LINE RESTRUCTURING AND INVENTORY
         REDUCTION (CONTINUED)

Also in 1997, the Company attempted to launch a new product into the diagnostic market. This effort was unsuccessful. The costs of the product purchased for his effort amounting to $150,268 was written off. Certain international markets for sutures were abandoned and the related receivables aggregating to $327,000 were written off as part of the product line restructuring.

During 1997 and 1996, the Company experienced reductions in its cost to manufacture certain products mainly from favorable shifts in overhead, labor, and exchange rates. In order to more accurately reflect the new cost structure inventory carrying amounts were reduced and cost of sales increased by approximately $770,000 in 1997 and $300,000 in 1996.

NOTE 15.   ACQUISITIONS AND JOINT VENTURES

On March 4, 1996, the Company completed an acquisition of three product lines from Ulster Scientific, Inc. (USI), a New York corporation. The acquisition was accounted for under the purchase method. USI was a wholesale distributor of medical supplies. The Company paid $248,000 cash, and assumed $320,000 in supplier liabilities for a total purchase price of $568,000. The Company also agreed to terms on a consulting and royalty contract with payments of 2 percent or more of certain Ulster sales over eight years and with minimum payments of $90,000 per year for the next five years. The Company assigned no value to this contract in recording the purchase. In addition, the Company agreed to issue warrants to the seller to purchase 200,000 shares of common stock at $3.00 per share expiring in eight years. No value was assigned to these warrants in recording the purchase, 150,000 of which are contingent upon future product sales. The Company acquired, in addition to inventory and equipment, patents, trademarks, and other intangible assets. The intangibles purchased totaled $490,000 related to a non compete agreement, patents, and trademarks. All intangibles are amortized over eight years.

On May 12, 1997, the Company acquired 100 percent of the stock of ProTec Containers, Inc. a Florida corporation. The acquisition was accounted for under the purchase method. ProTec is a manufacturer of containers for the disposal of used medical "sharps", such as hypodermic needles. The Company paid $250,000 in cash to the owner of the ProTec for manufacturing molds, and issued 200,000 shares of its common stock, valued at $835,980 and recorded liabilities totaling approximately $515,328 in exchange for all outstanding shares of ProTec. All intangibles are amortized over ten years.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 15.   ACQUISITIONS AND JOINT VENTURES (CONTINUED)

In connection with the ProTec Acquisition, the Company agreed to guarantee the value of the common sock issued to the former owner pursuant to such acquisition for a period of six months from the effective date of the Registration Statement on Form S-3 which was filed by the Company to register the resale of such shares. As a result of the decline in the price to the Lukens Common Stock during such period (and taking into account certain other adjustments), the Company owes the former owner of ProTec approximately $300,000, which amount is payable either by the issuance of shares of the Lukens Common Stock or a one-year promissory note. The amount was recorded by reducing the value of the common stock and recording the liability as a one year note payable (see Note
6).

As a result of the acquisition of ProTec, the Company had the following non-cash activity:

    Assets acquired:
        Accounts receivable, net                                    $   179,830
        Inventory                                                        13,000
        Fixed assets                                                     77,854
        Intangible assets                                             1,164,091
        Other                                                             9,051
                                                                    -----------

                                                                      1,443,826

    Liabilities assumed:
        Accounts payable and accrued liabilities                        (86,807)
        Notes payable                                                   (30,795)
                                                                   ------------
                                                                       (117,602)

    Notes payable issued                                               (515,328)
    Value of common stock issued                                       (835,980)
                                                                   ------------
    Cash acquired                                                  $    (25,084)
                                                                   =============

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 15.   ACQUISITIONS AND JOINT VENTURES (CONTINUED)

The proforma results of operations for the year ended December 31, 1997 and 1996, as though the companies had been combined at the beginning of that period is as follows:

                                                                 1997          1996

    Net sales                                              $   9,035,443     9,289,455
                                                           ===========================

    Net earnings (loss)                                    $  (3,698,478)      648,923
                                                           ===========================

    Weighted average number of common and
      common equivalent shares outstanding:
           Basic                                           $   2,996,612     2,877,698
                                                           ===========================
           Dilutive                                        $   2,996,612     3,268,113
                                                           ===========================

    Net earnings (loss) per common and
     common equivalent share:
           Basic                                           $       (1.23)          .23
                                                           ===========================
           Dilutive                                        $       (1.23)          .20
                                                           ===========================

In 1996, the Company formed a joint venture (Somar Lukens) with Serral, S.A de C.V., a Mexican Corporation, to produce needles. The joint venture is an equal partnership, with each partner retaining ownership of the equipment it provides and purchasing the products produced. As of December 31, 1997, the venture was still in the process of setting up the equipment and configuring the production process. As of December 31, 1997, the Company had not contributed any capital to the joint venture.

In May 1997, the Company entered into another joint venture with two individuals in Brazil to manufacture and market sutures into international markets. The Company owns 51 percent of the venture. The venture assumed the suture operations of a pre-existing Brazilian company, Medical Express Ltda. Under the terms of the joint venture, the Company agreed to purchase and sell inventory to the joint venture at fully-loaded manufacturing cost plus 25 percent and not to sell products purchased from the joint venture in Brazil. In addition, the Company may not transfer its interest in the joint venture without allowing the other shareholders the option of purchasing it. The new venture did not become operational until October 1, 1997. As of December 31, 1997, the Company had invested $125,000 in the joint venture.

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 15.   ACQUISITIONS AND JOINT VENTURES (CONTINUED)

On January 9, 1997, the Company became the majority shareholder in a new joint manufacturing venture based in Cochin, India. Under the joint venture agreement, the Company was required to contribute $800,000 in capital and may not transfer its interest in the joint venture without allowing the other shareholders the option of purchasing it. The venture, which manufactures syringes, hypodermic needles, and components for other Company products, acquired the basic equipment required for the process, as well as a 22,000 square-foot facility and began operations in November 1997. The venture will market the products through Lukens and the two minority shareholders, who are all current distribution partners of Lukens, in various parts of the world. As of December 31, 1997, the Company owned 90 percent of the joint venture and had invested $940,000.

NOTE 16.   SUBSEQUENT EVENT

On February 20, 1998, the Company announced that it was negotiating the sale of the Company to an unnamed third party. The proposal most recently received by the Company contemplates a merger pursuant to which existing shareholders of Lukens would receive approximately $4.00 in cash for each share of Lukens Common Stock. No definitive terms have, as yet, been agreed upon and the proposal is, and any other matters are subject to further review by both boards, the completion of due diligence reviews and the negotiation and execution of definitive agreements. No assurance can be given that the current negotiations will result in any transaction or as to the ultimate terms or timing of any such transaction.

NOTE 17.   LIQUIDITY

The Company produced a net loss in 1997. At December 31, 1997, current liabilities exceed current assets, the Company is in arrears on its note payments to the bank and has violated its debt covenants. The bank has not granted a waiver on any default by the Company. However, the bank has stated that as long as the Company adheres to the payment plan submitted, no action will be taken. Total long-term debt to the bank and a major stockholder has increased over 1996 levels. Some of these borrowings have been used to acquire a subsidiary and to fund the start up of joint ventures causing an increase in intangible and other assets. The Company's capacity to meet its obligations is dependent upon several factors, such as returning to profitability, developing adequate liquidity, adhering to debt covenants and required payments, possible debt restructuring or sale (see Note 16).

LUKENS MEDICAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31,1997


NOTE 17.  LIQUIDITY (CONTINUED)

In 1997,  the  Company  implemented  a major  strategic  shift in its  marketing approach regarding its largest product line, sutures. This shift, away from lower priced markets where the Company had been successful in securing new business to a focus on certain domestic accounts, was a result of the Company's desire to improve margins, reduce inventory requirements, and provide a more consistent order flow. While the Company intends to utilize its Brazilian facility to continue to service selected international customers, many unprofitable markets will be abandoned. This strategy led to a significant write-off of inventory at the end of 1997.

In 1997, the Company also expanded its product lines further with the acquisition of ProTec Containers, Inc., and brought its facility in Cochin, India on-line for the manufacture of certain key raw materials. These actions provide an opportunity to increase revenues and overall margins. Cash flow projections by management anticipate more abundant cash becoming available in May 1998.

While the Company has been successful in increasing its orders in the new areas of focus, and has been successful in producing certain raw materials at a lower cost, there can be no assurance that the Company efforts will result in profitability from operations consistently in the future. Additionally, the Company's write-off of inventory makes the expansion of its credit lines unlikely in the near term, and the financing of continued internal growth and acquisitions difficult.

                           LUKENS MEDICAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                (UNAUDITED)          AUDITED
                                                                                 MARCH 31,         DECEMBER 31,
                                    ASSETS                                         1998                1997
                                                                              ----------------   -----------------
      CURRENT ASSETS:
           Cash and cash equivalents                                                  $53,882             $74,048
           Accounts Receivable, net of allowance for doubtful                      $2,262,518          $1,836,542
                accounts of $40,000 as of December 31,1997 and
                $40,00 as of March 31,1998
           Inventory                                                               $5,333,559          $5,105,900
           Prepaid Expenses                                                          $138,846            $127,080
                                                                              ----------------   -----------------
              TOTAL CURRENT ASSETS                                                 $7,788,805          $7,143,570

           Land, building and equipment, net of accumulated                        $3,537,047          $3,599,150
                depreciation  of $1,963,377as of December 31,1997
                and $2,069,927 as of March 31,1998

           Intangible assets and Investments in Joint Ventures,                    $2,899,224          $3,001,139
                net of amortization  of $1,283,569 as of December 31,1997
                and $1,385,484 as of March 31,1998
           Other assets                                                               $85,754             $85,754
                                                                              ================   =================
              TOTAL ASSETS                                                        $14,310,830         $13,829,613
                                                                              ================   =================

                     LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES:
        Accounts payable                                                           $1,953,128          $1,864,832
        Accrued liabilities                                                          $134,783            $138,016
        Current maturities of long term debt                                       $6,148,257          $5,146,950
        Current maturities of obligations under capital leases                       $146,893            $146,893
                                                                              ----------------   -----------------
              TOTAL CURRENT LIABILITIES                                            $8,383,061          $7,296,691

        Long-term debt, excluding current maturities                                  $58,483             $73,483
        Stockholder Payable                                                        $1,233,075          $2,290,991
        Obligations under cap leases, excl current maturities                        $223,027            $266,256
                                                                              ----------------   -----------------
              TOTAL LIABILITIES                                                    $9,897,646          $9,927,421

        Minority interest                                                            $129,531            $129,531

      STOCKHOLDERS' EQUITY:
        Common stock, $.01 par value, authorized                                      $30,934             $30,434
             20,000,000 shares: issued and outstanding
             3,093,359  shares as of December  31,1997and  3,300,130
             as of March 31,1998.

        Additional paid-in capital                                                $18,725,535         $18,526,035
        Accumulated Deficit                                                      ($14,414,215)       ($14,730,760)
        Foreign Currency Adjustment                                                  ($58,601)           ($53,048)
                                                                              ----------------   -----------------
              TOTAL STOCKHOLDERS' EQUITY                                           $4,283,653          $3,772,661

                                                                              ================   =================
               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $14,310,830         $13,829,613
                                                                              ================   =================

LUKENS MEDICAL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED

                                                                    THREE
                                                                   MONTHS
                                                                    ENDED
                                                                  MARCH 31,

                                                           1998                1997
                                                      --------------     ---------------
SALES                                                    $2,658,933          $2,403,939
Cost of sales                                            $1,624,062          $1,638,284
                                                      --------------     ---------------
     GROSS PROFIT                                        $1,034,871            $765,655
                                                      --------------     ---------------

Selling expenses                                           $227,004            $228,374
General and administrative expenses                        $351,808            $218,758
Research and development expenses                           $17,098             $12,020
                                                      --------------     ---------------
          TOTAL OPERATING EXPENSES                         $595,910            $459,152
                                                      ==============     ===============
     EARNINGS FROM OPERATIONS                              $438,961            $306,503
                                                      --------------     ---------------

OTHER (EXPENSE) INCOME:

     Interest income                                          ($50)            ($1,860)
     Interest expense                                      $122,466             $53,466
     Other, net                                                  $0              $1,500
                                                      --------------     ---------------
          TOTAL OTHER (EXPENSE) INCOME                     $122,416             $53,106
                                                      --------------     --------------
          EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEMS       $316,545            $253,397

Income tax expense                                               $0                  $0

                                                      --------------     ---------------
          NET EARNINGS (LOSS)                              $316,545            $253,397
                                                      ==============     ===============


Basic net earnings (loss) per share                           $0.10               $0.09

Dilutive net earnings (loss) per share                        $0.10               $0.08

Weighted average number of common
    shares outstanding - basic                            3,093,359           2,843,659

Weighted average number of common
    and common equivalent shares
    outstanding - dilutive                                3,300,130           3,315,737
                                                      ==============     ===============

LUKENS MEDICAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

                                                                               THREE MONTHS
                                                                                  ENDED
                                                                                 MARCH 31,
                                                                        1998                1997
                                                                  -----------------     -------------
CASH FLOWS FROM OPERATIONS:
   NET EARNINGS (LOSS)                                                    $316,545          $253,397
   ADJUSTMENTS TO  RECONCILE  NET  EARNINGS  (LOSS) TO CASH
   PROVIDED  (USED) BY OPERATING ACTIVITIES:
        Depreciation                                                      $106,550           $82,309
        Amortization of intangible assets                                 $101,915           $37,049
   CHANGES IN CURRENT ASSETS AND LIABILITIES:
        Accounts receivable                                              ($425,976)        ($218,117)
        Inventory                                                        ($227,659)          $38,337
        Prepaids                                                          ($11,766)         ($74,849)
        Accounts payable                                                  $113,296          ($13,786)
        Accrued liabilities                                                ($3,233)         $165,534
   Change in other assets                                                       $0          ($83,606)
                                                                  -----------------     -------------

          NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                ($30,328)         $186,268
                                                                  -----------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of plant and equipment                                        ($50,000)         ($31,547)
   Investment in Joint ventures                                                 $0          ($22,913)
   Purchase of intangible assets                                                $0         ($583,689)
                                                                  -----------------     -------------
          NET CASH USED IN INVESTING ACTIVITIES                           ($50,000)        ($638,149)
                                                                  -----------------     -------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Borrowings  on long  term  debt &  obligations  under  capital               $0         ($239,470)
leases

   Principal  payments  on long  term  debt &  obligations  under        ($139,838)         ($25,783)
capital leases
   Proceeds from the issuance of common stock and equivalents             $200,000           $13,154
                                                                  -----------------     -------------

          NET CASH PROVIDED BY FINANCING ACTIVITIES                        $60,162         ($252,099)
                                                                  -----------------     -------------

          NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           ($20,166)         ($703,980)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          $74,048           $878,090
                                                                  =================     =============

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $53,882           $174,110
                                                                  =================     =============

                           LUKENS MEDICAL CORPORATION

                   Notes to Consolidated Financial Statements
                                 March 31, 1998
                                   (unaudited)

(1)      Summary of Significant Accounting Policies

         The Company's principal business activity is the manufacture and sale of disposable surgical products. The Company's main product lines are surgical sutures, lancets, sharps containers, and diagnostic products. The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and therefore do not include all information and footnote disclosure necessary for a full presentation of financial position, results of operations, and cash flows. The information furnished, in the opinion of management, reflects all adjustments necessary to present fairly the results of operations of the Company for the three-month period ended March 31, 1998 and 1997. The accounting policies followed by the Company are set forth in note (1) of Notes to the Company's Consolidated Financial Statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "1997 Form 10-K") filed with the Securities and Exchange Commission. The results of operations of interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

(2)      Inventory

         Inventory consists of the following components at:

                                              March 31       December 31
                                                1998             1997
                                            ------------     -----------
         Raw Materials                      $2,127,718        $1,938,343
         Work-in-Process                     1,950,637         1,972,124
         Finished Goods                      1,321,374         1,261,603
         Inventory Reserve                     (66,170)          (66,170)
                                            ----------       -----------
                                            $5,333,559       $5,105,900
                                            ==========       ==========

(3)      Income Taxes

The  net  operating   loss  and  credit  for  increasing   research   activities
carryforwards as of December 31, 1997, expire as follows:

                     Approximate                                      Increasing Research
                     Net Operating                                     Activities Book/Tax
                  Loss Carryforward                                           Credits
                  -----------------                                           -------
                    State Loss                Federal Loss
                      Amount                     Amount                  Tax Effect                Tax Effect

   1999             $2,537,000               $   ---                       $ 122,000                  $ 3,800
   2000                 ---                    1,930,000                     656,000                   37,200
   2001              2,400,000                 1,835,000                     739,000                   37,500
   2002                 ---                    1,132,000                     385,000                    1,400
   2003              1,480,000                 2,086,000                     780,000                   25,100
   2004                315,000                   390,000                     148,000                    ---
   2005                161,000                   278,000                     102,000                    ---
   2006                 ---                       50,000                      17,000                    ---
   2007                 ---                       26,000                       9,000                    ---
   2008                 ---                       88,000                      30,000                    ---
   2009                 ---                    2,760,000                     938,000
   2017                 ---                    2,400,000                     816,000                    ---
          ----------------------------------------------------------------------------------
                    $6,893,000               $12,975,000                  $4,742,000                 $105,000
                    ==========               ===========                  ==========                 ========

The capital loss carryforwards of approximately $271,000, tax effect of $105,000, expire in 1998.

The deduction of federal net operating loss carryforwards is limited to approximately $3,962,000 as of December 31, 1997. This limitation is based on an annual limitation of $460,000 plus available carryover of $654,000 and losses incurred subsequent to 1992 of $5,248,000. In addition, should the sale of the Company occur (See "Liquidity and Capital Resources"), there may be additional limitations.

(4)      Pending Litigation

         Owen Mumford Ltd. ("Owen Mumford"), one of the Company's competitors, filed a complaint in the United States District Court for the Eastern District of Virginia, Richmond Division on April 29, 1998 and served a summons and complaint on the Company on June 1, 1998, alleging that the one of the Company's products, the "Gentle-Let 1" infringes on a patent owned by Owen Mumford. The complaint seeks damages adequate to compensate Owen Mumford for the alleged patent infringement, as well as costs and expenses. The Company intends to vigorously defend itself in this proceeding. The matter is currently in the discovery phase.

(5)      Status of Default Under Credit Facility

         During the quarter ended March 31, 1998, the Company was in technical default of certain financial covenants and in payment default under certain of its term loans with its lending bank. In April 1998, the Company cured its payment default under the term loans and its lending bank amended certain of the financial covenants so that the Company is no longer in default under any of its lines of credit.

                                                                         ANNEX A






                              AGREEMENT AND PLAN
                                    OF MERGER
                                   DATED AS OF
                                 APRIL 28, 1998
                                      AMONG
                                   MEDISYS PLC
                              LMC ACQUISITION CORP.
                                       AND
                           LUKENS MEDICAL CORPORATION

                                TABLE OF CONTENTS

ARTICLE I.  THE MERGER.........................................................1
         Section 1.1.  The Merger..............................................1
         Section 1.2.  Effective Date of the Merger............................1

ARTICLE II. SURVIVING CORPORATION..............................................1
         Section 2.1.  Certificate of Incorporation............................1
         Section 2.2.  By-Laws.................................................2
         Section 2.3.  Board of Directors; Officers............................2
         Section 2.4.  Effects of Merger.......................................2

ARTICLE III.  CONVERSION OF SHARES; OTHER SECURITIES...........................2
         Section 3.1.  Merger Consideration....................................2

ARTICLE IV.  PAYMENT PROCEDURES; MECHANICS OF THE MERGER.......................3
         Section 4.1.  Payment Procedures......................................3
         Section 4.2.  Dissenting Shares.......................................4
         Section 4.3.  Stock Options...........................................5
         Section 4.4.  Stockholders' Meetings..................................5
         Section 4.5.  Closing of the Company's Transfer Books.................6
         Section 4.6.  Assistance in Consummation of Merger....................6
         Section 4.7.  Closing.................................................6

ARTICLE V.  REPRESENTAIONS AND WARRANTIES OF PARENT............................6
         Section 5.1.  Organization and Qualification..........................6
         Section 5.2.  Authority Relative to this Agreement....................6
         Section 5.3.  Parent Action...........................................7
         Section 5.4.  Financial Advisor.......................................7
         Section 5.5.  Information.............................................7
         Section 5.6.  Financing...............................................8
         Section 5.7.  Litigation..............................................8

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................8
         Section 6.1.  Organization and Qualification..........................8
         Section 6.2.  Capitalization..........................................8
         Section 6.3.  Subsidiaries............................................9
         Section 6.4.  Authority Relative to this Agreement....................9
         Section 6.5.  Reports and Financial Statements.......................10
         Section 6.6.  Absence of Certain Changes or Events...................11
         Section 6.7.  Litigation.............................................11
         Section 6.8.  Employee Benefit Plans.................................12
         Section 6.9.  Labor Matters..........................................14
         Section 6.10. Company Action.........................................14
         Section 6.11. Compliance with Applicable Laws........................15
         Section 6.12. Liabilities............................................15
         Section 6.13. Taxes..................................................15

         Section 6.14. Certain Agreements.....................................15
         Section 6.15. Patents, Trademarks, Etc...............................16
         Section 6.16. No Material Adverse Effect.............................16
         Section 6.17. Products Liability.....................................17
         Section 6.18. Environmental Matters..................................17
         Section 6.19. Title to Property......................................18
         Section 6.20. Absence of Certain Business Practices..................19
         Section 6.21. Financial Advisor .....................................19

ARTICLE VII.  REPRESENTATIONS AND WARRANTIES REGARDING SUB....................19
         Section 7.1.  Organization...........................................19
         Section 7.2.  Capitalization.........................................19
         Section 7.3.  Authority Relative to this Agreement...................19

ARTICLE VIII.  CONDUCT OF BUSINESS PENDING THE MERGER.........................20
         Section 8.1.  Conduct of Business by the Company Pending the Merger..20

ARTICLE IX.  ADDITIONAL AGREEMENTS............................................21
         Section 9.1.  Access and Information.................................21
         Section 9.2.  Proxy Statement........................................22
         Section 9.3.  Employee Matters.......................................22
         Section 9.4.  Indemnification........................................23
         Section 9.5.  Additional Agreements..................................24
         Section 9.6.  Alternative Proposals..................................24
         Section 9.7.  Advice of Changes; SEC Filings.........................25

         Section 9.8.  Restructuring of Merger................................25
         Section 9.9.  Cancellation of Warrants; Repayment of Loans from
                         Affiliates...........................................25
         Section 9.10. Agreement of Principal Stockholders....................26
         Section 9.11  Fairness Opinion.......................................26

ARTICLE X.  CONDITIONS PRECEDENT..............................................26
         Section 10.1. Conditions to Each Party's Obligation to Effect the
                         Merger...............................................26
         Section 10.2. Conditions to Obligation of the Company to Effect
                         the Merger...........................................27
         Section 10.3. Conditions to Obligations of Parent and Sub to
                         Effect the Merger....................................27

ARTICLE XI.  TERMINATION, AMENDMENT AND WAIVER................................28
         Section 11.1. Termination by Mutual Consent..........................28
         Section 11.2  Termination by Either Parent or the Company............28
         Section 11.3. Termination by the Company.............................29
         Section 11.4. Termination by the Parent..............................29
         Section 11.5. Effect of Termination and Abandonment..................30

ARTICLE XII.  GENERAL PROVISIONS..............................................31
         Section 12.1. Non-Survival of Representations, Warranties and
                         Agreements...........................................31
         Section 12.2. Notices................................................31
         Section 12.3. Fees and Expenses......................................32
         Section 12.4. Publicity..............................................32
         Section 12.5. Specific Performance...................................32
         Section 12.6. Assignment; Binding Effect.............................33
         Section 12.7. Entire Agreement.......................................33

         Section 12.8. Amendment..............................................33
         Section 12.9. Governing Law..........................................33
         Section 12.10. Counterparts..........................................33
         Section 12.11. Headings and Table of Contents........................33
         Section 12.12.  Interpretation.......................................33
         Section 12.13.  Waivers..............................................34
         Section 12.14.  Severability.........................................34
         Section 12.15.  Subsidiaries.........................................34
         Section 12.16.  United States Dollars; Exchange Rates................34

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 28, 1998, by and among Medisys PLC, a Scottish public limited company ("Parent"), LMC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Lukens Medical Corporation, a Delaware corporation (the "Company"):

                              W I T N E S S E T H:

     WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Sub with and into the Company (the "Merger"); and

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the Merger, upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

     1.2 Effective Date of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing on the date of the Closing (as defined in Section 4.1(c)). The Merger shall become effective (the "Effective Date") upon the filing of the Certificate of Merger or at such time thereafter as is provided in such Certificate of Merger.


                                   ARTICLE II
                              SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

     2.2 By-Laws. The By-laws of Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

     2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     2.4  Effects of  Merger.  The Merger  shall have the  effects  set forth in
Section 259 of the DGCL.


                                   ARTICLE III
                     CONVERSION OF SHARES; OTHER SECURITIES

     3.1 Merger Consideration. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"):

          (a) All shares of Company Common Stock which are held by the Company or any subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

          (b) Each remaining outstanding share of Company Common Stock, other than the Dissenting Shares (as defined in Section 4.2), shall be converted into and represent the right to receive $4.00 in cash (the "Merger Consideration") in accordance with Section 4.1.

          (c) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock after the date hereof, the Merger Consideration shall be adjusted accordingly.

                                   ARTICLE IV
                   PAYMENT PROCEDURES; MECHANICS OF THE MERGER

     4.1 Payment Procedures.

          (a) Prior to the Effective Date, Parent shall select a Payment Agent, which shall be Parent's Transfer Agent or such other person or persons designated by Parent, to act as Payment Agent for the Merger (the "Payment Agent").

          (b) Promptly after the Effective Date, Parent shall instruct the Payment Agent to mail to each holder of a certificate or certificates evidencing shares of Company Common Stock (other than Dissenting Shares) ("Certificates")
(i) a letter of transmittal (which shall include a Substitute Form W-9 and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Payment Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Each holder of Company Common Stock, upon surrender to the Payment Agent of such holder's Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid the amount of cash to which such holder is entitled, pursuant to this Agreement, as payment of the Merger Consideration (without any interest accrued thereon). Until so surrendered, each Certificate shall after the Effective Date represent for all purposes only the right to receive the Merger Consideration. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

          (c) At the Closing of the transactions contemplated by this Agreement (the "Closing), Parent shall deposit in trust with the Payment Agent, for the ratable benefit of the holders of Company Common Stock (other than Dissenting Shares), the appropriate amount of cash to which such holders are entitled pursuant to this Agreement as payment of the Merger Consideration (the "Payment Fund"). The Payment Agent shall, pursuant to irrevocable instructions, make the payments to the holders of the Company Common Stock as set forth in this Agreement.

          (d) If any delivery of the Merger Consideration is to be made to a person other than the registered holder of the Certificates surrendered in exchange therefor, it shall be a condition to such delivery that the Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery shall (i) pay to the Payment Agent any transfer or other taxes required as a result of delivery to a person other than the registered holder or (ii) establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable.

          (e) Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock as of the first anniversary of the Effective Date shall be delivered to Parent upon demand, and any holder of Company Common Stock who has not theretofore complied with the exchange requirements of this Section shall have no further claim upon the Payment Agent and shall thereafter look only to Parent for payment of the Merger Consideration.

          (f) If a Certificate has not been surrendered prior to the date on which any receipt of Merger Consideration would otherwise escheat to or become the property of any governmental agency, such Certificate shall, to the extent permitted by applicable law, be deemed to be canceled and no Merger Consideration, money or other property will be due to the holder thereof.

          (g) The Payment Agent shall invest cash in the Payment Fund in obligations of or guaranteed by the United States of America with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $500 million (collectively, "Permitted Investments"). The maturities of Permitted Investments shall be such as to permit the Payment Agent to make prompt payment to former stockholders of the Company entitled thereto as contemplated by this Section. Any interest and other income resulting from such investments shall be paid to Parent or as Parent may otherwise direct.

     4.2 Dissenting Shares.

          (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Date and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Date, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the Certificates evidencing such shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     4.3 Stock Options.

          (a) The Company's stock option plan, which is attached to Section 4.3 of the Company Disclosure Schedule (as defined in Section 6.1) (the "Option Plan"), and each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Date thereunder, whether vested or unvested (each, an "Option" and collectively, the "Options"), shall be assumed by Parent at the Effective Date, and each such Option shall become an option to purchase a number of ordinary shares of Parent, par value 1p (a "Substitute Option"), equal to the number of shares of Company Common Stock subject to such Option multiplied by the Option Exchange Ratio (as defined below). The per share exercise price for each Substitute Option shall be the current exercise price per share of Company Common Stock divided by the Option Exchange Ratio, and each Substitute Option otherwise shall after the Effective Date be subject to all of the other terms and conditions of the original Option to which it relates. Prior to the Effective Date, the Company shall take such additional actions as are reasonably necessary under the applicable agreements and Option Plan to provide that each outstanding Option shall, from and after the Effective Date, represent only the right to purchase, upon exercise, ordinary shares of Parent and Parent shall take such additional actions as are reasonable and necessary under applicable law in order to effect the issuance of such Substitute Options to such holders. Except as set forth in Section 4.3 of the Company Disclosure Schedule, the vesting of no Option shall be accelerated by reason of the Merger unless the agreement or arrangement under which it was granted or by which it is otherwise governed specifically provides for such acceleration. For avoidance of doubt, it is the intention of Parent and the Company that the Substitute Options be identical in all respects to the Options (except for the number and type of shares for which they shall be exercisable and the exercise price thereof) and that, without limitation, (i) all terms of the plans under which such Options were issued and (ii) all policies set forth in Section 4.3 of the Company Disclosure Schedule, shall apply thereto from and after the Effective Date.

          (b) For purposes of this Agreement, the term "Option Exchange Ratio" shall mean the ratio of (x) $4.00 to (y) the U.S. dollar equivalent of the average of the middle-market closing price per share of the Parent ordinary shares on the Alternative Investment Market of the London Stock Exchange, as shown in the "London Stock Exchange Daily Official List," for each of the ten trading days ending two trading days prior to the Effective Date.

     4.4 Stockholders' Meetings. (a) The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject solely to its fiduciary duties, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement.

          (b) Parent shall take all action necessary, in accordance with applicable law, stock exchange rules and its Memorandum and Articles of Association, to convene an extraordinary meeting of the holders of its ordinary shares to approve this Agreement, the Merger and the related issuance of securities of Parent, to the extent approval is required and sought by Parent. Subject solely to its fiduciary duties, the Board of Directors of Parent will recommend that holders of its ordinary shares vote in favor of the matters put before them.

     4.5 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Sections 3.1 (b) and 4.1.

     4.6 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all commercially reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Agreement.

     4.7 Closing. The Closing shall take place (i) at the offices of Brock Silverstein McAuliffe LLC, One Citicorp Center, 153 East 53rd Street, 56th floor, New York, New York 10022, at 10:00am, New York City time, on the earlier of (A) August 14, 1998 or (B) the day which is no later than two business days after the day on which the last of the conditions set forth in Article X is fulfilled or waived and the meeting of Parent's Shareholders with respect to the Merger and related financing has been held or (ii) at such other time and place as Parent and the Company shall agree in writing.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

     5.1 Organization and Qualification. Parent is a public limited company duly incorporated, validly existing and in good standing under the laws of Scotland and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.

     5.2 Authority Relative to this Agreement. Parent has the corporate authority to enter into this Agreement and, subject to the satisfaction of the conditions contained herein, to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. The Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the requisite approval of the holders of the Parent ordinary shares of the transactions contemplated hereby and related financing, no other corporate proceedings on the part of Parent are necessary to authorize the Agreement and the transactions contemplated hereby. Parent is not subject to or obligated under (i) any memorandum, articles of association, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement other than those which, either singly or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on the Parent's ability to consummate the transactions contemplated hereby, including the Merger. Except as required in connection, or in compliance, with the provisions of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the corporation, securities or blue sky laws or regulations of the various states or any rules or regulations of the London Stock Exchange applicable to Parent, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Agreement other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have a material adverse effect on Parent's ability to consummate the transactions contemplated hereby, including the Merger.

     5.3 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present determined that the Agreement is advisable and in the best interests of Parent and its stockholders.

     5.4 Financial Advisor. Parent represents and warrants that, except for Henry Ansbacher & Co. Limited and any other underwriter, broker, finder or investment banker to be engaged in the normal course of business for the offering of Parent's securities, no broker, finder or investment banker is entitled to any brokerage or finder's fee or investment banking fee in connection with the Merger and the related financing based upon arrangements made by or on behalf of Parent.

     5.5 Information. As of the date of this Agreement, Parent does not know of any facts or circumstances which currently or with the passage of time constitute a breach of the representations or warranties made by the Company herein. To its knowledge, Parent has been furnished with and been given access by the Company to considerable information about the Company and its business as it has requested. The Company acknowledges that the foregoing shall not in any way limit Parent's ability to terminate this Agreement pursuant to Section 11.4.

     5.6 Financing. Based upon preliminary discussions with its proposed sources of financing, Parent has a good faith belief that it will be able to raise the funds necessary to consummate the transactions contemplated hereby.

     5.7 Litigation. There is no suit, action, claim, arbitration or proceeding pending or, to the knowledge of Parent, threatened against Parent seeking to prevent or challenge the transactions contemplated by this Agreement. Parent is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against Parent having, or which would reasonably be expected to have, either alone or in the aggregate, a material adverse effect on Parent's ability to consummate the transactions hereby.


                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

     6.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business, properties, prospects, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company and each of its Subsidiaries are attached to Section 6.1 of the disclosure schedule delivered by the Company to Parent prior to execution and delivery of this Agreement (the "Company Disclosure Schedule"). The Certificate of Incorporation and By-laws of the Company are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

     6.2 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, $.01 par value and 1,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of March 31, 1998, 3,093,359 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, there were no shares of Preferred Stock issued and outstanding and (except for issuances upon the exercise of outstanding options) there have been no changes in such numbers of shares through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. Except as set forth in Section 6.2 of the Company Disclosure Schedule, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. After the Effective Date, subject to Section 4.3, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 6.8).

     6.3  Subsidiaries.  The only  Subsidiaries  of the Company are disclosed in
Section 6.3 of the Company Disclosure Schedule. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, or would not reasonably be expected to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of such
Subsidiary. Section 6.3 of the Company Disclosure Schedule contains, with respect to each Subsidiary of the Company, its name and jurisdiction of incorporation and, with respect to each Subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by the Company or a Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a Subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. Except as set forth in Section 6.3 of the Company Disclosure Schedule, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company. Except as set forth in Section 6.3 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

     6.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of a majority of the shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. Except as set forth in Section 6.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or
(ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement. Except as disclosed in Section 6.4 of the Company Disclosure Schedule or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby, including the Merger.

     6.5 Reports and Financial Statements.

          (a) The Company has previously furnished Parent with true and complete copies of its (i) Annual Report to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 as filed with the Securities and Exchange Commission (the "Commission"),
(ii) proxy statements related to all meetings of its shareholders (whether annual or special) since January 1, 1996 and (iii) the other reports (including Forms 10-Q and 8-K) or registration statements set forth in Section 6.5 of the Company Disclosure Schedule which have been filed by the Company with the Commission since January 1, 1995, except for preliminary material (in the case of clauses (ii) and (iii) above) and except for registration statements on Form S-8 relating to employee benefit plans, which are all the documents that the Company was required to file with the Commission since that date (clauses (i) through (iii) being referred to herein collectively, together with all financial statements (including footnotes), exhibits, schedules thereto and documents incorporated by reference therein, as the "Company SEC Reports"). As of their respective filing dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective filing dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the Commission. The consolidated financial statements of the Company included in the Company SEC Reports, including any forms, reports or other documents filed with the Commission by the Company subsequent to the date hereof, (i) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the
Commission with respect thereto; (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods presented (except as may be indicated therein or in the notes thereto) or in the case of unaudited statements, as permitted for presentation in quarterly reports on Form 10-Q; (iii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended, subject in the case of interim financial statements to normal year-end adjustments; and (iv) are in all material respects, prepared in accordance with the books of account and records of the Company and its Subsidiaries.

          (b) The Company has (i) delivered to Parent true and complete copies of all material correspondence between the Commission and the Company or its legal counsel, accountants or other advisors since January 1, 1995 except for cover letters transmitting SEC reports, and (ii) disclosed to Parent in writing the content of all material discussions between the Commission and the Company or its legal counsel, accountants or other advisors concerning the adequacy of form of any SEC Report filed with the Commission since January 1, 1995. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Reports, other than those disclosed to Parent pursuant to clause (i) or (ii) of this Section 6.5(b).

     6.6 Absence of Certain Changes or Events. Since December 31, 1997, except as set forth on Section 6.6 of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their businesses in the ordinary course, consistent with past practice, and since such date, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Company Material Adverse Effect; (iii) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (v) any material change in its accounting principles, practices or methods or revaluation of the Company's assets; (vi) any repurchase or redemption with respect to its capital stock; (vii) any split, combination or reclassification of any of the Company's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock except as set forth in Section 6.6 of the Company Disclosure Schedule; (viii) any grant of or any amendment of the terms of any option to purchase shares of capital stock of the Company; (ix) any granting by the Company or any of its Subsidiaries to any director, officer or employee of the Company or any of its Subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice) or (B) any increase in severance or termination pay; (x) any entry by the Company or any of its Subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its Subsidiaries; or
(xi) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     6.7 Litigation. Except as described in the SEC Reports and in Section 6.7 of the Company Disclosure Schedule, there is no suit, action, claim, arbitration or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, either alone or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries having, or which would reasonably be expected to have, either alone or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.

     6.8 Employee Benefit Plans.

          (a) Section 6.8 of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any Subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former employees, independent contractors, consultants and leased employees of the Company, any Subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

          (b) None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any Subsidiary or Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition), has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any material liability due to the termination or reorganization of such a Multiemployer Plan.

          (c) No Company Benefit Plan nor the Company has incurred any material liability or penalty under Section 4975 of the Internal Revenue Code, as amended (the "Code") or Section 502(i) of ERISA.

          (d) Except as set forth in Section 6.8 (d) of the Company Disclosure Schedule, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

          (e) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or its Subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 6.8 of the Company Disclosure Schedule (and, in the case of such agreements, the form of which is attached to the Company Disclosure Schedule). Each executive officer of the Company (as such term is defined in Rule 3b-7 under the Exchange Act) and each of the individuals identified on Section 6.8(e) of the Company Disclosure
Schedule is a party to a non-competition agreement with the Company or a Significant Subsidiary, as the case may be, and copies of the forms of such non-competition agreements are attached to Section 6.8 of the Company Disclosure Schedule.

          (f) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA, and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Company, any Subsidiary, or any Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition) has engaged in any transaction described in Section 4069 of ERISA.

          (g) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan and there have been no amendments to any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

          (h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and no contributions have been made to the Company Employee Benefit Plans that would be considered non-deductible under the Code.

          (i) There has been no violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

          (j) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to the Parent by the Company: (i) all plans and related trust documents and any other instruments or contracts under which the Company Employee Benefit Plans are operated, and amendments thereto; (ii) the Forms 5500 for the past three years and (iii) summary plan descriptions.

          (k) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Company's knowledge, against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

          (l) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

          (m) For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     6.9 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business. To the best knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its

Subsidiaries. There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the best knowledge of the Company, threatened against or affecting the Company or its Subsidiaries and neither the Company nor any Subsidiary has experienced any strike, material slowdown or material work stoppage or lockout.

     6.10 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (c) recommended the approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the Company Meeting.

     6.11 Compliance with Applicable Laws. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), material to and necessary to conduct the business of the Company or such Subsidiary, as the case may be (the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits, and the Company and each of its Subsidiaries are in compliance in all material respects with all laws, ordinances and regulations of any Governmental Entity. Except as disclosed in Section 6.11 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity, with respect to the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened.

     6.12 Liabilities. Since December 31, 1997, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) of the type that is required to be disclosed in the Company SEC Reports (including the financial statements contained therein), except for (i) accounts payable incurred in the ordinary course of business not in excess of $250,000, (ii) liabilities of the same nature as those reflected on the financial statements to the Company SEC Reports (including the footnotes thereto) incurred in the ordinary course of business in accordance with past practice (iii) liabilities under or required to be incurred under this Agreement and (iv) liabilities under Company Material Contracts (as hereafter defined). To the best knowledge of the Company, as of the date of this Agreement, there was no basis for any claim or liability of any nature against the Company or its Subsidiaries, whether absolute, accrued, contingent or otherwise, which has had, or would reasonably be expected to have, a Company Material Adverse Effect, other than as reflected in the Company SEC Reports (including the financial statements thereto).

     6.13 Taxes. (a) For the purposes of this Agreement, the term "Tax" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. Each of the Company and its Subsidiaries has filed all Tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns. The information contained in such Tax returns is true and complete in all material respects. Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any Tax, assessment or governmental charge. Except as disclosed in Section 6.13 of the Company Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending.

     6.14 Certain Agreements. Except as set forth on Section 6.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the best knowledge of the Company, any other party thereto, is in breach of or default under any material agreement, contract or commitment to which the Company or any of its Subsidiaries is a party (each, a "Company Material Contract"), nor has the Company or any Subsidiary received in writing any claim or threat of such breach or default, in any case in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from the Company or any of its Subsidiaries thereunder. All of the Company Material Contracts are in full force and effect. True and complete copies of the Company Material Contracts have been provided to Parent by the Company. Except as set forth on Section 6.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary to (i) sell any products or services of any other person, (ii) engage in any line of business, or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any Subsidiary.

     6.15 Patents, Trademarks, Etc.

          (a) The Company and its Subsidiaries own or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses, all applications for and registrations of such patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses, and all processes, formulae, methods, schematics, technology, know-how, tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the "Intellectual Property Rights");

          (b) Neither the Company nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, in the manufacture of, incorporated in, or form a part of any product of the Company or any of its Subsidiaries.

          (c) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of its Subsidiaries which the Company considers to be material to its business are valid and enforceable and except as set forth on Section 6.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service or mark or copyright or the violation of any trade secret or other proprietary right of any third party; or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     6.16 No Material Adverse Effect. Except as otherwise disclosed herein, in the Company SEC Reports, in the Company Disclosure Schedule or Section 6.16 of the Company Disclosure Schedule, the Company is not aware of any fact which, alone or together with another fact, which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

     6.17 Products Liability.

          (a) There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority against or involving any product, substance or material (collectively, "Product") or class of claims or lawsuits involving the same or similar Product produced, distributed or sold by or on behalf of the Company which is pending or, to the knowledge of Company, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product produced, distributed or sold by or on behalf of the Company, or any alleged failure to warn, or from any breach of implied warranties or representations, and there has not been any Occurrence (as defined below) that is material to the business of the Company or any of its subsidiaries taken as a whole;

          (b) For purposes of this Section 6.17, the term "Occurrence" shall mean any accident, happening or event which was caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving, a Product (including any parts or components) manufactured, produced, distributed or sold by or on behalf of the Company which is likely to result in a claim or loss.

     6.18 Environmental Matters.

          (a) The operations of the Company and its Subsidiaries are, and in the past have been, in compliance in all material respects with all applicable laws, regulations and other requirements of governmental or regulatory authorities or duties under the common law relating to toxic or hazardous substances, wastes, pollution or to the protection of human health, safety, or the environment (collectively,
"Environmental Laws") and have obtained and maintained in effect all material licenses, permits and other authorizations or registrations (collectively "Environmental Permits") required under all Environmental Laws and are, and in the past have been, in compliance with all such Environmental Permits in all material respects.

          (b) Neither the Company nor any Subsidiary has performed or suffered any act which would reasonably be expected to give rise to, or has otherwise incurred, liability to any person (governmental or other) under the United States Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any other Environmental Laws, as amended, nor has the Company or any Subsidiary received written notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any governmental agency with respect to any of its assets.

          (c) No hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law and collectively referred to herein as "Hazardous Materials") has been released, placed or dumped by the Company or any of its Subsidiaries or by action of any of them otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by the Company or any of its Subsidiaries or any surface waters or groundwaters thereon or thereunder.

          (d) Neither the Company nor any of its Subsidiaries owns or operates, and has never owned or operated, aboveground or underground storage tanks containing a regulated substance, as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6991 et seq., as amended, or a surface impoundment, lagoon, landfill, PCB containing electrical equipment or asbestos containing materials.

          (e) With respect to any or all of the real properties owned or leased by the Company or any of its Subsidiaries to the knowledge of the Company, (i) there are no, nor have there been in the past, asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties; and (ii) there are no wetlands (as defined under any Environmental Law) located on any such properties, nor have any been drained, filled or otherwise altered.

          (f) None of the real properties owned or leased by the Company or any of its Subsidiaries (i) has been used or is now used for the generation, transportation, storage, handling, treatment or disposal of any Hazardous Materials in violation of applicable Environmental Laws or (ii) is identified on a federal, state or local listing of sites which require or might require environmental cleanup.

          (g) There are no ongoing investigations or negotiations, pending or threatened, or administrative, judicial or regulatory proceedings, or consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to the

Company or any of its Subsidiaries, any of their operations or the real properties owned or leased by them.

          (h) Neither the Company nor any of its Subsidiaries is subject to reporting requirements under the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 11001 et seq., or analogous state statues and related regulations, all as amended.

          (i) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any buildings in which the Company leases office space, the common areas of such buildings, the land upon which such buildings are situated, or the premises in such buildings leased by the Company (except with respect to the Company's personal property located therein).

     6.19 Title to Property.

          (a) Except as set forth in Section 6.19 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title, or valid leasehold rights in the case of leased property, to all real property and all personal property purported to be owned or leased by them, free and clear of all material liens, security interests, claims, encumbrances and charges, excluding (i) liens for fees, taxes, levies, imposts, duties or governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof, (ii) liens for mechanics, materialmen, laborers, employees, suppliers or other liens arising by operation of law for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings, (iii) liens created in the ordinary course of business in connection with the leasing or financing of office, computer and related equipment and supplies, (iv) easements and similar encumbrances ordinarily created for fuller utilization and enjoyment of property, and (v) liens or defects in title or leasehold rights that, in the aggregate, do not and will not have a Company Material Adverse Effect;

          (b) Consummation of the Merger will not result in any breach of or constitute a default (or an event with which notice or lapse of time or both would constitute a default) under, or give to others any rights of termination or cancellation of, or require the consent of others under, any lease in which the Company or its Subsidiaries is a lessee.

     6.20 Absence Of Certain Business Practices. During the past five years, none of the Company's officers, employees or, to the Company's knowledge, agents, nor, to the Company's knowledge, any other person acting on behalf of any of them or the Company, has, directly or indirectly, given or agreed to give any improper gift or similar benefit to any customer, supplier, governmental employee or other person.

     6.21 Financial Advisor. Except for the financial advisor that will deliver the Fairness Opinion (as defined in Section 9.11 hereof), no broker, finder or investment banker is entitled to any brokerage or finder's fee or investment banking fee in connection with the Merger based upon arrangements made by or on behalf of the Company.


                                   ARTICLE VII
                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

Parent and Sub jointly and severally represent and warrant to the Company as follows:

     7.1 Organization. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

     7.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $.01 per share, 100 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all liens, claims and encumbrances.

     7.3 Authority Relative to this Agreement. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby.


                                  ARTICLE VIII
                     CONDUCT OF BUSINESS PENDING THE MERGER

     8.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

          (i) The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on going businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its Subsidiaries to,
(a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; and (c) maintain and keep its properties and equipment in good repair, working order and condition in accordance with past practice, ordinary wear and tear excepted; and (d) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound;

          (ii) The Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries (subject to the fiduciary duties of the Company's Board of Directors), (B) amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or
(D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

          (iii) Subject to the fiduciary duties of the Company's Board of Directors, the Company shall not, nor shall it permit any of its Subsidiaries to, without the consent of Parent which shall not be unreasonably withheld (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's shareholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to employment agreements as in effect on the date hereof, the exercise of stock options outstanding on the date hereof or granted prior to the Effective Date under automatic grants under the Company's Employee Stock Option Plan; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business consistent with past practice; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business consistent with past practice; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (iv) The Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law, enter into any new (or amend any existing) Company Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice; and

          (v) The Company shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities


                                   ARTICLE IX
                              ADDITIONAL AGREEMENTS

     9.1 Access and Information. The Company and its Subsidiaries shall afford Parent and to its accountants, counsel and other representatives, upon reasonable advance notice, reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, records and personnel and, during such period, the Company shall furnish promptly to the Parent (i) a copy of each report, schedule and other document filed or received by it or its Subsidiaries pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the Company's or its Subsidiaries' business, properties and personnel as the Parent may request. Each of the Company and Parent shall hold, and shall cause their respective Affiliates, employees and agents to hold, in confidence all information provided to the other pursuant to the terms hereof, in connection with the transactions contemplated hereby or otherwise provided on a confidential basis.

     9.2 Proxy Statement. Parent and the Company shall cooperate and promptly prepare, and the Company shall file with the Commission as soon as practicable, a proxy statement with respect to the Company Meeting (the "Proxy Statement"), which shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall use all reasonable efforts, and Parent will cooperate with the Company, to have the Proxy Statement cleared by the Commission as promptly as practicable. The Company shall, as promptly as practicable, provide copies of any written comments received from the Commission with respect to the Proxy Statement to Parent and advise Parent of any oral comments with respect to the Proxy Statement received from the Commission. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the

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foregoing, it is understood and agreed that information concerning or related to
Parent will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Meeting shall be deemed to have been supplied by the Company. The Company will provide Parent with a reasonable opportunity to review any amendment or supplement to the Proxy Statement prior to filing such with the Commission, and will provide Parent with a copy of all such filings made with the Commission. No amendment or supplement to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

     9.3 Employee Matters. As of the Effective Date, the employees of the Company and each Subsidiary shall continue employment with the Surviving Corporation and the Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the Subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. Except as otherwise provided by Section 4.3 hereof, as of the Effective Date, the Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Date, and Parent shall cause the Surviving Corporation and the Subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans. To the extent any employee benefit plan, program or policy of the Parent or its affiliates is made available to the employees of the Surviving Corporation or its Subsidiaries: (i) service with the Company and the Subsidiaries by any employee prior to the Effective Date shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the Subsidiaries for their employees prior to the Effective Date.

     9.4 Indemnification.

          (a) The Company shall indemnify, defend and hold harmless, and after the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Date (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities ("Losses") arising out of the transactions contemplated by this Agreement occurring before the Effective Date to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses; provided, however, that such indemnification shall not be available with respect to Losses arising out of the failure of the Company to obtain the Fairness Opinion. Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall

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continue in full force and effect for a period of not less than three years from the Effective Date. Parent agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Date; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; provided, further, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

          (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced by a person or entity who or which is not a party to this Agreement, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to defend against and respond thereto.


     9.5 Additional Agreements.

          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals as may be necessary or advisable to consummate the merger, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

          (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such commercially reasonable and necessary action.

     9.6 Alternative Proposals.  Prior to the Effective Date, the Company agrees
(a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause it and its Subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 9.6; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of its Subsidiaries: provided, however, that nothing contained in this Section 9.6 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith (after consultation with and based on advice of its outside legal counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, (i) the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (ii) the Company and such person or entity enter into an appropriate confidentiality agreement with respect to information to be supplied by the Company and (C) the Company keeps Parent promptly informed of the status and all material terms and conditions of any such discussions or negotiations (including identities of parties) and, if any such proposal or inquiry is in writing, furnishes a copy of such proposal or inquiry to Parent as soon as practicable after the receipt thereof; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 9.6 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article XI hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement.

     9.7 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. The Company shall promptly advise Parent orally and in writing of any change or event that has had, or could reasonably be expected to have, a


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Company  Material  Adverse Effect.  The Company shall promptly provide to Parent
(and its counsel) copies of all filings made by such party with the Commission or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     9.8 Restructuring of Merger. Upon the mutual agreement of Parent and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Sub, with Sub being the surviving corporation, or as a merger of the Company into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

     9.9 Cancellation of Warrants; Repayment of Loans from Affiliates. On the Effective Date, and without any further action by the holders thereof (a) warrants to purchase 400,000 shares of Company Common Stock held by Mr. John Robinson and warrants to purchase 50,000 shares of Company Common Stock held by Mr. Peter Lordi shall be canceled and the holders thereof shall thereafter have the right to payment in cash equal to $400,000 and $50,000, respectively, in exchange therefor, which payment shall be made by the Surviving Corporation promptly after the Effective Date and (b) the loans by Mr. Robinson and Mr. Robert L. Priddy to the Company in the original principal amounts of $1,700,000 and $500,000, respectively, shall be converted into the right to (i) the cash payment to Mr. Robinson of $1,200,000 plus all accrued and unpaid interest on his loan and the issuance to Mr. Robinson by Parent of Parent ordinary shares, par value 1p per share, having a value equal to $500,000 and (ii) the cash payment to Mr. Priddy of all accrued and unpaid interest on his loan and the issuance to Mr. Priddy by Parent of Parent ordinary shares having a value equal to $500,000, which payments and issuances shall be made promptly after the Effective Date and (c) the 300,000 options outstanding to Mr. Priddy shall be canceled at Closing. For purposes of determining the value of the Parent ordinary shares hereunder, each Parent ordinary share shall have a value equal to the average of the middle market closing price for the Parent ordinary shares on the Alternative Investment Market of the London Stock Exchange, as shown in "The London Stock Exchange Daily Official List" on each of the ten trading days ending two days prior to the Effective Date. Prior to the issuance of such Parent ordinary shares, each of Messrs. Robinson and Priddy shall enter into a subscription with Parent in form reasonably satisfactory to Parent, which will provide, among other things, that the Parent ordinary shares to be issued hereunder may not be sold, assigned, pledged or otherwise transferred for a period of six months from the date of issuance.

     9.10 Agreement of Principal Stockholders. Each of Messrs. Priddy and Robinson and Mr. John Holmes (collectively, the "Stockholders") agrees that from and after the date hereof until August 31, 1998, or such earlier date as this Agreement shall be terminated (a) he shall not pledge, hypothecate or otherwise transfer his shares of Company Common Stock in any manner and (b) he shall vote all of his shares of Company Common Stock in favor of the Merger (and against any Alternative Proposal). Nothing contained in this Section 9.10 shall be construed to prevent any of the Stockholders, when acting in their capacities as directors of the Company, from exercising their fiduciary duties as directors in accordance with applicable law.

     9.11 Fairness Opinion. The Company shall use its commercially reasonable efforts to engage an investment bank reasonably acceptable to Parent promptly after the date of this Agreement for the purpose of delivering a written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view (the "Fairness Opinion"). The Company shall engage such investment bank to deliver the Fairness Opinion within three weeks of the date of this Agreement (the "Fairness Opinion Period"). The fees and commissions payable to the Company's financial advisor in connection with its services to the Company shall be reasonably acceptable to Parent. The Company take all commercially reasonable steps to facilitate the delivery of the Fairness Opinion and shall use its commercially reasonable efforts to cooperate with the investment bank and supply all information reasonably requested on a timely basis. Any failure by the Company's investment bank to deliver the Fairness Opinion for any reason other than the adequacy of the value of the Merger Consideration shall be deemed to be a breach of this covenant by the Company.



                                    ARTICLE X
                              CONDITIONS PRECEDENT

     10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

          (b) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction lifted).

     10.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, unless waived by the Company:

          (a) The Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Parent and Sub contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent and Sub to that effect.

          (b) Parent and Sub shall have furnished the Company with a certified copy of the resolutions adopted by their respective directors approving the terms, execution and delivery of this Agreement, the Merger contemplated hereby, and Parent's and Sub's performance hereunder, together with a certificate of incumbency of Parent and Sub, executed by their respective President or a Vice-President, and Secretary, which lists the officers and specimen signatures of the officers who have executed this Agreement and all other documents and instruments contemplated by this Agreement on behalf of Parent and Sub.

          (c) The Company shall have received an opinion of Parent's and Sub's legal counsel, dated as of the Closing Date, as to the matters set forth on
Exhibit 10.2(c) attached hereto, addressed to the Company.

     10.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of the Company contained in this Agreement shall be true when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

          (b) From the date of this Agreement through the Effective Date, there shall not have occurred any change, individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

          (c) The number of shares of Company Common Stock for which written demand for appraisal has been properly made pursuant to Section 262 of the DCGL shall not have exceeded 5% of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Date.

          (d) The Company shall have furnished Parent and Sub with a certified copy of the resolutions adopted by the Company's directors and stockholders approving the terms, execution and delivery of this Agreement, the Merger contemplated hereby, and the Company's performance hereunder, together with a certificate of incumbency of the Company, executed by its President or a Vice-President, and its Secretary, which lists the officers and specimen signatures of the officers who have executed this Agreement and all other documents and instruments contemplated by this Agreement on behalf of the Company.

          (e) Parent and Sub shall have received an opinion of the Company's legal counsel, dated as of the Closing Date, as to the matters set forth on
Exhibit 10.3(e) attached hereto, addressed to Parent and Sub.


                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

     11.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

     11.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by August 31, 1998, or (b)the approval of the Company's stockholders required by Section 10.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

     11.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of the Company referred to in
Section 10.1(a), by action of the Board of Directors of the Company and written notice to Parent, if (a) in the exercise of its fiduciary duties to its stockholders imposed by law, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a material breach by Parent or Sub of any representation or warranty contained in this Agreement, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate this Agreement and abandon the Merger (A) during the Fairness Opinion Period if the Company receives a written opinion from the investment bank retained pursuant to Section
9.11 to the effect that the Merger Consideration is not fair from a financial point of view to the holders of the Company Common Stock, or on the last day of the Fairness Opinion Period if the Fairness Opinion has not been delivered, or (B) at any time after June 30, 1998, if, within five (5) days after the written request by the Company after such date, Parent does not furnish to the Company a written letter addressed to the Company from Henry Ansbacher & Co. Limited and/or other reputable investment banks capable of providing such financing confirming their firm commitment to provide the financing required in connection with the transactions contemplated hereby for the payment of all amounts due hereunder or related hereto (including fees and expenses of its financial advisors and legal counsel).

     11.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Parent and written notice to the Company, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, or (b) there has been a material breach by the Company of any representation or warranty contained in this Agreement, or (c) there has been a material breach by the Company of any of the covenants or agreements set forth in this Agreement, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (d) a change or changes having the effect specified in Section 10.3(b) shall have occurred. Notwithstanding the foregoing, this Agreement may be terminated by Parent and the Merger may be abandoned (A) at any time prior to May 15, 1998, by action of the Board of Directors of Parent and written notice to the Company, if Parent concludes as a result of Parent's legal, business and financial due diligence review of the Company, that (i) the Company's business, properties, assets, condition (financial or otherwise), liabilities or operations are not satisfactory, or (ii) the Company is in material breach of any representation or warranty made in this Agreement, or (B) during the Fairness Opinion Period if the Company receives a written opinion from the investment bank retained pursuant to Section 9.11 to the effect that the Merger consideration is not fair from a financial point of view to the holders of the Company Common Stock, or within two business days after the termination of the Fairness Opinion Period if the Company shall not have obtained the Fairness Opinion, or (C) before June 30, 1998 if Parent shall have failed to obtain the irrevocable undertaking from holders of a majority of Parent's ordinary shares to vote in favor of the resolutions necessary to effect the Merger and the related financing or (D) prior to June 30, 1998 if Parent and Sub shall not have obtained a firm commitment from Henry Ansbacher & Co. Limited and/or other reputable investment banks capable of providing such financing to provide the financing required in connection with the transactions contemplated hereby for the payment of all amounts due hereunder or related hereto (including fees and expenses of its financial advisors and legal counsel) on terms satisfactory to Parent in its sole discretion.

     11.5 Effect of Termination and Abandonment.

          (a) In the event that (x) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated either by the Company pursuant to Section 11.3(a) or by either Parent or the Company pursuant to
Section 11.2(b), (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders and Parent shall have terminated this Agreement pursuant to Section 11.4(a) or (z) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated for any reason other than those set forth in clauses (x) or (y) above and within 12 months thereafter any Alternative Proposal shall have been consummated with the third party who made such Alternative Proposal, then the Company shall promptly, but in no event later than two days after such termination or consummation with respect to clause (z), pay Parent a fee of $500,000 (the "Termination Fee"), which amount shall be payable by wire transfer of same day funds. Notwithstanding anything to the contrary contained herein, Parent shall only be entitled to be paid the Termination Fee in the event that at the time of the termination of this Agreement Parent is not in material breach of any of the representations, warranties or covenants set forth in this Agreement. The Company acknowledges that the agreements contained in this
Section 11.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 11.5(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 11.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such payment should have been made.

          (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article XI, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
11.5 and Section 12.3 and except for the provisions of Sections 12.5, 12.6, 12.7, 12.9, 12.11, 12.12 and 12.14. Moreover, in the event of termination of this Agreement pursuant to Section 11.2, 11.3 or 11.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided that following termination of this Agreement upon the occurrence of any of the events described in clauses (x), (y) or (z) of Section 11.5(a), and provided that the Termination Fee payable pursuant to Section 11.5 shall after such termination be paid, neither Parent nor Sub shall (i) have any rights whatsoever in respect of or in connection with the representations, warranties or covenants of the Company, (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Alternative Proposal or (iii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Proposal.

                                   ARTICLE XII
                               GENERAL PROVISIONS

     12.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Date. All covenants and agreements set forth in this Agreement and any instrument delivered pursuant to this Agreement shall survive in accordance with their terms.

     12.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or other standard form of telecommunications, overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


           If to the Company:

           Lukens Medical Corporation
           3820 Academy Parkway North NE
           Albuquerque, New Mexico 87109
           Attention: Robert Huffstodt, President
                          and Chief Executive Officer
           Facsimile: (505) 342-9735

           With a copy to:

           Golenbock, Eiseman, Assor & Bell
           437 Madison Avenue, 35th Floor
           New York, New York 10022
           Attention: Andrew M. Singer, Esq.
           Facsimile: (212)754-0330

           If to Parent or Sub:

           Medisys PLC
           Walmar House
           288-292 Regent Street
           London W1R SH8 England
           Attention: Brian Timmons
           Facsimile: (011) 171-436-5303

           With a copy to:

           Brock Silverstein McAuliffe LLC
           One Citicorp Center
           153 East 53rd Street, 56th Floor
           New York, New York 10022
           Attention: David Robbins, Esq.
           Facsimile: (212) 371-5500

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     12.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided herein and except that (a) the filing fee in connection with the filing of the Proxy Statement with the Commission and (b) the expenses incurred in connection with printing and mailing the Proxy Statement, shall be shared equally by the Company and Parent.

     12.4 Publicity. So long as this Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to the rules of any listing agreement with any national securities exchange, NASDAQ, the Alternative Investment Market of the London Stock Exchange, or other regulatory body or association. The commencement of litigation relating to this Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 12.4.

     12.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions or other appropriate equitable relief (in addition to other remedies at law), without the requirement to post bond or security to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent and Sub may assign their rights, but not their obligations, under this Agreement to any of their respective direct or indirect wholly owned subsidiaries. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Parent's agreement contained in Section 9.4 hereof.

     12.7 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     12.8 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company and the Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

     12.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     12.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     12.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     12.13 Waivers. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     12.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     12.15 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     12.16 United States Dollars; Exchange Rates. (a) As used in this Agreement, unless otherwise indicated, "$" shall mean U.S. dollars; and (b) to the extent that the calculation of foreign currency exchange rates is required hereby, reference shall be made to the appropriate rates set forth in "The Wall Street Journal" for the applicable date.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                                   MEDISYS PLC

                                                   By: /s/ Brian P. Timmons
                                                      -------------------------
                                                      Name: Brian P. Timmons
                                                      Title: Vice President


                                                   LMC ACQUISITION CORP.

                                                   By: /s/ Brian P. Timmons
                                                      -------------------------
                                                      Name: Brian P. Timmons
                                                      Title: Vice President


                                                   LUKENS MEDICAL CORPORATION

                                                   By: /s/ Robert S. Huffstodt
                                                      --------------------------
                                                      Name: Robert S. Huffstodt
                                                      Title: President

Agreed and Accepted
with Respect to Sections 9.9 and  9.10

/s/ John Robinson
----------------------
John Robinson


/s/ Robert L. Priddy
----------------------
Robert L. Priddy


/s/ John Holmes
----------------------
John Holmes

                                                                 Exhibit 10.2(e)


Form of Opinion of Counsel to Parent and Sub (to be split between US and UK counsel)

1. Parent is a public limited company duly incorporated, validly existing and in good standing under the laws of Scotland and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.

2. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3. Parent has the corporate authority to enter into the Merger Agreement and to carry out its obligations hereunder. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by Parent's Board of Directors. No other corporate proceedings on the part of Parent are necessary to authorize the Merger Agreement and the transactions contemplated thereby.

4. Sub has the corporate power to enter into the Merger Agreement and to carry out its obligations thereunder. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by Sub's Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby.

                                                                 Exhibit 10.3(e)


Form of Opinion of Counsel to the Company

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted.

2. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share.

3. Each Subsidiary of the Company incorporated in the United States is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted.

4. The Company has the corporate power to enter into the Merger Agreement and to carry out its obligations thereunder. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the Company's Board of Directors. No other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement and the transactions contemplated thereby.

5. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present approved the Merger in accordance with the provisions of Sections 251 of the DGCL.

6. A majority of the Company's stockholders have approved the Merger Agreement and the Merger at a meeting duly called and held for such purpose.

                                                                         Annex B

                           SANDS BROTHERS & CO., LTD.
                               INVESTMENT BANKERS

                                   MEMBER NYSE
                      90 PARK AVENUE, NEW YORK, N.Y. 10016

            (212) 697-5200 Toll Free (800) 866-6116 Fax (212)697-1096


                                  May 15, 1998

The Board of Directors
Lukens Medical Corporation
3820 Academy Parkway North N.E.
Albuquerque, NM 87109

Gentlemen:

You have requested our opinion as investment bankers as to whether the consideration to be received the shareholders of Lukens Medical Corporation ("Lukens" or the "Company") in connection with the proposed acquisition (the "Transaction") of the Company by Medisys PLC ("Medisys"), as described in the Agreement and Plan of Merger Dated as of April 28, 1998 among Medisys PLC, LMC Acquisition Corp. and Lukens Medical Corporation (the "Agreement"), is fair to the Company's shareholders from a financial point of view.

In the ordinary course of its business, Sands Brothers & Co., Ltd. ("Sands Brothers") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

In arriving at our opinion, Sands Brothers has:

(1) reviewed the Agreement and discussed with the Company's management the terms of the Agreement;

(2) reviewed the board minutes of the Company with respect to the Transaction;

(3) reviewed certain financial and other data with respect to Lukens provided by the Company, including audited financial statements for the years 1996 and 1997 and certain other relevant financial and operating data of Lukens.

(4) reviewed financial projections furnished to us by the Company, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of Lukens we deemed relevant;

(5) reviewed the pro-forma effects of the Transaction on Lukens' forecasted business plan;

(6) reviewed and analyzed the valuation of companies in the medical products industry that we deemed comparable;

(7) compared the purchase price of Lukens from a financial point of view with the recent public market statistics of certain other publicly traded companies deemed comparable;

(8) compared the financial terms of the Transaction contemplated by the Agreement with the financial terms, to the extent publicly available, of other similar transactions deemed to be comparable in whole or in part;

(9) reviewed the historical market prices of the Company's common stock and compared the trading history with that of certain companies we deemed comparable; and

(10) conducted such other studies, analyses, inquiries and examinations and considered such other financial, economic and market data as we deemed appropriate.

We have relied upon the accuracy and completeness of the financial and other information we used in arriving at our opinion without independent verification. In arriving at our opinion, we have not obtained any evaluations or appraisals of the assets of the Company. Our opinion is necessarily based upon information and conditions as they exist and can be evaluated as of the date of this letter.

We note, in rendering this opinion, that Sands Brothers will receive a usual and customary fee for rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that a purchase price of $4.00 in cash per common share for Lukens Medical Corporation is fair compensation to the Company's shareholders from a financial point of view. Sands Brothers understand that this opinion will be reproduced in full in any proxy statement mailed to shareholders of the Company and hereby gives its consent to such use.

                                                Sincerely,
                                                Sands Brothers & Co., Ltd.

                                                /s/ Alan M. Bluestine
                                                -------------------------------
                                                By: Alan M. Bluestine,
                                                    Managing Director
                                                          Corporate Finance

                                                                         Annex C

                        DELAWARE GENERAL CORPORATION LAW

                                     TITLE 8

ss. 262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each
stockholder  of  each  constituent   corporation  who  has  complied  with  this
subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         Annex D

NEFF & COMPANY LLP
------------------


Lukens Medical Corporation
Albuquerque, NM 87109

We consent to the incorporation in the Proxy Statement Pursuant to Section 14(a) of our report dated March 27, 1998, to the consolidated financial statements of Lukens Medical Corporation for the year ended December 31, 1997.

/s/ Neff and Company LLP

Albuquerque, New Mexico
July 21, 1998

                           LUKENS MEDICAL CORPORATION

                         3820 Academy Parkway North, NE
                          Albuquerque, New Mexico 87109

                               ------------------

                                      PROXY

      For Special Meeting of Stockholders to be held on September 23, 1998

                               ------------------

          This Proxy is solicited on behalf of the Board of Directors.

      The undersigned hereby appoints Robert S. Huffstodt and Robert L. Priddy as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Lukens Medical Corporation held of record by the undersigned on July 30, 1998 at the Special Meeting of Stockholders to be held on, 1998, or any adjournment or postponement thereof.

1. TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 28, 1998, AMONG LUKENS MEDICAL CORPORATION, MEDISYS PLC AND LMC ACQUISITION CORP. AND THE MERGER PROVIDED FOR THEREIN.

                 |_|  FOR        |_|  AGAINST         |_| ABSTAIN

2. TO CONSIDER AND ACT UPON ANY OTHER BUSINESS AS MAY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                 PLEASEMARK, SIGN, DATE AND RETURN THIS PROXY TO
                 CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE
                            COMPANY'S TRANSFER AGENT.

                                                      (over)

      This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 and in the discretion of the named proxies with respect to any other matter that may properly come before the meeting or any adjournment or postponement thereof.)

                                      ----------------------------------------
                                               Signature

                                      ----------------------------------------
                                               Signature, if held jointly

                                      Dated _______________, 1998

                                      Please  date  and  sign  exactly  as  name
                                      appears on your stock  certificate.  Joint
                                      owners   should   each  sign   personally.
                                      Trustees, custodians, executors and others
                                      signing  in  a   representative   capacity
                                      should indicate the capacity in which they sign.